AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996

                                                       Registration No. 333-4159

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                               AMENDMENT NO. 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ----------------------

                               SETAB ALPHA, INC.
            (Exact Name of Registrant as Specified in its Charter)


           MISSOURI                           6770                     43-1717111
  (State or jurisdiction of       (Primary Standard Industrial      (I.R.S. employer
incorporation or organization)     Classification Code Number)   identification number)



                             244 B GREENYARD DRIVE
                           BALLWIN, MISSOURI  63011
                                (314) 394-6349
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               DOUGLAS J. BATES
                             244 B GREENYARD DRIVE
                           BALLWIN, MISSOURI  63011
                                (314) 394-6349
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ----------------------

Approximate date of commencement of proposed sale to public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS DESCRIBED IN THAT CERTAIN AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 1, 1996 BETWEEN THE REGISTRANT AND AMERICAN ARTISTS FILM CORPORATION HAVE BEEN SATISFIED OR WAIVED.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                             ----------------------
                        CALCULATION OF REGISTRATION FEE


===============================================================================================================================
                                                         Amount       Proposed maximum   Proposed maximum        Amount of
Title of each class of                                   to be         offering price   aggregate offering    registration fee
securities to be registered                            registered        per Share            price
_______________________________________________________________________________________________________________________________

Class A Common Stock, $0.001 par value per share       11,900 Shares          $ -            $895,023            $308.63(a)(b)
Class B Common Stock, $0.001 par value per share    6,250,379 Shares          $ -
============================================================================================================================

                             ----------------------

     (a) The number of shares being registered is based on (i) the maximum number of shares of American Artists Film Corporation Common Stock which may be outstanding when the Merger is consummated, determined on the basis of the sum of (A) the number of shares of American Artists Film Corporation Common Stock currently outstanding and (B) the number of such shares which are subject to currently exercisable options or warrants, multiplied by (ii) the conversion ratio to be applied in the merger described herein. Because there is no market for the securities being registered or the securities to be cancelled in the merger, the filing fee has been calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933.

     (b) A filing fee of $301.23 was paid by the registrant with its original filing on May 21, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                       AMERICAN ARTISTS FILM CORPORATION
                            1244 FOWLER STREET, N.W.
                            ATLANTA, GEORGIA  30318

                                 July __, 1996

       Dear Shareholder:

            The Board of Directors cordially invites you to attend a special meeting of the shareholders of American Artists Film Corporation ("American Artists") to be held at ____________________ on August __, 1996, at 10:00 a.m., local time.

            At this important meeting, you will be asked to vote on a proposal to approve and adopt an agreement and plan of merger dated as of May 1, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of American Artists with and into Setab Alpha, Inc., a Missouri corporation ("Setab Alpha"). Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of American Artists common stock.

            In view of the importance of the action to be taken at this important special meeting of shareholders, we urge you to carefully review the accompanying notice of special meeting of shareholders and the Proxy Statement/Prospectus, including the annexes thereto, which also include information on American Artists and Setab Alpha. Whether or not you expect to attend the special meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                      Sincerely,




                                      Steven D. Brown, Co-Chairman of the
                                      Board and Chief Executive Officer

                       AMERICAN ARTISTS FILM CORPORATION
                            1244 FOWLER STREET, N.W.
                            ATLANTA, GEORGIA  30318

                              --------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD AUGUST ___, 1996


       To the Shareholders of
       American Artists Film Corporation:

            Notice is hereby given that a special meeting of the shareholders of American Artists Film Corporation, a Georgia corporation ("American Artists"), will be held on August ___, 1996 at 10:00 a.m., Atlanta, Georgia Time, at _______________ for the purpose of considering and voting on a proposal to approve and adopt the Agreement and Plan of Merger dated as of May 1, 1996 (the "Merger Agreement"), by and between American Artists and Setab Alpha, Inc,. a Missouri corporation ("Setab Alpha"), pursuant to which (i) American Artists will be merged with and into Setab Alpha with Setab Alpha as the surviving corporation under the name "American Artists Film Corporation" and (ii) each outstanding share (other than shares held in the treasury of American Artists, if any, which will be cancelled) of American Artists common stock will be converted into 0.5862 share of the surviving company's capital stock, of which the first 100 shares issued to each American Artists Shareholder will be issued as Class A Common Stock and the remainder as Class B Common Stock. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus. The consummation of the Merger is subject to the fulfillment or waiver of various conditions specified in the Merger Agreement.

            The Board of Directors has fixed the close of business on _____________, 1996 as the record date for the determination of holders of American Artists Common Stock entitled to notice of, and to vote at, the meeting and adjournment or postponements thereof. THE BOARD OF DIRECTORS RECOMMENDS THE MERGER AGREEMENT TO THE SHAREHOLDERS OF AMERICAN ARTISTS AND REQUESTS THAT THEY VOTE IN FAVOR OF ITS ADOPTION AND APPROVAL. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of American Artists Common Stock entitled to vote at the meeting. The executive officers and directors of American Artists have expressed an intention to vote in favor of the foregoing proposal.

            Shareholders are or may be entitled to assert dissenters' rights under Article 13 of the Georgia Business Corporation Code (OCG (S)(S)14-2-1301 et. seq.), a copy of which is attached as Exhibit B to the accompanying Proxy Statement/Prospectus.

            WHETHER OR NOT YOU PLAN TO ATTEND THIS IMPORTANT MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING.

                                      By order of the Board of Directors


                                      J. Eric Van Atta
                                      Vice President and Secretary

       Atlanta, Georgia
       July ___, 1996

                PROSPECTUS                            PROXY STATEMENT

            SETAB ALPHA, INC.                AMERICAN ARTISTS FILM CORPORATION
  11,900 SHARES OF CLASS A COMMON STOCK     FOR SPECIAL MEETING OF SHAREHOLDERS
 6,250,379 SHARES OF CLASS B COMMON STOCK       TO BE HELD AUGUST __, 1996


            This Proxy Statement/Prospectus is being furnished to the shareholders of American Artists Film Corporation ("American Artists") in connection with the solicitation of proxies by the Board of Directors of American Artists from holders of issued and outstanding shares of common stock of American Artists, par value $0.05 per share (the "American Artists Common Stock"), for use at a Special Meeting of shareholders of American Artists to be held on August __, 1996, at _________________, and at any and all adjournments or postponements thereof (the "Special Meeting"). The Special Meeting has been called for the purpose of voting on a proposed merger (the "Merger") of American Artists with and into Setab Alpha, Inc., a Missouri corporation ("Setab Alpha"), with Setab Alpha as the surviving corporation of the Merger (the "Surviving Corporation"). If the Merger is consummated, each outstanding share of American Artists Common Stock (except shares held by holders who have validly perfected their dissenters' rights under applicable law and shares held in treasury) will be converted into 0.5862 share of the capital stock of the Surviving Corporation, of which the first 100 shares of such capital stock issued to each shareholder will be issued as Class A Common Stock, par value $.001 per share (the "Class A Common Stock") and the remainder as Class B Common Stock, par value $.001 per share (the "Class B Common Stock"), rounded to the nearest whole share. Following the consummation of the Merger, assuming no options or warrants to purchase American Artists Common Stock are exercised between the date of this Proxy Statement/Prospectus and the effective time of the Merger (the "Effective Time"), the pre-Merger shareholders of American Artists (the "American Artists Shareholders") will hold 88.7% of the outstanding Common Stock of the Surviving Corporation (including all of the outstanding shares of Class B Common Stock), and the pre-Merger shareholders of Setab Alpha will hold the remaining 11.3% of the Common Stock of the Surviving Corporation. The Surviving Corporation will be re-named American Artists Film Corporation.

            Setab Alpha has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Class A and Class B Common Stock to be issued in connection with the Merger (including shares issuable in respect of shares of American Artists Common Stock which may be issued prior to the Merger upon the exercise of currently exercisable options and warrants). This Proxy Statement also constitutes the Prospectus of Setab Alpha, with respect to such shares of Class A and Class B Common Stock.

            In _________ 1996, Setab Alpha commenced an all-or-none public offering (the "Public Offering") of 700,000 shares of its Class A Common Stock. Setab Alpha has filed a registration statement on Form SB-2 with the Commission with respect to the Public Offering. The amount of proceeds expected to be received by Setab Alpha from the sale of the shares of Class A Common Stock in the Public Offering after payment of offering expenses, payment of loans and consulting fees owed to shareholders and expenses relating to the Merger are anticipated to be approximately $8,000. The consummation of the Merger is conditioned on, among other things, the receipt by Setab Alpha of valid subscriptions for the sale of the shares of Class A Common Stock offered in the Public Offering from not less than 200 persons and consummation of the Public Offering; however, such condition may be waived by American Artists. If
       (i) valid subscriptions for all the shares offered in the Public Offering are not received on or before December 31, 1996, or (ii) the Merger Agreement is terminated prior to consummation of the Merger, the Public Offering will be terminated.

            All information contained herein with respect to American Artists and its subsidiaries has been provided by American Artists and all information contained herein with respect to Setab Alpha has been provided by Setab Alpha.

            FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED WHEN EVALUATING THE TRANSACTIONS CONTEMPLATED BY THIS PROXY
       STATEMENT/PROSPECTUS, SEE "RISK FACTORS," BEGINNING ON PAGE 10.

            This Proxy Statement/Prospectus, the Letter to American Artists Shareholders, the Notice of Meeting and the form of proxy for use at the Special Meeting are being first mailed to American Artists Shareholders on or about ___________, 1996.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ______________________

      The date of this Proxy Statement/Prospectus is _____________, 1996.

                             AVAILABLE INFORMATION

            Setab Alpha has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (the "SB-2 Registration Statement"), with respect to 700,000 shares of Class A Common Stock and a registration statement on Form S-4 (the "S-4 Registration Statement") with respect to those shares of Class A and Class B Common Stock to be issued in the Merger. Each such Registration Statement has been declared effective by the Commission. Prior to the effectiveness of such Registration Statements, Setab Alpha has not been subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Prospectus is part of the S-4 Registration Statement, but does not contain all of the information set forth in the S-4 Registration Statement and the exhibits filed therewith or incorporated by reference therein. For further information with respect to Setab Alpha and the shares of Class A and Class B Common Stock offered hereby, reference is hereby made to such S-4 Registration Statement and to the financial statements and exhibits filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or the document filed as an exhibit to the S-4 Registration Statement, each such statement being qualified in all respects by such reference. The S-4 Registration Statement, including the exhibits thereto, may be inspected and copied at the principal office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at Room 1400, 7 World Trade Center, New York, New York 10048 and at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the S-4 Registration Statement also can be obtained through the Commission's World Wide Web site at http://www.sec.gov/.

            No person is authorized to give any information or to make any representation with respect to this Proxy Statement/Prospectus other than information and representations contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by Setab Alpha, American Artists or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or a solicitation of a proxy, in any jurisdiction which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities hereunder shall under any circumstances be deemed to imply that there has been no change in the assets, properties or affairs of Setab Alpha or American Artists since the date hereof or that the information set forth herein is correct as of any time subsequent to the date hereof.

                          REPORTS TO SECURITY HOLDERS

            Setab Alpha intends to distribute to its shareholders annual reports containing financial statements which have been certified by Setab Alpha's independent accountants and may, in its discretion, distribute quarterly reports containing unaudited financial information for each of the first three quarters of each year.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

       AVAILABLE INFORMATION...............................................    2

       REPORTS TO SECURITY HOLDERS.........................................    2

       SUMMARY.............................................................    4

       RISK FACTORS........................................................   10

       THE MERGER AGREEMENT................................................   14

       CAPITALIZATION OF SETAB ALPHA.......................................   20

       SELECTED FINANCIAL INFORMATION......................................   21

       INFORMATION REGARDING SETAB ALPHA, INC..............................   21

       INFORMATION REGARDING AMERICAN ARTISTS..............................   25

       DESCRIPTION OF CAPITAL STOCK........................................   41

       CERTAIN PROVISIONS OF THE ARTICLES OF
         INCORPORATION AND BYLAWS OF SETAB ALPHA...........................   48

       RIGHTS OF DISSENTING SHAREHOLDERS...................................   50

       SHARES ELIGIBLE FOR FUTURE SALE.....................................   51

       LEGAL MATTERS.......................................................   52

       EXPERTS.............................................................   52

       INDEX TO FINANCIAL STATEMENTS.......................................  F-1

       AGREEMENT AND PLAN OF MERGER........................................  A-1

       GEORGIA DISSENTERS' RIGHTS STATUTES.................................  B-1

                                    SUMMARY

            The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and appendices or attachments hereto.

            EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITH RESPECT TO SETAB ALPHA AND AMERICAN ARTISTS AND ITS SUBSIDIARIES THAT INVOLVE RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS OF SETAB ALPHA AND AMERICAN ARTISTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," BEGINNING ON PAGE 10, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

       AMERICAN ARTISTS

            American Artists Film Corporation ("American Artists"), a Georgia corporation, was formed in July 1991. American Artists and its subsidiaries are engaged in the production of television commercials, the development and production of television specials and related properties, and the development of feature-length motion picture screenplays and other media products for possible future production or license.

            American Artists' executive office is located at 1245 Fowler Street, N.W., Atlanta, Georgia, and its telephone number is (404) 876-7373.

       SETAB ALPHA

            Setab Alpha, Inc. ("Setab Alpha") was formed in July, 1995, under the laws of the State of Missouri for the purpose of engaging in a merger or other business combination with a then unidentified operating company. In May 1996, Setab Alpha entered an Agreement and Plan of Merger (the "Merger Agreement") with American Artists. Setab Alpha has no predecessors and has never engaged in any business activity, other than with respect to organizational matters, the Public Offering and the Merger Agreement. The Merger, if consummated, will result in the transfer of control over Setab Alpha's affairs to the shareholders of American Artists (the "American Artists Shareholders"), and the business and management of American Artists will thereafter be the business and management of the Surviving Corporation. See "INFORMATION REGARDING AMERICAN ARTISTS - Business of American Artists" and "- Management."

            Concurrent with the first mailing of this Proxy Statement/Prospectus to the American Artists Shareholders, Setab Alpha commenced an all-or-none public offering (the "Public Offering") of 700,000 shares of its Class A common stock, par value $.001 per share (the "Class A Common Stock"). The amount of proceeds expected to be received by Setab Alpha from the sale of the shares of Class A Common Stock in the Public Offering after payment of offering expenses, payment of loans and consulting fees owed to shareholders and expenses relating to the Merger are anticipated to be approximately $8,000. The consummation of the Merger is conditioned on, among other things, the receipt by Setab Alpha of valid subscriptions for the sale of the shares of Class A Common Stock offered in the Public Offering from not less than 200 persons and the consummation of the Public Offering; however such condition may be waived by American Artists. If (i) valid subscriptions for all the shares offered in the Public Offering are not received on or before December 31, 1996, or (ii) the Merger Agreement is terminated prior to consummation of the Merger, the Public Offering will be terminated. See "THE MERGER AGREEMENT -Conditions".

            Setab Alpha's executive office is located at 244 B Greenyard Drive, Ballwin, Missouri 63011, and its telephone number is (314) 394-6349.

       THE MERGER AGREEMENT

            Under the terms of the Merger Agreement, American Artists will merge with and into Setab Alpha, with the Surviving Corporation to be re-named American Artists Film Corporation. By reason of the Merger, the American Artists Shareholders will become shareholders of the Surviving Corporation, the separate existence of American Artists will cease, and the business and management of American Artists will thereafter be the business and management of the Surviving Corporation. See "INFORMATION REGARDING AMERICAN ARTISTS -Business of American Artists" and "- Management." Each of the 9,407,837 outstanding shares of American Artists Common Stock will become 0.5862 share of the capital stock of the Surviving Corporation, of which the first 100 shares issued to each American Artists Shareholder will be issued as Class A Common Stock and the remainder in Class B common stock, $0.001 par value per share (the "Class B Common Stock"), and outstanding options and warrants to purchase an aggregate of 3,815,328 shares of Common Stock of American Artists will become options and warrants to purchase an aggregate of 2,236,545 shares of Class B Common Stock, in each case assuming no options or warrants to purchase American Artists Common Stock are exercised between the date of this Proxy Statement/Prospectus and the Effective Time. Consummation of the Merger is subject to certain conditions which may have been incorporated into the Merger Agreement for the benefit of one or both of the parties. Each party is entitled to waive any condition included for its benefit so that the Merger can be consummated even if the condition has not been satisfied. See "THE MERGER AGREEMENT - Conditions".

            Following the consummation of the Merger, assuming no options or warrants to purchase American Artists Common Stock are exercised between the date of this Proxy Statement/Prospectus and the Effective Time, the American Artists Shareholders will hold 88.7% of the outstanding capital stock of the Surviving Corporation (including all of the outstanding shares of Class B Common Stock), and the pre-Merger shareholders of Setab Alpha will hold the remaining 11.3% of the capital stock of the Surviving Corporation. Each share of Class B Common Stock is convertible at any time at the election of the holder into one share of Class A Common Stock. The Class A Common Stock and the Class B Common Stock are identical in all respects and the holders thereof will have equal rights and privileges, except with respect to the election of directors. With respect to the election of directors, holders of Class B Common Stock voting as a separate class will be entitled to elect a number of directors equal to the greater of (i) the number (rounded to the nearest whole number) that bears to the total number of directors of the Surviving Corporation the same ratio that the number of outstanding shares of Class B Common Stock bears to the aggregate number of outstanding shares of Class A and Class B Common Stock, or (ii) the smallest number of directors that constitutes a majority of the Board of Directors. Holders of Class A Common Stock voting as a separate class will be entitled to elect all of the other members of the Board of Directors.

            Pursuant to the Merger Agreement, for a period of 365 days after the Effective Time, none of the shares of Class A or Class B Common Stock received in the Merger, the shares of Class B Common Stock issued upon exercise of outstanding options and warrants or shares of Class A Common Stock issued upon conversion of Class B Common Stock issued in the Merger may be sold, transferred or otherwise disposed of without the prior written consent of the Company.

       THE SPECIAL MEETING OF SHAREHOLDERS; VOTE REQUIRED

            The Special Meeting of Shareholders of American Artists will be held on August __, 1996, commencing at 10:00 a.m., local time, at ____________________________, for the purpose of voting on a proposal to approve and adopt the Merger Agreement. The Board of Directors of American Artists has fixed the close of business on __________, 1996, as the record date for the Special Meeting (the "Record Date"), and only holders of American Artists Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof.

            The affirmative vote of the holders of a majority of the issued and outstanding American Artists Common Stock entitled to vote at the Special Meeting is required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The holders of a majority of the outstanding shares of American Artists

       Common Stock, present either in person or by properly executed proxy, will constitute a quorum at the Special Meeting. On the Record Date, there were 9,407,837 shares of American Artists Common Stock outstanding (which number of shares does not include shares of American Artists Common Stock issuable on the exercise of outstanding options prior to the Effective Time), held by approximately 119 holders of record.

            As of April 30, 1996, the executive officers and directors of American Artists beneficially owned, in the aggregate, approximately 7,700,223 shares of American Artists Common Stock, representing approximately 73.5% of the issued and outstanding American Artists Common Stock. Each such person has advised American Artists that he or she intends to vote in favor of the Merger.

            Any Proxy given pursuant to this solicitation may be revoked by (i) filing with the Secretary of American Artists before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the Proxy or any later dated Proxy relating to the same shares, or (ii) attending the Special Meeting and voting in person.

       SOLICITATION OF PROXY

            The expenses of the solicitation for the Special Meeting, including the cost of printing and distributing this Proxy Statement/Prospectus and form of Proxy, will be borne by American Artists. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of American Artists in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangement will also be made by American Artists with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and American Artists will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred therewith.

       RIGHTS OF DISSENTING SHAREHOLDERS

            The consummation of the Merger is subject to the fulfillment or waiver of, among others, a condition that no American Artists Shareholder perfect any applicable statutory right to dissent from the Merger. However, if such condition is waived by American Artists and the Merger is consummated, American Artists Shareholders who fully comply with applicable statutory provisions regarding the rights of dissenting shareholders will be entitled to be paid the "fair value" of their shares in cash. In order to dissent from the Merger, a shareholder must (i) deliver written notice of such shareholder's intent to demand payment prior to the shareholder vote on the Merger and (ii) not vote such shareholder's shares in favor of the Merger. If the Merger is approved and consummated notwithstanding the condition to closing described above, any American Artists Shareholder who has complied with the steps described above may demand payment and deposit such shareholder's certificates of American Artists Common Stock in accordance with the terms of a notice that will be sent to such shareholder by American Artists no later than ten (10) days following the consummation of the Merger. American Artists must offer to pay the amount of what it estimates to be the fair market value of the dissenting shareholder's stock to the shareholder, plus interest thereon, within ten (10) days of the consummation of the Merger or the effective date of the Merger, whichever is later (the "Offer Date"). If the dissenting shareholder accepts the determination by American Artists of the fair value of the shares, or if the dissenting shareholder fails to respond in a timely fashion, American Artists must pay the shareholder such amount within sixty (60) days of the Offer Date. Any shareholder who does not accept the estimate of fair value by American Artists must demand payment based on such shareholder's own estimate of fair value within thirty (30) days after the offer by American Artists. American Artists must file an action in a court of competent jurisdiction in Fulton County, Georgia within sixty (60) days after receiving the payment demand to request a judicial determination of fair value or, if it fails to file such action, pay each dissenting shareholder whose demand has not yet been settled the amount demanded by such shareholder. See "RIGHTS OF DISSENTING SHAREHOLDERS."

       ACCOUNTING TREATMENT

            The Merger will result in the issuance of a controlling interest in the Surviving Corporation to the shareholders of American Artists. Because of this, and because Setab Alpha has not had, and will not have had, any material operations, the Merger will be accounted for as a recapitalization of American Artists in which (i) American Artists is deemed to have (a) created a second class of common stock, such that its authorized capital consists of Class A and Class B Common Stock, each with a par value of $.001, and (b) effected a recapitalization in which an aggregate of 11,900 shares of Class A Common Stock and 5,502,974 of Class B Common Stock are exchanged for the outstanding shares of its common stock (an exchange ratio of an aggregate of .5862 Class A or Class B shares for each presently outstanding share), and (ii) American Artists is deemed to have issued 700,020 shares of Class A Common Stock (representing the number of shares of Setab Alpha's Common Stock to be outstanding upon the completion of the Public Offering), in exchange for the net assets of Setab Alpha, recorded at their historical cost. American Artists will be the continuing entity for accounting and financial reporting purposes, and accordingly the results of operations to be reported for periods prior to the Merger will be those of American Artists. See "PRO FORMA FINANCIAL STATEMENTS."

       FEDERAL INCOME TAX CONSEQUENCES

            Assuming the Merger is consummated in accordance with the terms of the Merger Agreement, under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), no gain or loss will be recognized for Federal income tax purposes by American Artists, the shareholders of Setab Alpha or the American Artists Shareholders who receive Class A and Class B Common Stock in connection with the Merger. No ruling to that effect will be requested from the Internal Revenue Service. Cash received by holders of American Artists Common Stock exercising their dissenters' rights will be treated as amounts distributed in redemption of their American Artists Common Stock and will be taxable under the provisions of section 302 of the Code as either ordinary income or capital gain or loss, depending upon the circumstances of the individual shareholders.

            THE PRECEDING DISCUSSION RELATES ONLY TO THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SETAB ALPHA SHAREHOLDERS AND THE AMERICAN ARTISTS SHAREHOLDERS. IT DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR SHAREHOLDERS AND MAY NOT BE APPLICABLE TO SHAREHOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. THE DISCUSSION DOES NOT ADDRESS THE EFFECT OF ANY APPLICABLE FOREIGN, STATE, LOCAL OR OTHER TAX LAWS. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.


       MARKETS FOR CAPITAL STOCK; DIVIDENDS

            The Class A Common Stock and Class B Common Stock are not traded on an established public market. As of June 30, 1996, there were 20 shares of Class A Common Stock outstanding, and two record holders of such shares. No shares of Class B Common Stock had been issued as of such date. Setab Alpha has not declared or paid any cash dividends on its Class A Common Stock or its Class B Common Stock since its formation, and the Board of Directors intends to retain all of its earnings, if any, for the development of the Surviving Corporation's business. The declaration and payment of cash dividends in the future will be at the discretion of the Surviving Corporation's Board of Directors.

            The capital stock of American Artists is not traded on an established public trading market. As of July 12, 1996, there were 9,407,837 shares of American Artists Common Stock outstanding and 119 record holders of such shares. American Artists has not declared or paid any cash dividends on its Common Stock since its formation, and the Board of Directors of American Artists currently intends to retain all of its earnings, if any, for the Surviving Corporation's business. The declaration and payment of cash dividends following the consummation of the Merger will be at the discretion of the Surviving Corporation's Board of Directors.

       COMPARATIVE PER SHARE DATA

            The following table sets forth for the periods indicated selected historical per share data of Setab Alpha and American Artists and the corresponding pro forma and pro forma equivalent per share amounts giving effects to the Merger. The data presented is based upon the consolidated financial statements and related notes of Setab Alpha and American Artists included in this Proxy Statement/Prospectus and the pro forma financial statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and the notes related thereto. These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

       HISTORICAL PER SHARE DATA:


                                                   PERIOD ENDED
SETAB ALPHA                                       APRIL 30, 1996
                                                  --------------
     Net income (loss) per share                     $      -
     Book value per share at end of period (1)            .02
     Cash dividends per share                               -



                                                            NINE MONTHS ENDED     YEAR ENDED
AMERICAN ARTISTS                                                APRIL 30,          JULY 31,
                                                            ------------------  --------------
                                                              1996      1995    1995    1994
                                                            ---------  -------  -----  -------
     Pro forma net income (loss) per share (2)              $(.14)    $ .04     $  -    $(.09)
     Pro forma book value per share at end of period (2)      .16                 .16
     Pro forma cash dividends per share                        -         -         -       -


                                      NINE MONTHS      YEAR ENDED
PRO FORMA PER SHARE DATA:           ENDED APRIL 30,     JULY 31,
                                    ----------------  ------------
                                      1996     1995   1995   1994
                                    --------  ------  -----  -----
     Pro forma net income (loss)
          Per Setab Alpha
               share (1)              $(.05)   $ .01  $  -   $ .08
          Per equivalent
               American Artists
               share (2)               (.05)     .01      -    .08
            Pro forma book value
          Per Setab Alpha
               share (1)                .13             .14
          Per equivalent
               American Artists
               share (2)                .13             .14
     Pro forma cash dividends
          Per Setab Alpha
               share                      -        -      -      -
          Per equivalent
               American Artists
               share                      -        -      -      -

       __________________

       (1) Per share amounts for Setab Alpha are based upon 700,020 shares outstanding, representing the number of shares Setab Alpha will have outstanding upon the completion of the Public Offering. Book value per share includes the effect of the receipt of the net proceeds of the Public Offering.

       (2) The consummation of the Merger Agreement will be accounted for as a recapitalization of American Artists, in which (i) American Artists will be deemed to have (a) created a second class of common stock, such that its authorized capital consists of Class A and Class B Common Stock, and (b) effected a recapitalization in which an aggregate of 11,900 shares of Class A Common Stock and 5,502,974 of Class B Common Stock are exchanged for the outstanding shares of its common stock (an exchange ratio of an aggregate of .5862 Class A or Class B shares for each presently outstanding share), and (ii) American Artists is deemed to have issued shares of its Class A Common Stock in exchange for the net assets of Setab Alpha recorded at their historical cost. Pro forma net income (loss) per share reflected in American Artists' historical financial statements is computed to reflect the effect of such a reverse stock split on American Artists' historical shares outstanding. See Note 1 of Notes to American Artists' Consolidated Financial Statements.

                                  RISK FACTORS

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. IT MUST BE RECOGNIZED THAT RISKS, NOT NOW FORESEEN BY SETAB ALPHA, MIGHT BECOME SIGNIFICANT IN THE FUTURE AND THAT RISKS WHICH ARE NOW FORESEEN MIGHT AFFECT THE SURVIVING CORPORATION TO A GREATER EXTENT THAN IS NOW FORESEEN OR IN A MANNER NOT NOW CONTEMPLATED.

       RESTRICTIONS ON TRANSFER

            Any transfer of shares of Class B Common Stock, other than to (i) the transferor's spouse, issue, parents or siblings, or a trust for the benefit of the transferor or any such persons, (ii) in the event of the transferor's death or legal disability, the transferor's executor, administrator or personal representative, (iii) any transferee receiving the shares as a gift, legacy or inheritance, or as a distribution from a corporation, partnership, trust or other entity in respect of the transferee's ownership interest therein, or (iv) any person approved in advance by the Board of Directors of the Surviving Corporation or its designee, will be deemed to constitute an election by the holder of record thereof to convert such shares of Class B Common Stock into an equal number of shares of Class A Common Stock. In determining whether to grant such approval the Corporation will assess whether the proposed transfer will contribute to maintaining cohesive and harmonious ownership of Class B shares or is otherwise in the best interest of the Surviving Corporation. See "DESCRIPTION OF CAPITAL STOCK" - Pursuant to the Merger Agreement, for a period of 365 days after the effectiveness of the Merger (the "Restricted Period"), none of the shares of Class A or Class B Common Stock received in the Merger, issuable upon exercise of outstanding options and warrants or shares of Class A Common Stock issued upon the conversion of shares of Class B Common Stock issued in the Merger may be sold, transferred or otherwise disposed of without the prior written consent of the Surviving Corporation.

       POSSIBLE ILLIQUIDITY DUE TO LACK OF ACTIVE TRADING MARKET

            Prior to the Public Offering there has been no public market for the Class A Common Stock, and there can be no assurance that an active or liquid trading market will develop. In addition, no trading market for the Class B Common Stock will develop following the termination of the Restricted Period. If a trading market in the Class A Common Stock does develop, it may not be sustained. If the Class A Common Stock is not listed on an exchange and the trading price is less than $5.00 per share, the Class A Common Stock could be subject to Rule 15g-9 of the Exchange Act, which, among other things, requires that broker-dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving a purchaser's written consent prior to any transaction. Moreover, the Class A Common Stock could be considered a "penny stock," which would require additional disclosure in connection with trades in the Surviving Corporation's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could limit the release of market prices of the Class A Common Stock and reduce news coverage of the Surviving Corporation. Such events may reduce investors' interest in the Class A Common Stock and materially and adversely affect the trading prices for the Class A Common Stock and/or the Class B Common Stock and the ability of holders of the Class B Common Stock or Class A Common Stock to sell such shares in the secondary market.

       POSSIBLE NEED TO REGISTER SHARES OF CLASS A COMMON STOCK UPON RESALE

            The shares of Class A Common Stock received in the Merger or upon the conversion of shares of Class B Common Stock issued in the Merger may not be sold, transferred or otherwise disposed of for a period of 365 days after the effectiveness of the Merger without the prior written consent of the Surviving Corporation. Moreover, such shares of Class A Common Stock have not been registered under the securities laws of any state in reliance on exemptions therefrom. As a result, such shares of Class A Common Stock may not be sold, transferred or otherwise disposed of at any time absent either registration under such laws as enacted by the state in which the potential purchaser resides or the availability of an applicable exemption therefrom. A majority of state securities laws provide that sales by persons not affiliated with the issuer are exempt from statutory registration requirements if an approved securities manual contains certain information, including financial information, regarding the issuer. In order for such information to be included in such securities manual, the Surviving Corporation will be required to submit detailed information to the publisher and pay a substantial fee. Upon consummation of the Merger, the Surviving Corporation intends to seek publication of the information necessary to make the securities manual exemption available. The failure of such information to be contained in an approved securities manual, or the absence of such an exemption in the state in which the proposed purchaser resides, could restrict the ability of any holder of the shares of Class A Common Stock to resell such shares at a time or price at which he may wish to do so.

       HISTORY OF AMERICAN ARTISTS OPERATING LOSSES

            On a consolidated basis, American Artists and its subsidiaries (collectively the "AAFC Group") have incurred net losses in each fiscal period since American Artists' organization in 1991, including net losses of $7,793 and $466,567 in fiscal 1995 and 1994, respectively, and a net loss of $816,572 for the nine months ended April 30, 1996. As of April 30, 1996, AAFC Group has an accumulated deficit of $1,665,486. Following the Merger, management of AAFC Group anticipates that the Surviving Corporation, as the successor to the business previously conducted by AAFC Group may continue to incur net losses for at least several additional periods, and no assurance can be made as to whether or when the Surviving Corporation, as the successor to the business of AAFC Group, will achieve or sustain profitability. The Surviving Corporation's ability to generate significant revenue and become profitable as the operator of AAFC Group's business will be dependent in large part upon its ability to acquire, create, develop and produce feature films and broadcast programming which will appeal to a significant audience and achieve market acceptance.

       NEED FOR ADDITIONAL FINANCING

            To date, AAFC Group has met its capital requirements in part through the sale of securities to persons reasonably believed by the AAFC Group to be "accredited investors" as defined under Rule 501 of the Securities Act, and in part through funding to produce motion pictures obtained from the sale of revenues participations, or the pre-production sale of certain distribution rights. The ability of AAFC Group to produce feature films and television specials, and to negotiate favorable distribution terms for its products, has been severely restricted by its need to depend on financing from the sale of revenue participations, or the pre-production sale of certain distribution rights. AAFC Group's current plans call for the production, during fiscal 1997, of "I.R.S., Death and Taxes", and production of a one-hour program on an astronomy project and the possible production of an initial one-hour television special on the subject of the millennium (see "INFORMATION REGARDING AMERICAN ARTISTS - Business of American Artists"). Production costs for these motion pictures are estimated to be $400,000, $330,000 and $30,000 to $100,0000, respectively. Additionally, AAFC Group has operated at a loss, due principally to the shortfall of the coverage of selling, general and administrative expenses by commercial production profits (see "INFORMATION REGARDING AMERICAN ARTISTS - Management's Discussion Analysis of Financial Condition and Results of Operations"). Such shortfalls have also been financed through the sale of securities. A continuation of such shortfalls, which is anticipated for at least the fourth quarter of 1996, will create a continued need for such financing. After the Merger, such management expects to meet external funding needs through the private or public offering of debt or equity securities issued by the Surviving Corporation and, with respect to the funding of motion pictures, the sale of revenue participations and the pre-production sale of certain distribution rights. However, there can be no assurance that such funding will be available, or if available, that it will be available on acceptable terms. The successful completion by the Surviving Corporation of an additional sale of its securities may be made on terms which result in substantial dilution of the voting and/or economic interest of purchasers of Class A Common Stock or the Class B Common Stock. Shareholders of the Surviving Corporation have no preemptive or other subscription rights to participate in any subsequent external financing arrangements which may be made by the Surviving Corporation. The inability of the Surviving Corporation to satisfy the funding requirements of the business to be acquired in the Merger could prevent it from achieving its business objectives and would, therefore, have a material adverse effect on the Surviving Corporation.

       CONCENTRATION OF VOTING CONTROL

            Four principal shareholders of American Artists, who will beneficially own approximately 57.4% of the shares of Common Stock of the Surviving Corporation outstanding after the Merger (including shares obtainable upon the exercise of currently exercisable warrants and options), including approximately 64.0% of the Class B Common Stock of the Surviving Corporation, are parties to a voting agreement which obligates each such holder to vote his or her shares of American Artists Common Stock (and will obligate them to so vote their shares of Common Stock received in the Merger) as determined by the vote of the holders of a majority of the shares held by the parties to the voting agreement. Accordingly, such shareholders, acting in concert, will be able to determine the vote on any matter submitted to a vote of the Surviving Corporation's shareholders (with the exception of the election of directors), including a merger, sale of assets or other form of business combination and change of control involving the Surviving Corporation.
       In addition, the voting rights applicable to the Class B Common Stock will enable such shareholders to determine the composition of no less than a majority of the members of the Board of Directors of the Surviving Corporation following the consummation of the Merger, regardless of the number of shares of Class A Common Stock which may be issued, as long as such shareholders continue to own a majority of the outstanding shares of the Class B Common Stock.

       DEPENDENCE ON KEY PERSONNEL

            The success of AAFC Group's business depends to a significant extent on the efforts and abilities of several senior management personnel and other key employees, especially its creative personnel and technical directors. In particular, such business is dependent upon the services of Steven D. Brown, Rex Hauck and Vivian W. Jones. AAFC Group does not currently maintain, and has no current plans to obtain, "key person" life insurance for any of its employees. Moreover, AAFC Group does not currently have employment agreements with Ms. Jones or Messrs. Brown or Hauck and has no current plans to enter any such employment agreement. The loss of the services of any of such persons or of any other key employees could have a material adverse effect on AAFC Group's business, and (after the Merger) the operating results and financial condition of the Surviving Corporation.

       POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

            Management of AAFC Group expects to experience significant fluctuations in the Surviving Corporation's future annual and quarterly operating results that may be caused by numerous factors, many of which are outside its control. Such factors include the timing of domestic and international releases of feature films and broadcast programming, the commercial success of such properties, the timing of the release of related products into their respective markets, the demand for related products, the timing and amount of costs incurred to distribute and promote the Surviving Corporation's properties and related products, the introduction of new feature films or programming by competitors, the timing of significant operating expenses and capital expenditures, the level and profitability of its commercial production assignments and general economic conditions. As a result, such management believes that period to period comparisons of its results of operations will not necessarily be meaningful and that its historical operating results may not be reliable indicators of its future performance. Due to all of the foregoing factors, it is likely that in some future period, the Surviving Corporation's operating results will be below the expectations of analysts and investors. In such event, the market value of the Surviving Corporation's Common Stock would likely be materially and adversely affected.

       UNPREDICTABILITY OF COMMERCIAL SUCCESS

            The Surviving Corporation, as the operator of AAFC Group's business, expects to be significantly dependent upon the success of feature films and television specials and other programming to be developed in the future. The production and distribution of feature films and television programming involve a substantial degree of risk. Each project is an individual artistic work and its commercial success is primarily determined by the reactions of distributors and the general public, each of which is unpredictable. The commercial success of such projects also depends upon the quality and acceptance of competing programming, critical reviews, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. There can be no assurance that such projects will be successfully created, developed and released, or that if they are released, they will generate significant revenues for the Surviving Corporation. Significant delays in creative development and production can be expected and there can be no assurance that the Surviving Corporation will be able to produce and develop films, specials, television programming and related products that will meet with commercial success.

       POSSIBLE INABILITY TO RECOVER CAPITALIZED FILM COSTS

            A substantial portion of the assets reflected in AAFC Group's Balance Sheet at April 30, 1996, are capitalized film costs which include, among other things, costs incurred to develop stories and acquire story rights for future films and programs. Accordingly, the ability of the Surviving Corporation to realize upon the value of such assets may be dependent upon its ability to finance the production of those films and programs in the future or to license others to produce them. Capitalized film costs are amortized based upon management's estimate of total gross revenues to be earned by a film over its life; although revenue estimates are reviewed periodically and revised when appropriate, there can be no assurance that the estimated total gross revenues will be realized.

       COMPETITION

            The market for the production of feature films and television programming and commercials is extremely competitive. Following the Merger, the Surviving Corporation's competitors will include a large number of national, regional and local competitors, many of whom are well-established with contacts and working relationships with recognized distributors, advertising agencies and markets. In addition, the Surviving Corporation, as the operator of AAFC Group's business, will compete in various portions of its business with major movie studios, including Warner Brothers, Inc., Twentieth Century Fox Film Corporation, Paramount Pictures, Universal City Studios, Inc., and a number of independent motion picture production companies. The Surviving Corporation will also compete with these companies for the acquisition of literary properties, production financing, the services of performing artists and the services of other creative and technical personnel. In addition, the market for television commercials is extremely price competitive. Management of AAFC Group expects such competition in all areas of its business to continue and believes that such competition may increase in the future. Management of AAFC Group believes that most of its competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than will the Surviving Corporation following the Merger. There can be no assurance that the Surviving Corporation will be able to compete successfully against its current or future competitors, and such competition could materially adversely affect AAFC Group's business, and the Surviving Corporation's operating results and financial condition.

       DEPENDENCE ON AND POSSIBLE DIFFICULTY IN DEFENDING INTELLECTUAL PROPERTY RIGHTS

            The Surviving Corporation's success and ability to compete will be dependent in part upon its ability to obtain and maintain protection for AAFC Group's current and the Surviving Corporation's future literary properties, to defend its intellectual property rights and to operate
       without infringing the proprietary rights of others.   While AAFC Group
       relies, and the Surviving Corporation will rely, on a combination of copyright and trademark to establish and protect its intellectual property rights, the management of AAFC Group believes that factors such as the technical and creative skills of its personnel are more essential to its success and ability to compete. There can be no assurance that any intellectual property rights of AAFC Group to be acquired by the Surviving Corporation in the Merger will provide competitive advantages or will not be challenged, invalidated or circumvented by competitors. There can be no assurance that disputes will not arise concerning the ownership of intellectual property. Furthermore, there can be no assurance that intellectual properties will not become known or be independently developed by competitors or that the Surviving Corporation will be able to maintain the confidentiality of information relating to its literary properties. See "INFORMATION REGARDING AMERICAN ARTISTS -Business of AAFC Group - Arbitration, Litigation and Intellectual Property."

            There has been substantial litigation in the entertainment industry with respect to literary properties that are the subject of conflicting copyrights, trademarks and other claims of ownership. If the Surviving Corporation is required to defend against charges of infringement of the intellectual property rights of third parties or to protect its own rights against third parties, the Surviving Corporation may incur substantial expense and divert significant effort of the Surviving Corporation's technical and management personnel and could lose rights to develop or produce films or television programming or be required to pay monetary damages or royalties to license rights to third parties. Although intellectual property disputes are often settled through licensing or similar arrangements, the costs associated with such arrangements (including foregone revenues) may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that the necessary licenses would be available to the Surviving Corporation on terms deemed acceptable by the Surviving Corporation. Accordingly, an adverse determination in a judicial or administrative proceeding or the failure to obtain necessary licenses could prevent the Surviving Corporation from producing certain of its future products which could have a material adverse effect on its business, financial condition and results of operation. See "INFORMATION REGARDING AMERICAN ARTISTS - Arbitration, Litigation and Intellectual Property."

       ANTI-TAKEOVER EFFECTS OF ARTICLES OF INCORPORATION AND BYLAWS

            The Surviving Corporation's Board of Directors will have authority to issue up to 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Surviving Corporation's shareholders. The voting and other rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with obtaining necessary capital resources and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Surviving Corporation. The Surviving Corporation has no current arrangements to issue any shares of Preferred Stock. See "DESCRIPTION OF CAPITAL STOCK." In addition, the Surviving Corporation's Articles of Incorporation and Bylaws will include certain provisions providing for a majority of the members of the Board of Directors to be elected by the holders of the Surviving Corporation's Class B Common Stock and restrictions on the ability of shareholders to call special meetings of shareholders. See "CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS." The Surviving Corporation will also be subject to the Missouri Takeover Bid Disclosure Act, which under certain circumstances may prohibit a business combination between the Surviving Corporation and a shareholder owning 20% or more of the outstanding voting power of the Surviving Corporation. Such provisions could have the effect of delaying, deferring or preventing a change in control of the Surviving Corporation.

       POSSIBLE LIABILITY AND ARBITRATION PROCEEDING

            AAFC Group is currently involved in an arbitration dispute in Los Angeles, California with Greystone Communications, Inc. concerning the scope of their 1994 co-production agreement and allowable expenses thereunder. See "INFORMATION REGARDING AAFC GROUP - Arbitration, Litigation and Intellectual Property".


                              THE MERGER AGREEMENT

            In May 1996 Setab Alpha entered the Merger Agreement with American Artists. The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by this reference.

       THE MERGER

            The Merger Agreement provides that, subject to certain terms and conditions, American Artists will merge into Setab Alpha at the Effective Time. By reason of the Merger, the shareholders of American Artists will become shareholders of the Surviving Corporation, a separate existence of American Artists will cease, and the business and management of American Artists will thereafter will be the business and management of the Surviving Corporation. See "INFORMATION REGARDING AMERICAN ARTISTS - Business of American Artists" -"Management." The Merger Agreement has been approved, and is recommended to the shareholders of American Artists, by the Board of Directors of American Artists. The Board of Directors and shareholders of Setab Alpha have unanimously approved the Merger Agreement. The Merger will become effective upon the filing of duly executed certificates of merger with the Secretaries of State of Missouri and Georgia. These filings are to be made immediately following the consummation of the Merger which will occur on the fifth business day after the conditions specified in the Merger Agreement have been satisfied or waived.

            Concurrent with the first mailing of this Proxy Statement/Prospectus to the American Artists Shareholders, Setab Alpha commenced an all-or-none public offering (the "Public Offering") of 700,000 shares of its Class A common stock, par value $.001 per share (the "Class A Common Stock"). The amount of proceeds expected to be received by Setab Alpha from the sale of the shares of Class A Common Stock in the Public Offering after payment of offering expenses, payment of loans and consulting fees owed to shareholders and expenses relating to the Merger are anticipated to be approximately $8,000. The consummation of the Merger is conditioned on, among other things, the receipt by Setab Alpha of valid subscriptions for the sale of the shares of Class A Common Stock offered in the Public Offering from not less than 200 persons and the consummation of the Public Offering. Such condition may be waived by American Artists. If (i) valid subscriptions for all the shares offered in the Public Offering are not received on or before December 31, 1996, or (ii) the Merger Agreement is terminated prior to consummation of the Merger, the Public Offering will be terminated.

       BACKGROUND INFORMATION; REASONS FOR THE MERGER

            Setab Alpha was formed in July 1995 for the purpose of engaging in a merger or other business combination with a then unidentified operating company. In September 1995 Setab Alpha filed the SB-2 Registration Statement with the Commission. During the first week of March, 1996, a representative of American Artists contacted Alan G. Johnson, a principal shareholder of Setab Alpha at the suggestion of BDO Seidman, LLP, which serves as independent certified accountant for each of American Artists and Setab Alpha. As a result of this unsolicited contact, Douglas J. Bates, President of Setab Alpha, met with representatives of American Artists on March 26, 1996 to discuss the possibility of a business combination between American Artists and Setab Alpha. In April 1996, Douglas J. Bates, President of Setab Alpha, Eric Van Atta, Vice President of American Artists and a representative of American Artists legal counsel telephonically met to confirm each party's interest in pursuing a merger of American Artists into Setab Alpha. During such telephonic meeting and in several conversations telephonically held during late April, 1996, Mr. Bates, on behalf of Setab Alpha and Mr. Van Atta on behalf of American Artists, negotiated the detailed terms, provisions and conditions of the Merger Agreement, including the Merger Consideration to be paid and the scope of the representations and warranties contained therein. In May 1996 Setab Alpha filed Amendment No. 1 to the SB-2 Registration Statement with the Commission, providing information concerning American Artists and the terms of the Merger.

            Setab Alpha. The Board of Directors of Setab Alpha believes that a business combination with American Artists pursuant to the Merger Agreement, is in the best short-term and long-term interest of Setab Alpha and its shareholders. The Setab Alpha Board considered (i) the potential of the Merger to achieve Setab Alpha's business objective of entering into a business combination with an operating company, (ii) the opportunity to enhance the value of Setab Alpha as a result of the business, assets and properties of American Artists, (iii) the financial return anticipated by Setab Alpha's management, and (iv) the addition of American Artists' seasoned management team.

            American Artists. In arriving at a decision to authorize the Merger Agreement and to recommend that the shareholders of American Artists approve the Merger with Setab Alpha, the Board of Directors of American Artists considered various factors, including (i) the possibility of access to additional equity financing, (ii) the additional liquidity of the Surviving Corporation's Common Stock as compared to the Common Stock of American Artists, and (iii) the meaningful benefits which may be offered to key employees in the form of incentive and other stock options in a public company. In the course of seeking financing sources for the implementation of its business plan, the management of American Artists has been advised by potential investment sources and by its own independent financial advisor that the existence of a public trading market for the common stock of the corporation would substantially improve its appeal to equity investors. Although the proposed Merger does not insure the development of a public market for the Common Stock of the Surviving Corporation, it will provide the Surviving Corporation with more than 300 shareholders for its Class A Common Stock, thus allowing the Surviving Corporation to meet one important requirement for trading in the Nasdaq OTC Bulletin Board market. Moreover, the shares of Common Stock of the Surviving Corporation issued in the Merger will be registered under the Securities Act of 1933 (the "1933 Act"), unlike the previously outstanding shares of American Artists, which were issued pursuant to exemptions from registration under the 1933 Act.

            Prior to entering the Merger Agreement with Setab Alpha, the management of American Artists considered various other possibilities for achieving its financing goals, including venture capital financing or a registered public offering, and determined in consultation with its financial advisor that the Merger was its preferred course of action.


            THE BOARD OF DIRECTORS OF AMERICAN ARTISTS RECOMMEND THAT EACH AMERICAN ARTISTS SHAREHOLDER VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.


       MERGER CONSIDERATION

            In connection with the Merger, each of the 9,407,837 shares of outstanding Common Stock of American Artists will be exchanged for 0.5862 share of the capital stock of the Surviving Corporation, of which the first 100 shares issued to each American Artists Shareholder will be issued as Class A Common Stock and the remainder as Class B Common Stock, and the outstanding options and warrants to purchase an aggregate of 3,815,328 shares of Common Stock of American Artists will become options and warrants to purchase an aggregate of 2,236,545 shares of Class B Common Stock of the Surviving Corporation, in each case assuming no options or warrants to purchase American Artists Common Stock are exercised between the date of this Proxy Statement/Prospectus and the Effective Time. No fractional shares of Class A or Class B Common Stock will be issued in the Merger; rather the number of shares to be issued to any single holder of American Artists Common Stock will be rounded to the nearest whole share. The holders of the Class A and Class B Common Stock will vote together as a single class on all matters submitted to the shareholders of the Surviving Corporation, except that the holders of the Class B Common Stock, voting as a class, shall be entitled to elect no fewer than a majority of the members of the Board of Directors of the Surviving Corporation. See "DESCRIPTION OF CAPITAL STOCK."

            The following table sets forth the relative share ownership of pre-Merger American Artists Shareholders and Setab Alpha shareholders in the Surviving Corporation following the Merger, assuming that all of the shares offered are sold in the Public Offering and that no options or warrants to purchase American Artists Common Stock are exercised between the date of this Proxy Statement/Prospectus and the Effective Time:

                                                                    Number of Shares Held (%)
                                                ------------------------------------------------------------
                                                     Before Merger                       After Merger
                                                ------------------------            ------------------------
Pre-merger Shareholders of Setab Alpha          700,020  Class A  (100%)            700,020  Class A  (98.3%)
                                                      0  Class B  ( - %)                  0  Class B  ( - %)
                                                -------                             -------

                        Total of all classes    700,020           (100%)            700,020           (11.3%)
                                                =======                             =======

Pre-merger Shareholders of                            0  Class A  ( - %)             11,900  Class A  (1.7%)
  American Artists                                    0  Class B  ( - %)          5,502,974  Class B  (100%)
                                                -------                           ---------

                        Total of all classes          0           ( - %)          5,514,874           (88.7%)
                                                =======                           =========


            The following table sets forth the stockholders equity of the Company and American Artists at April 30, 1996, on a historical basis, and the relative interests of the Company and American Artists stockholders in the pro forma stockholders' equity of the Company as if the Merger had been consummated on April 30, 1996:

                                               The Company      American Artists
                                               -----------      ----------------

          Historical stockholders' equity      $12,456/(1)/         $895,023
          Relative interest in pro forma
            stockholders' equity                94,350               743,129

       _______________

            /(1)/ Includes the effect of the receipt of the net proceeds of the Public Offering. See "THE MERGER AGREEMENT."


       REPRESENTATIONS, WARRANTIES AND COVENANTS

            The Merger Agreement contains various representations, warranties and covenants of Setab Alpha and American Artists, all of which will survive the Effective Time. Under the Merger Agreement, each of Setab Alpha and American Artists has represented and warranted to the other as to (i) such party's organization and authority to conduct its business,
       (ii) such party's authorized capital stock and outstanding agreements calling for the issuance of any such capital stock, (iii) the conformity of such party's financial statements to generally accepted accounting principles, (iv) the absence of certain changes in the business, governing documents or capitalization of such party and (v) the noncontravention of the governing documents, material obligations or governmental orders to which such party may be subject by such party's execution, delivery and performance of the Merger Agreement.

            Pursuant to the Merger Agreement, each of Setab Alpha and American Artists has agreed that it will use its reasonable best efforts to consummate and effect the Merger. Setab Alpha has also agreed to prepare and file a registration statement with respect to the shares of Class A or Class B Common Stock to be issued in the Merger. American Artists has agreed to indemnify Setab Alpha and its directors, officers and agents with respect to certain liabilities which may arise out of the information concerning American Artists contained in this Prospectus and any registration statement which may be filed in connection with the Merger. Setab Alpha has agreed to indemnify American Artists and its directors, officers and agents with respect to certain liabilities which may arise out of any other information contained in (or omitted from) this Prospectus and any registration statement which may be filed in connection with the Merger.

       CONDITIONS

            The obligations of Setab Alpha and American Artists to consummate the Merger are subject to fulfillment or waiver of certain conditions, which have been incorporated into the Merger Agreement for the benefit of one or both of the parties. The conditions include: (i) approval of the Merger by shareholders of American Artists, (ii) lack of any pending legal proceeding to restrain or prevent the carrying out of the Merger,
       (iii) the continued truth and accuracy of the representations and warranties in all material respects, (iv) the due registration of the shares of Class B Common Stock to be issued in the Merger or the availability of an exemption therefrom, and (v) the receipt by Setab Alpha of valid subscriptions for all of the shares of Class A Common Stock offered by this Prospectus from at least 200 persons and the consummation of the Public Offering. In addition, unless waived by American Artists, the Merger is conditioned upon the failure of any shareholder of American Artists to perfect any applicable statutory right to dissent from the Merger. Each party is entitled to waive any conditions included for its benefit so that the Merger can be consummated even if the condition has not been satisfied. The parties may also, by mutual agreement, amend conditions to consummation of the Merger Agreement. In determining whether to waive or amend an unsatisfied condition, a party, acting through its duly authorized representatives, will consider the degree to which a condition is unsatisfied, the circumstances surrounding the non-satisfaction, and the presumed cost or risk to the party for non-satisfaction of the condition as compared to the presumed cost or risk of not consummating the Merger.

       ACCOUNTING TREATMENT

            The Merger will result in the issuance of a controlling interest in the Surviving Corporation to the shareholders of American Artists. Because of this, and because Setab Alpha has not had, and will not have had, any material operations, the Merger will be accounted for as a recapitalization of American Artists in which (i) American Artists is deemed to have (a) created a second class of common stock, such that its authorized capital consists of Class A and Class B Common Stock, each with a par value of $.001, and (b) effected a recapitalization in which an aggregate of 11,900 shares of Class A Common Stock and 5,502,974 of Class B Common Stock are exchanged for the outstanding shares of its common stock (an exchange ratio of an aggregate of .5862 Class A or Class B shares for each presently outstanding share), and (ii) American Artists is deemed to have issued 700,020 shares of Class A Common Stock (representing the number of shares of Setab Alpha's Common Stock to be outstanding upon the completion of the Public Offering), in exchange for the net assets of Setab Alpha, recorded at their historical cost. American Artists will be the continuing entity for accounting and financial reporting purposes, and accordingly the results of operations to be reported for periods prior to the Merger will be those of American Artists. See "PRO FORMA FINANCIAL STATEMENTS."

       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

            Assuming the Merger is consummated in accordance with the terms of the Merger Agreement, Setab Alpha and American Artists believe that:

                 1. The Merger and the issuance of shares of Class A or Class B Common Stock in connection therewith, as described in the Merger Agreement, will constitute a tax-free reorganization under section 368(a)(1)(A) of the Code.

                 2. Except for the recognition of gain as required by section 302 of the Code with respect to the receipt by holders of Common Stock of American Artists of cash in lieu of fractional shares, no gain or loss will be recognized for Federal income tax purposes by the holders of American Artists Common Stock upon the exchange of such stock solely for Class A or Class B Common Stock as a result of the Merger.

                 3. The aggregate tax basis of the Class A or Class B Common Stock received by an American Artists Shareholder pursuant to the Merger will be the same as the aggregate tax basis of the shares of American Artists Common Stock exchanged therefor, decreased by any portion of such tax basis allocated to fractional shares of Class A or Class B Common Stock that are treated as redeemed by Setab Alpha.

                 4. The holding period of shares of Class A or Class B Common Stock received by an American Artists Shareholder as part of the Merger will include the holding period of the shares of American Artists Common Stock exchanged therefor, provided that the American Artists Common Stock is held as a capital asset on the date of the consummation of the Merger.

            Neither Setab Alpha nor American Artists has received an opinion of legal counsel, or requested a ruling from the Internal Revenue Service with respect to any Federal income tax consequences of the Merger.

            In general, cash received by holders of American Artists Common Stock exercising their dissenters' rights will be treated as amounts received from the sale of their shares of American Artists Common Stock, and (provided that such American Artists Common Stock is a capital asset in the hands of such shareholders) each such shareholder will recognize capital gain or loss (short or long term, as appropriate) measured by the difference between the sale price of such American Artists Common Stock and such shareholder's tax basis in such American Artists Common Stock.

            THE PRECEDING DISCUSSION SUMMARIZES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO AMERICAN ARTISTS SHAREHOLDERS. IT DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR SHAREHOLDERS AND MAY NOT BE APPLICABLE TO SHAREHOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. THE DISCUSSION DOES NOT ADDRESS THE EFFECT OF ANY APPLICABLE FOREIGN, STATE, LOCAL OR OTHER TAX LAWS. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

                         CAPITALIZATION OF SETAB ALPHA

            The following table sets forth the capitalization of Setab Alpha as of April 30, 1996. This table should be read in conjunction with the financial statements of Setab Alpha, "INFORMATION REGARDING SETAB ALPHA, INC.--Management's Discussion and Analysis of Financial Condition and Plan of Operations," "DESCRIPTION OF CAPITAL STOCK" and "PRO FORMA FINANCIAL STATEMENTS" included elsewhere in this Joint Proxy Statement/Prospectus.

                                                            As of April 30, 1996
                                                --------------------------------------------
                                                 Actual   As Adjusted/(1)/   Pro Forma/(2)/
                                                --------  -----------------  ---------------
Notes payable                                   $ 3,791   $             --     $     91,297
                                                =======                         ===========
Long-term debt                                       --                 --               --
                                                -------            -------      -----------
Minority interest                                    --                 --           50,000
                                                =======            =======      ===========
Stockholders' equity
     Preferred stock, $.001 par value;
     10,000,000 shares authorized,
     none issued                                     --                 --               --


     Common Stock

          Class A, $.001 par value;
          20,000,000 shares authorized, 20,
          700,020 and 711,920 shares
          outstanding                                --                700              712




          Class B, $.001 par value;
          20,000,000 shares authorized,
          0, 0 and 5,502,974 shares
          outstanding                                --                 --            5,503



     Additional paid-in capital                      --             19,300        2,496,750

     Deficit                                     (4,335)            (7,549)      (1,665,486)
                                                -------            -------      -----------
          Total stockholders' equity             (4,335)            12,456          837,479
                                                -------            -------      -----------
          Total capitalization                  $ ( 544)           $12,456      $   978,776
                                                -------            -------      -----------
- --------------

            /(1)/ As adjusted for Setab Alpha's receipt and application of the net proceeds from the Public Offering, but not for the effects of the consummation of the Merger Agreement.

            /(2)/ Pro forma for the effects of the consummation of the Merger Agreement, which will be accounted for as a recapitalization of American Artists. See "PRO FORMA FINANCIAL STATEMENTS."

                    INFORMATION REGARDING SETAB ALPHA, INC.

                               SETAB ALPHA, INC.
                        SELECTED FINANCIAL INFORMATION


          The following selected financial information for Setab Alpha is derived from, and should be read in conjunction with, the historical financial statements and notes thereto, of Setab Alpha and the pro forma financial information regarding the Merger included elsewhere in this Proxy Statement/Prospectus.

                                      Period Commencing on July 5, 1995
                                  (date of inception) through April 30, 1996
                                  ------------------------------------------
Statement of Operations Data:
 Sales............................               $     --
 Operating Expenses...............                  4,335
 Net Loss.........................            $    (4,335)

                                             As of April 30, 1996
                                             --------------------
                                              Actual   As Adjusted/(1)/
                                              ------   ----------------

Balance Sheet Data:
  Working Capital (deficit)........      $    (4,335)     $ 12,456
  Total                                           --        12,456
  Long-term Debt...................               --            --
  Shareholders' Equity (deficit)...           (4,335)       12,456

  ________________

       (1) As adjusted for Setab Alpha's receipt and application of the net proceeds of the Public Offering, but not for the effects of the consummation of the Merger Agreement.

     Management's Discussion and Analysis of
     Financial Condition and Plan of Operations

          Background

          Setab Alpha was incorporated under the laws of the State of Missouri on July 5, 1995, for the purpose of engaging in a merger or other business combination with a then unidentified operating company. In May 1996 Setab Alpha entered the Merger Agreement with American Artists. See "THE MERGER AGREEMENT" and "INFORMATION REGARDING AMERICAN ARTISTS." Setab Alpha has no predecessors and has never engaged in any business activity, other than with respect to organizational matters, the Public Offering and the Merger Agreement. Setab Alpha's current business plan is to consummate the Merger Agreement. Such business combination will result in a change in control of Setab Alpha.

          Plan of Operations

          Setab Alpha has never engaged in any business activity, except with respect to its organization and the Merger Agreement, and does not intend to do so until after the consummation of the Merger. Setab Alpha's current business plan is to consummate the Merger Agreement. As of April 30, 1996, Setab Alpha had recorded no revenues, but had incurred expenses of $4,335, all of which were incurred in connection with its organization and the Merger. All of Setab Alpha's cash expenditures to date have been advanced by Setab Alpha's current shareholders.

          Liquidity and Capital Resources

          Since its organization, Setab Alpha has satisfied its cash requirements solely through cash advances from its current shareholders. Setab Alpha's sole uses of its cash have been filing fees, printing costs, postage expenses and similar disbursements relating to the organization of Setab Alpha and the Merger. At June 30, 1996, Setab Alpha had no cash, assets or other capital resources.

          Setab Alpha's current shareholders have agreed, in their discretion, to make up to an aggregate of $10,000 advances to fund Setab Alpha's immediate cash needs. The aggregate amount of any such advances bear interest at an annual rate equal to the prime rate plus 2% (10.25% at June 30, 1996), and are payable on the date on which a business combination involving Setab Alpha is effected. At June 30, 1996, the aggregate amount of such advances (together with accrued interest thereon) was $4,918.03.


     Business of Setab Alpha

          General

          Setab Alpha, Inc. was incorporated under the laws of the State of Missouri on July 5, 1995, for the purpose of engaging in a merger or other business combination with a then unidentified operating company. Setab Alpha is in the development stage and has no operating history. Setab Alpha has no predecessors and has never engaged in any business activity, other than with respect to organizational matters, the Public Offering and the Merger Agreement. The Merger Agreement, if consummated, will result in a change of control of Setab Alpha.

          Analysis of Merger

          The analysis of the potential business combination with American Artists has been undertaken by or under the supervision of Setab Alpha's management, no member of which is a professional business analyst. Management of Setab Alpha (except for Mr. Van Atta, who has not participated in the evaluation of the Merger on behalf of Setab Alpha) has no experience in the type of business conducted by American Artists. Setab Alpha's limited funds and lack of full-time management have made it impractical for the Setab Alpha to conduct a complete and exhaustive investigation and analysis of the Merger. Management decisions prior to the consummation of the Merger have been and will be made without detailed feasibility studies, independent analysis, market surveys and the like, which would be desirable and which might be obtained if the Setab Alpha had more funds available to it.

          Notwithstanding the fact that Setab Alpha may technically be the acquiring entity, generally accepted accounting principles require that this transaction be accounted for as if Setab Alpha had been acquired by American Artists as the controlling entity of the resulting business. Therefore, a write-up in the carrying value of the assets of either company will not be permitted.

          Property

          Setab Alpha does not own or lease any real or personal property.

          Employees

          Setab Alpha has no employees. Setab Alpha's operations are conducted by its officers and directors without compensation, on a part-time basis. To effect its organization and the Public Offering, however, Setab Alpha has entered into separate consulting agreements with its two shareholders. See "MANAGEMENT OF SETAB ALPHA--Certain Transactions and Relationships."

          Litigation

          Setab Alpha is not a party to any litigation and, to Setab Alpha's knowledge, no such proceedings are threatened.

          Markets for Capital Stock; Dividends

          The Class A Common Stock and Class B Common Stock are not traded on an established public market. As of June 30, 1996, there were 20 shares of Class A Common Stock outstanding and 2 recordholders of such shares. No shares of Class B Common Stock had been issued as of such date. Setab Alpha has not declared or paid any cash dividends on its Class A Common Stock or its Class B Common Stock since its formation, and the Board of Directors intends to retain all of its earnings, if any, for the development of the Surviving Corporation's business. The declaration of payment of cash dividends in the future will be at the discretion of the Surviving Corporation's Board of Directors.

     Management of Setab Alpha

          Directors and Executive Officers

          The following table sets forth certain information concerning Setab Alpha's directors and executive officers:

          Name                  Age                     Position
          ----                  ---                     --------

          Douglas J. Bates      38       Director, President and Chief Executive Officer

          J. Eric Van Atta*     32       Director and Vice President

     * After the completion of the Merger, Mr. Van Atta will also serve as an executive officer of the Surviving Corporation.

          The executive directors and officers of Setab Alpha devote such time and attention to the affairs of Setab Alpha as is reasonable and necessary. As a result of Setab Alpha's currently limited activities, its executive officers devote less than 10% of their time to the affairs of Setab Alpha. Set forth below is a description of the background of the officers and directors of Setab Alpha.

          DOUGLAS J. BATES has been a director and President and Chief Executive Officer of Setab Alpha since its organization in July 1995. Since 1989, Mr. Bates has been associated with the law firm of Gallop, Johnson & Neuman, L.C., St. Louis, Missouri.

          J. ERIC VAN ATTA has been a director and Vice President of Setab Alpha since April 1996. He is Vice President and Secretary of American Artists, by whom he has been employed since its organization in July 1991. Prior to that time he was Vice President and Secretary of MovieAmerica Corporation.

          The Board of Directors of Setab Alpha will consist of such number of directors as are determined from time to time by the Board of Directors, which number will not be less than 3 nor more than 15 persons. All directors who serve in such capacity for a one-year term or until their successors have been elected and qualified, subject to earlier resignation, removal or death. At the date of this Prospectus, there exists one vacancy on the Board of Directors of the Setab Alpha. No action has been, or will be, taken by the Setab Alpha to fill such vacancy until the Merger has been consummated. Setab Alpha's officers serve at the discretion of the Board of Directors, subject to any effective contractual arrangements. Following the consummation of the Merger the Board of Directors and management of the Surviving Corporation will consist of those persons who currently are serving in such positions with American Artists. See "INFORMATION REGARDING AMERICAN ARTISTS--Management." In addition, the parties intend for the service of Mr. Bates to remain available to the Surviving Corporation on a part time or consulting basis to be determined through arms'-length negotiations following consummation of the Merger.

          Director and Executive Compensation

          The compensation of Setab Alpha's directors and executive officers is fixed by the Board of Directors. Consistent with Setab Alpha's present policy, however, no director or executive officer of Setab Alpha receives compensation for services rendered to Setab Alpha. Such persons are entitled to be reimbursed for expenses incurred by them in pursuit of Setab Alpha's business objectives. Moreover, Setab Alpha has entered into a consulting agreement with its President under which Mr. Bates has been paid the sum of $5,000 on the effective date of the SB-2 Registration Statement.

          Certain Transactions and Relationships

          In July 1995, Setab Alpha was incorporated in the State of Missouri with an authorized capital of 30,000,000 shares of Class A Common Stock at a par value of $.001 per share. In connection with its organization, Setab Alpha issued to Alan G. Johnson and to Douglas J. Bates 10 shares of Class A Common Stock each, at a purchase price of $.01 per share.

          At June 30, 1996, Setab Alpha was indebted to Messrs. Bates and Johnson in the aggregate principal amount of $2,741.90 and $2,055.33, respectively. Such amount was advanced to Setab Alpha for the purpose of funding disbursements relating to the organization of Setab Alpha and the Merger. The indebtedness of Setab Alpha to Messrs. Bates and Johnson is unsecured, bears interest at an annual rate equal to the prime rate plus 2% and is payable on the date a business combination is effected.

          Pursuant to separate letters of engagement dated July 5, 1995, Setab Alpha has agreed to pay to Alan G. Johnson and Douglas J. Bates the sum of $5,000 each on the effective date of the SB-2 Registration Statement, as consideration for services rendered by such persons in connection with the formation and organization of Setab Alpha.

PRINCIPAL SHAREHOLDERS OF SETAB ALPHA


     The following table sets forth certain information, assuming completion of the Public Offering, with respect to the beneficial ownership of Setab Alpha's Class A Common Stock as of June 30, 1996, with respect to each person known by Setab Alpha to be the beneficial owner of more than five percent of Setab Alpha's outstanding Class A Common Stock, by each director or person selected to become a director, by each executive officer and by all directors and officers of Setab Alpha as a group. Each person named has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the notes to the table. At June 30, 1996, Setab Alpha had two shareholders of record.

                                           BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP
                                          PRIOR TO THE MERGER(A)        AFTER THE MERGER
                                         -------------------------  -------------------------
                                                                    NUMBER OF
                                           NUMBER                    CLASS A     PERCENT OF      PERCENT OF
                                          OF SHARES     PERCENT       SHARES       CLASS A       ALL COMMON
                                         -----------  ------------  ----------  -------------  --------------

Douglas J. Bates
  244 B Greenwood Drive                      125,010       17.9%       125,010        17.9%           2.0%
  Ballwin, Missouri  63011
J. Eric Van Atta                                  __       __(b)            __        __(b)           1.3%(b)
  1245 Fowler Street, N.W.
  Atlanta, Georgia  30318
Alan G. Johnson                              125,010       17.9%       125,010        17.9%           2.0%
  325 Highway DD
  Defiance, Missouri 63341
All directors and officers as a group
  (2 persons)..........................      125,010       17.9%       125,010        17.9%           3.3%

  --------------

(a) Assumes that the named shareholders will accept Setab Alpha's offer of certain shares reserved for purchase by them in the Public
    Offering.

(b) Mr. Van Atta is the beneficial owner of 140,000 shares of the Common Stock of American Artists (including 75,000 shares obtainable upon the exercise of vested options) which will be converted into shares of Setab Alpha's Class A and Class B Common Stock upon the effectiveness of the Merger.


                     INFORMATION REGARDING AMERICAN ARTISTS


GENERAL

     American Artists Film Corporation, a Georgia corporation, and its subsidiaries ("AAFC Group") are engaged in the production of television commercials, the development and production of television specials and related properties, and the development of feature-length motion picture screenplays and other media products for possible future production or license.

     AAFC Group's headquarters is at 1245 Fowler Street, N.W., Atlanta, Georgia 30318 and its telephone number is 404/876-7373.

     In August 1993 AAFC Group acquired all of the outstanding capital stock of First Light Entertainment Corporation ("First Light") from its founder and sole shareholder Vivian Jones. In June 1994 AAFC Group subscribed for
49% of the outstanding capital stock of Diversity Filmworks, Inc.
("Diversity"), formerly First Light Diversity, Inc., which was organized and is 51%-owned by Tyrone C. Johnson. See "INFORMATION REGARDING
AMERICAN ARTISTS -- Certain Related Transactions."


SELECTED FINANCIAL INFORMATION


STATEMENT OF OPERATIONS DATA:

                                      NINE MONTHS ENDED
                                          APRIL 30,               YEAR ENDED JULY 31,
                                 ---------------------------  ---------------------------
                                    1996           1995            1995          1994
                                 -----------  --------------  --------------  -----------
Revenues.......................  $1,719,225       $3,409,871     $3,939,531   $2,034,420
Net income (loss)..............    (816,543)         222,065         (7,793)    (466,567)
Pro forma net income (loss)
 per share/(1)/................        (.14)             .04             --         (.09)

Pro forma weighted average
 common shares and
 equivalent shares
 outstanding/(1)/..............   5,819,763        5,284,857      5,280,653    4,973,116




BALANCE SHEET DATA:

                                       April 30, 1996
                                 ---------------------------      As of
                                     Actual   Pro Forma/(2)/  July 31, 1995
                                 ----------   --------------  -------------
Film costs, net................  $  502,474       $  502,474     $  415,721
Total assets...................   1,490,366        1,432,822      1,414,059
Stockholders' equity...........     895,023          837,479        790,894
                                 ----------       ----------     ----------

- ------------

     (1) The consummation of the Merger Agreement will be accounted for as a recapitalization of American Artists, in which (i) American Artists will be deemed to have (a) created a second class of common stock, such that its authorized capital consists of Class A and Class B Common Stock, and (b) effected a recapitalization in which an aggregate of 11,900 shares of Class A Common Stock and 5,502,974 of Class B Common Stock are exchanged for the outstanding shares of its common stock (an exchange ratio of an aggregate of .5862 Class A or Class B shares for each presently outstanding share), and (ii) American Artists is deemed to have issued shares of its Class A Common Stock in exchange for the net assets of Setab Alpha, recorded at their historical cost. Pro forma net income
(loss) per share is computed to reflect the effect of such a reverse stock split on American Artists' historical shares outstanding. See Note 1 of Notes to American Artists' Consolidated Financial Statements, and Pro Forma Financial Statements.

     (2) Pro forma for the effect of the consummation of the Merger Agreement. See Note (1) above and Pro Forma Financial Statements.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

     GENERAL

     AAFC Group is engaged in two lines of business; the development and production of television, cable and feature films, including documentaries, and in the contract production of films, generally television commercials.

     Revenues from the license or sale of films produced by American
Artists are generally recognized when the film is exhibited or is available for distribution in the applicable market. In general, the majority of the revenue to be derived from a film will be earned during the two to three years following its initial release. Accordingly, film revenues will fluctuate dependent on the timing of AAFC Group's production and release of films.

     Additionally, in some instances the level of revenues generated by a film in the periods immediately following its release may not be directly related to the film's success. As described below, AAFC Group will often sell certain distribution rights, in advance of production, for fixed amounts as a means of financing production costs. In those instances, the film's success might not affect revenues initially, but could generate revenues later as the result of distribution in secondary markets or the sale of ancillary products.

     AAFC Group capitalizes the costs incurred to develop, produce and print films, as well as advertising and other costs that benefit future periods. Capitalized film costs are amortized, using the individual film forecast method, under which capitalized costs are amortized based on total projected gross revenues.


     Several factors can affect the relationship that amortized film costs bears to film revenues. AAFC Group has in the past, and may in the future, exchanged interest in the revenues from certain or all distribution for contributions towards the costs of production. Capitalized costs, and the related amortization, are reduced by such contributions, while revenues are reduced for outside interests. Accordingly, the terms of the arrangements, which can vary from film to film, in addition to the total costs of the film, will affect the relationship of film costs to film revenues.

     AAFC Group's commercial production services are performed by the Commercials Companies under short-term (typically less than two months) agreements. The Commercials Companies generally use fixed fee agreements. Revenues and costs will therefore vary based on the number of production assignments obtained and completed in any particular period, and the profitability of the individual assignments. The number of production assignments obtained in any particular period will be influenced by both the overall level of commercial production activity in the markets in which the Commercial Companies operate, and their success in competitive biddings, and can therefore fluctuate significantly.

     RESULTS OF OPERATIONS

          YEAR ENDED JULY 31, 1995 COMPARED TO YEAR ENDED JULY 31, 1994.

     Revenues for the year ended July 31, 1995 ("fiscal 1995") increased 93.6% to $3,939,531 from $2,034,420 for the year ended July 31, 1994 ("fiscal
1994"). Revenues from both films and commercial production increased.

            Film and related revenues for fiscal 1995 and 1994 were as follows:

                                              1995      1994
                                            --------  --------
                 Angels: The Mysterious
                   Messengers ("Angels I")  $ 99,985  $373,951
                 Angels II: Beyond The
                   Light ("Angels II")       484,855         -
                 Book Royalties              297,491         -
                                            --------  --------

                                            $882,331  $373,951
                                            ========  ========

     Film and related revenues in fiscal 1994 were comprised primarily of the television license fee for Angels I, which was released in May 1994. Angels II was released in October 1994, and revenues for fiscal 1995 include the television license fee for Angels II, as well as foreign and domestic video sales for both films. Film revenues in fiscal 1995 also included royalties received from the publication and sale of "Angels:
The Mysterious Messengers," which was based in part on the Angels I film and first published in September 1994.

     The amortization of film costs equaled 72.4% and 59.0% of film and related revenues in fiscal 1995 and 1994, respectively. AAFC Group's film costs, as a percentage of projected total revenues, were higher for Angels II than for Angels I principally as the result of differences in the revenue and cost sharing agreements between AAFC Group and other interests owners in the films. In producing both Angels I and Angels II, a major objective of AAFC Group was to establish itself in the industry; accordingly, in order to obtain production capital, AAFC Group agreed to revenue sharing terms which may not be representative of those it will be able to obtain on future projects.

     Commercial production revenues increased 84.1% in fiscal 1995 from $1,660,469 to $3,057,200. AAFC Group produced approximately sixty minutes of commercials in fiscal 1995 compared to twenty-five minutes in fiscal 1994. AAFC Group began commercial production in September, 1993, after the August 31, 1993 completion of its acquisition of First Light Entertainment Corporation ("First Light"). Commercial production costs were 78.5% and 90.6% of production revenues in fiscal 1995 and 1994, respectively. The gross margin (revenues less production costs) from commercial production was $658,535 and $156,829 in fiscal 1995 and 1994, respectively. Commercial production costs, as a percentage of related revenues, declined in fiscal 1995 as the result of the elimination of cost inefficiencies and the improvement of cost controls during and after First Light's first year of operations.

     Selling, general and administrative ("SG&A") expenses were $896,613 in fiscal 1995 and $765,357 in fiscal 1994. The majority of AAFC Group's SG&A expenses are not directly revenue related, and therefore will not necessarily vary proportionately with increases or decreases in revenues. SG&A expenses were higher in fiscal 1995 as the result of the addition of research staff, which increased salaries and related costs by approximately $98,000, and legal fees of approximately $20,000 related to the arbitration with Greystone (See "INFORMATION REGARDING AMERICAN ARTISTS - Business of AAFC Group - Angels")

     Interest expense was essentially unchanged between fiscal 1995 and fiscal 1994. Interest bearing debt was reduced in fiscal 1995; however, approximately 53% of AAFC Group's debt bears interest at a variable rate, and the effect of lower borrowings was offset by the effect of higher interest rates.

     The net loss for fiscal 1995 was $7,793, compared to a net loss of $466,567 for fiscal 1994.


NINE MONTHS ENDED APRIL 30, 1996 COMPARED TO NINE MONTHS ENDED
APRIL 30, 1995

     Revenues for the first nine months of the year to end July 31, 1996 ("fiscal 1996") were $1,719,225, which represented a $1,690,646 or 49.6%
decline from revenues of $3,409,871 for the nine months ended April 30, 1995.

A decline in American Artists' film revenues, from $713,176 for the nine months ended April 30, 1995 to $22,012 for the first nine months of fiscal 1996, was the cause for $691,164 of the decline in revenues. As previously discussed, the majority of the revenues from a film will be earned during the two to three years following its initial release. The last film released by American Artists, Angels II, was released in October 1994, and the decline in revenues is consistent with the absence of more recently released films.

     Revenues from commercial production declined by $999,482 or 37.1% from the nine months ended April 30, 1995 to the first nine months of fiscal 1996, due to a decline in the volume of assignments obtained. Commercial production revenue declined for the first nine months of fiscal 1996 as a result of both an overall decline of commercial production activity in the Commercial Companies' markets and a decline in their rate of success in competitive bids. Commercial production revenues are estimated to be $100,000 and $450,000 for the months of May and June 1996, and management believes that these trends are not necessarily indicative of permanent developments, and believes that commercial production revenues will increase during the balance of fiscal 1996 and into fiscal 1997.

     Film cost amortization was $8,077 for the first nine months of fiscal 1996, compared to $516,339 for the nine months ended April 30, 1995. The decline was due to the decline in film revenues. Commercial production costs, as a percentage of related revenues, were 79.4% for the nine months ended April 30, 1996 as compared to 79.4% for the first nine months of fiscal 1995. Resulting gross profits for commercial production were $350,070 and $554,600 for the nine months ended April 30, 1996 and 1995, respectively.

     Selling, general and administrative expenses increased $656,856 to $1,175,985 for the nine months ended January 31, 1996 from $519,129 for the first nine months of fiscal 1995. An increase in marketing related expenses of approximately $65,000 was a principal cause of the increase in SG&A expenses. That increase resulted from increased marketing efforts being undertaken by the Commercial Companies in an effort to reverse the decline in their revenues. Also, contributing to the increase in SG&A were costs of $90,000 incurred in pursuing financing for the production of "I.R.S., Death and Taxes," and other projects and legal fees of $60,000 related to the Greystone arbitration, and an overall increase in most SG&A expenses categories resulting from the increase in pre-production activity for "I.R.S., Death and Taxes" and the Millennium related projects.

     Interest expense declined from $10,243 in the first nine months of fiscal 1995 to $4,592 for the comparable period in fiscal 1996 due to a decline in outstanding debt.

     As a result of the foregoing factors (principally the decline in film revenues, the decline in commercial production revenues, and the increase in SG&A expenses), AAFC Group incurred a net loss of $816,572 for the first nine months of fiscal 1996, compared to net income of $222,065 for the nine months ended April 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     AAFC Group's strategy is to finance its operating (i.e. selling, general and administrative) expenses from the gross profits generated by its commercial production operations while utilizing equity financing, pre-production license revenues, and co-producer contributions to finance the production of its films. Using this strategy, AAFC hopes to insulate itself from the risks of significant operating losses and negative cash flows, while retaining the potential for significant profits and positive cash flows from highly successful films. The success of such a strategy is, however, dependent on AAFC Group's ability to obtain sufficient, and sufficiently profitable, commercial production contracts.


     Operating cash flows were $17,692 in fiscal 1995, principally as the result of a shortfall in the coverage of SG&A expenses by commercial production profits of $238,078. The marginal operating cash flows were financed with the proceeds from the issuance of shares of common stock. Operating cash flows were a negative $425,746 in fiscal 1994, and also were financed from the proceeds of equity offerings. For the nine months ended

       April 30, 1996, operating cash flows were a negative $887,885, again due to a shortfall in the coverage of SG&A expenses by commercial production profits.

            Operating cash flows include as a cash outflow expenditures capitalized to develop and produce motion pictures. Such expenditures were $714,486 and $405,729 for fiscal 1995 and 1994, respectively, and $94,830 for the nine months ended April 30, 1996. These amounts exclude development and production costs financed by outside investors which approximated $347,000 and $286,000 in fiscal 1995 and 1994, respectively. AAFC Group will continue to depend on financing provided by outside investors, the pre-production sale of distribution rights, or the proceeds from the sale of its equity securities, to finance the production of motion pictures. Accordingly, the timing of the production of motion pictures will depend on the availability of such financing.

            AAFC Group is currently planning to film "I.R.S., Death and Taxes," in fiscal 1997, and is currently offering interests in D&T, up to $4,000,000, to obtain production financing. If the full amount of the $4,000,000 sought is obtained, AAFC Group believes that "I.R.S., Death and Taxes" could be produced with that financing. In the event the offering raises the minimum of $2,000,000, it is anticipated that the remaining production budget could be financed through one or both of the proceeds from other equity offerings or fees from the pre-production sale of certain distribution rights. There can be no assurance that D&T will be able to complete the private placement or finance the proposed film in an alternative way, nor that the film would provide a profit to AAFC Group if produced.

            AAFC Group has also been developing a concept for a related group of television specials and other media preparations pertaining to the forthcoming financing end of the second millennium of the modern era. In October 1994 AAFC Group organized Millennium Group, L.L.C. ("MG"), as a Georgia limited liability company with itself as Manager, for the purpose of producing and exploiting an initial one-hour television special on the subject of the millennium. MG has financed certain research and development of the millennium materials through a private placement of $50,000 of limited liability company interests with three accredited investors. AAFC Group has presented its "millennium" concept and certain treatments to several over-the-air and cable television networks.
       Several networks have indicated interest in the properties but AAFC Group is unable to state whether the interest will continue or whether the parties will reach a mutually satisfactory agreement through negotiation. AAFC Group's goal is also to derive related video and book properties from any television program that might be produced. If MG is able to obtain network or other funding for producing the program, which is currently projected to have a production budget ranging from $30,000 to $100,000, the investors are entitled to recover 100% of MG"s revenues from the program until their initial investment has been returned, 50% thereafter until an equal additional amount has been received, and 10% of any further revenues. All other revenues would be paid to AAFC Group as management fees. Accordingly, the timing of the production of this program, or the source of the production financing cannot be predicted with certainty.

            AAFC Group's negative operating cash flows, which include the funding of Diversity's losses ($59,646 and $1,644 in fiscal 1995 and 1994, respectively) have, as previously stated, generally been caused by a shortfall in the coverage of SG&A by commercial production profits.

            Such shortfalls in the coverage of SG&A by commercial production profits the will cause AAFC Group's liquidity to be constrained until commercial production revenues, and the resulting profits, increase. During the first nine months of fiscal 1996 AAFC Group again financed this shortfall principally by issuing equity securities, and management anticipates the same will occur in the fourth quarter of fiscal 1996. The use of equity or debt financing will continue to be necessary until commercial production profits are sufficient to cover SG&A expenses, except in periods when significant film revenues are realized and can be devoted to such use. There can be no assurance that any such debt or equity financing will be available to AAFC Group, or if available, that such financing would be available on terms considered acceptable to AAFC Group. The inability to obtain such equity or debt financing as needed could cause AAFC Group to have to reduce the scope of its operations.

            OTHER

            In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." AAFC Group will adopt SFAS No. 121 as of August 1, 1996 and its implementation is not expected to have a material effect on AAFC Group's consolidated financial statements.

            In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 is effective December 15, 1995, and requires either the application of an option pricing model measurement for stock compensation, or, if a company elects to continue to measure stock compensation based on the difference between the market price of the company's common stock and the exercise price of the employer stock option, disclosure of what the effects of the application of option pricing model measurement would have been. AAFC Group will initially apply SFAS No. 123 in fiscal 1996, and will elect to disclose the effect that the application of option pricing model measurement would have had for options granted from October 1, 1995. The adoption of SFAS 123 will not impact AAFC Group's consolidated results of operations, financial position, or cash flows.

       BUSINESS OF AAFC GROUP

            GENERAL

            American Artists, a Georgia corporation, and its subsidiaries ("AAFC Group") are engaged in the production of television commercials, the development and production of television specials and related properties, and the development of feature-length motion picture screenplays and other media products for possible future production or license.

            AAFC Group's headquarters is at 1245 Fowler Street, N.W., Atlanta, Georgia 30318 and its telephone number is 404/876-7373.

            In August 1993 AAFC Group acquired all of the outstanding capital stock of First Light Entertainment Corporation ("First Light") from its founder and sole shareholder Vivian Jones. In June 1994 AAFC Group subscribed for 49% of the outstanding capital stock of Diversity Filmworks, Inc. ("Diversity"), formerly First Light Diversity, Inc., which was organized and is 51%-owned by Tyrone C. Johnson. See "INFORMATION REGARDING AMERICAN ARTISTS -- Certain Related Transactions."

            BUSINESS OF AMERICAN ARTISTS

            Since its organization by Steven D. Brown and Rex Hauck in July 1991, American Artists' activities have consisted primarily of producing network television specials, developing other television specials for possible future production, developing various feature-film screenplays and treatments for possible future production, and seeking to arrange financing for production and exploitation of one or more of its feature-film properties.


            Angels. In 1994 AAFC Group produced with Greystone Communications, Inc. ("Greystone"), two 2-hour prime time specials for the NBC television network: "Angels: The Mysterious Messengers," hosted by Patty Duke, and "Angels II: Beyond the Light," hosted by Stephanie Powers. NBC has aired the first program twice and the second program one once. The network is entitled to one additional broadcast of the second program prior to November 1996; thereafter NBC has no further rights to the properties. In June 1996, AAFC Group entered a three-year license agreement, authorizing Turner Original Productions, Inc. ("Turner") to broadcast two Angels programs on TBS Superstation for a total license fee of $100,000. Under the agreement, the licensor bears any obligation for residuals and must refrain from licensing the programs to any other broadcaster in the United States during the term of the license.

            AAFC Group also entered a 3-year agreement in July 1994 with Alfred Haber Distribution, Inc. for foreign distribution of the Angels programs. Under that agreement AAFC Group and Greystone receive 75% of any license fees, less expenses, obtained from licensing the Angel programs outside the United States. License fees have now been received for television, cable and satellite broadcast of the programs in more than 55 countries.

            Under a May 1994 agreement, Calling Card Company, Inc. ("CCC") marketed home videos of the Angels programs through advertising during the NBC network broadcasting, providing royalties, which were shared by NBC, American Artists and Greystone, of $223,000 through January 31, 1996. In addition, a video edition of the first Angels program has been separately marketed by Time-Life Video under an August 1994 agreement which granted Time-Life exclusive home-video rights to the program in the United States and Canada for a five-year term. The agreement provided for $100,000 in non-refundable advance royalties and guaranteed minimum royalties of $10,000 per year for the duration of the agreement after recoupment of the advanced royalties. Royalties under the agreement are shared among NBC, American Artists, and Greystone.

            Another short treatment of the Angels theme was developed and produced for CCC at a cost to AAFC Group of approximately $30,000. In fiscal 1996 AAFC Group determined that this project is not expected to result in full recovery of costs.


            AAFC Group also developed a book entitled Angels: The Mysterious Messengers, edited for American Artists by Mr. Hauck and published by Ballantine Books, Inc. The book has also been published in German, Italian, French and Spanish edition. Advance royalties for the book amounted to $250,000.

            The agreement among American Artists, Greystone and NBC provided for
       (i) the payment of license fees by NBC to American Artists and Greystone and (ii) the payment to NBC of 50% of the royalties from videos sold during the NBC broadcasts and 20% of the royalties from videos sold by Time-Life Videos. Under an agreement dated May 1994, AAFC Group and Greystone agreed to divide equally all revenues from the two television specials and certain derivative properties. The scope of that agreement and the definition of allowable expenses have become the subject of dispute between the parties and are the subject of a pending arbitration proceeding in Los Angeles, California. See "Arbitration, Litigation and Intellectual Property."


            AAFC Group financed development of the initial Angels program primarily through the private placement of $128,000 of its Revenue Participating Joint Venture Investment Units with eight accredited investors. The private placement was completed in February 1994. Investors receive 100% of AAFC Group's revenues from the first television special and ancillary rights until their initial investment has been returned, 50% thereafter until an equal additional amount has been received, and 25% of any further revenues. The investors also receive 5% of AAFC Group's revenues from the second television special. Through April 1996, the investors had received $1.30 for each dollar of their investment. Additional distributions may be made later depending on future revenues of the Angels programs.

            Other Television Projects. Since 1995 AAFC Group has been developing, under Mr. Hauck's supervision, the concept for a related group of television specials and other media properties pertaining to the forthcoming end of the second millennium of the modern era. The development work has included historical and scientific research, development of themes and preparation of story treatments.

            AAFC Group has presented its "millennium" concept and certain treatments to several over-the-air and cable television networks.
       Several networks have indicated interest in the properties but AAFC Group is unable to state whether the interest will continue or whether the parties will reach a mutually satisfactory agreement through negotiation. AAFC Group's goal is also to derive related video and book properties from any television program that might be produced.

            In October 1994 AAFC Group organized Millennium Group, L.L.C. ("MG"), as a Georgia limited liability company with itself as Manager, for the purpose of producing and exploiting an initial one-hour television special on the subject of the millennium. MG has financed certain research and development of the millennium materials through a private placement of $50,000 of limited liability company interests with three accredited investors. If MG is able to obtain network or other funding for producing the program, the investors are entitled to recover 100% of MG's revenues from the program until their initial investment has been returned, 50% thereafter until an equal additional amount has been received, and 10% of any further revenues. All other revenues would be paid to AAFC Group as management fees.

            In June 1996, AAFC Group entered an agreement with Turner Original Productions, Inc. ("Turner") for pre-production development of a proposed one-hour program on an astronomy project. After funding pre-production development at a cost of $20,000, Turner has an option to fund the production of the program by AAFC Group. In that event, Turner would have exclusively rights to the program in the United States while AAFC would retain a limited participation interest in any foreign revenues.

            Feature Films. In April 1996 AAFC Group organized Death and Taxes Film Company, L.L.C. ("D&T"), as a Georgia limited liability company with itself as Manager, for the purpose of producing a feature-length motion picture based on a screenplay written by Mr. Hauck currently titled "I.R.S., Death and Taxes." AAFC Group has begun its efforts to finance D&T's production and distribution costs for the film through a private placement of up to $4,000,000 of limited liability company interests in an offering limited to "accredited investors." After providing for costs associated with production of the film, the investors would receive all available funds of D&T up to 110% of their initial investment. Thereafter, all revenues would be divided equally between AAFC Group (as license fees for the film property) and the investors.

            If the full amount of the $4,000,000 sought is obtained, AAFC Group believes that "I.R.S., Death and Taxes" could be produced with that financing. In the event the offering raises the minimum of $2,000,000, it is anticipated that the remaining production budget could be financed through one or both of the proceeds from other equity offerings or fees from the pre-production sale of certain distribution rights. There can be no assurance that D&T will be able to complete the private placement or finance the proposed film in an alternative way, nor that the film would provide a profit to AAFC Group if produced.

            AAFC Group also has several other film properties (screenplay or treatment) in various stages of development, and holds an option to acquire one film property. No commitments have been obtained for financing production of any of those properties.

            Under a February 1992 agreement, AAFC Group issued 250,000 shares of its common stock to Icon International, Inc. ("Icon"), in exchange for $500,000 in credits for certain media advertising. The availability of the media credits expires December 31, 1996, but up to one-half of any credits not used by that date may be returned to Icon in exchange for a portion of the shares previously issued (calculated at the rate of $2.00 of unused media credits for each share of stock). AAFC Group anticipates using the credits, at least in part, for promoting its film and video properties.

            FIRST LIGHT ENTERTAINMENT AND DIVERSITY FILMWORKS

            First Light and Diversity (collectively, the "Commercials Companies") produce television commercials on a contract basis for advertisers and their agencies. They typically enter short-term agreements for the production of the commercials, whose scripts or story outlines ("story boards") are provided by the client. The Commercials Companies then typically arrange all production aspects of the commercials, including casting, location selection and contractual arrangements with the director and other production personnel. The Commercials Companies have established relationships with ten independent directors, some of whom work with them on an exclusive basis. The Commercials Companies usually produce their commercials on a fixed fee or cost-plus basis established through bids or negotiations following analysis of the script or story boards generated by the client.

            In marketing their services the Commercials Companies emphasize the talents of the directors with whom they work, their skills in cost control and timely production, and the advantages of Atlanta as a production center. In its work, Diversity especially emphasizes use of directors and other production staff from diverse cultural and ethnic backgrounds. Although most of the commercials produced by the Commercials Companies are filmed in Atlanta, they are experienced at producing commercials throughout North America.


            In fiscal 1995 the Commercials Companies produced 95 commercials for net revenues of $3,057,000, compared to 60 commercials and $1,161,000 in fiscal 1994. Production volume declined in the first nine months of fiscal 1996 (to 47 commercials and $1,697,000), affected in part by a change in First Light's marketing director early in the period. Based on the volume of story boards presently being submitted to it for bids or cost estimates, management of AAFC Group anticipates an improvement in revenue levels of the Commercials Companies during the balance of fiscal 1996.

            In addition, Diversity is also negotiating with potential advertisers, investors and other parties for erecting at the Underground Atlanta area in Atlanta, Georgia, a large screen video display for news and advertising similar to the one at Times Square in New York. This project is in the development stage and is subject to a variety of conditions, including sufficient commitments by advertisers, the availability of financing, and compliance with applicable regulatory requirements. There is no assurance that the project can be brought to fruition or would be profitable for Diversity and AAFC Group if completed.

            EMPLOYEES

            In its production activities AAFC Group relies primarily upon independent third parties for production facilities and personnel. AAFC Group currently has eleven full-time employees. A portion of the salaries payable to AAFC Group's employees is paid, from time to time, directly from the production budgets of the projects on which the individuals are working. AAFC Group hires additional personnel for projects on a contract basis as needed. Such individuals are generally be paid directly from the budget of the projects on which they are working.

            FACILITIES

            AAFC Group leases as its headquarters a facility of approximately 8,000 square feet located at 1245 Fowler St., N.W., in Atlanta, Georgia. Rent under the lease, which expires in November 1996, is $3,200 per month. AAFC Group does not own sound stages and related production facilities (generally referred to as a "studio") and, accordingly, does not have the fixed payroll, general, administrative and other expenses resulting from ownership and operation of a studio. Studio facilities are generally available for rental as needed.

            COMPETITION

            The industries in which AAFC Group operates are extremely competitive. Many of the competitors are major corporations with substantially greater resources than AAFC Group. Although the demand for low-cost quality media products has expanded dramatically with the growth of cable, video and foreign markets, the production of television specials and feature films remains dominated by major studios and distributors. Some major distributors such as Walt Disney, Turner Broadcasting and Fox Broadcasting have acquired or developed their own production companies. In this environment AAFC Group competes on the basis of the artistic creativity of its projects and its commitment to low-cost quality production.

            The production of television commercials is highly fragmented and AAFC Group competes in that field with numerous national and regional companies, no one of which has a major share. AAFC Group competes primarily on the basis of the skills of its executive producers, directors and production staff, and the advantages of Atlanta as a production center.

            ARBITRATION, LITIGATION AND INTELLECTUAL PROPERTY


            AAFC Group is currently involved in an arbitration dispute in Los Angeles, California, with Greystone Communications, Inc. ("Greystone"), its co-producer of the television specials "Angels: The Mysterious Messengers," and "Angels II: Beyond the Light," concerning relations under their main 1994 co-production agreement. Greystone's principal issues relate to certain costs claimed by AAFC Group and to Greystone's contention that it is entitled to participate in revenues from the book
       Angels: The Mysterious Messengers, while AAFC Group claims that Greystone has withheld distribution of certain revenue. While it is unable to predict the results of the arbitration proceedings, management believes that it is remote that any recovery by Greystone would exceed $100,000. No provision has been recorded in the Company's financial statements. See Note 6 of Notes to AAFC Group's consolidated financial statements.

            A former employee of AAFC Group has filed suit against AAFC Group for alleged claimed damages arising in connection with termination of his employment and for alleged unpaid compensation. No lawsuit has yet been filed by the claimant. Management of AAFC believes that there is no liability to the former employee and intends to contest this litigation vigorously any suit that he may initiate.

            There has been substantial litigation in the entertainment industry with respect to any literary properties. AAFC Group has no formal procedure for monitoring the possible infringement of its literary properties by others or for confirming that its literary properties do not infringe the rights of others, but AAFC Group addresses some specific issues as they are brought to its attention from time to time. In 1992, AAFC Group received approximately $350,000 in settlement of its claim that a certain motion picture then in production infringed upon a literary property of AAFC Group.

            In 1996, counsel for MovieAmerica Corporation expressed to AAFC Group "concerns" that the four-feature film properties transferred by Messrs. Brown and Hauck to AAFC Group at the time of its organization in 1991 were or should have been properties of MovieAmerica Corporation by reason of Mr. Brown's duties while he was an employee of MovieAmerica Corporation. See "-Management." Messrs. Brown and Hauck have assured AAFC Group that MovieAmerica Corporation has no ownership interest in the four literary properties.

            MARKETS FOR CAPITAL STOCK; DIVIDENDS


            The capital stock of American Artists is not traded on an established public trading market. As of July 12, 1996, there were 9,407,837 shares of American Artists Common Stock outstanding and 119 recordholders of such shares. American Artists has not declared or paid any cash dividends on its common stock since its formation, and the Board of Directors of American Artists currently intends to retain all of its earnings, if any, for the Surviving Corporation's business. The declaration and payment of cash dividends following the consummation of the Merger will be at the discretion of the Surviving Corporation's Board of Directors.

       MANAGEMENT

            The officers, directors and director nominees of American Artists are as follows:

NAME                              AGE                           POSITION
- --------------------------------  ---  -----------------------------------------------------------

            Steven D. Brown        49  Director, Co-Chairman of the Board, Chief Executive Officer

            Rex Hauck              45  Director, Co-Chairman of the Board, Co-President

            Vivian W. Jones        43  Director, Co-President

            Robert A. Martinez     33  Vice President - Finance, Treasurer

            J. Eric Van Atta       32  Vice President, Secretary

            John Boyd              59  Director

            V. Robert Colton       66  Director

            Malcolm C.
              Davenport, V         44  Director

            Ron L. Loveless        53  Director

            Glen C. Warren         65  Director

            Dan W. Holloway        74  Director Nominee

            Norman J. Hoskin       62  Director Nominee

            STEVEN D. BROWN. Mr. Brown began his association with the motion picture industry in 1976 by initiating and later producing the critically-acclaimed motion picture "The Chosen," starring Rod Steiger, Maximillian Schell and Robby Benson. Mr. Brown founded AAFC Group in July 1991 with Mr. Hauck and has served as Co-Chairman of the Board and Chief Executive Officer since that time. Prior to founding AAFC Group he was President, Chief Operating Officer and Treasurer of MovieAmerica Corporation, a motion picture development company.

            Mr. Brown, who holds a B.B.A. in accounting from the University of Massachusetts and an M.B.A. in finance from Northeastern University, serves on the Governor's Georgia Film and Videotape Advisory Board and served on the Atlanta Film and Video Advisory Board.

            REX HAUCK. Mr. Hauck founded AAFC Group in July 1991 with Mr. Brown. He served as Executive Vice President from the inception of the AAFC Group until July 1994, when he was elected to his current positions. Prior to 1991 he was Senior Vice President of MovieAmerica Corporation. Mr. Hauck has received numerous awards since entering the film industry in 1981, including Emmy Awards as writer for "Bull Rider" (1989) and producer for the children's production "Bug Hollow" (1990). He has also received the New York Film Festival Silver Award for "Pomme de Terre"
       (1986), the AFM Medallion and the Drive-In Academy Award as writer/producer of "Destroyer" (1988) and the Star Award as writer/director of "Bull Rider" (1989).

            Mr. Hauck's other film credits include screenwriter, producer and director of the NBC two-hour prime time specials "Angels: The Mysterious Messengers," hosted by Patty Duke, and "Angels II: Beyond the Light," hosted by Stephanie Powers; associate producer of "Kid Colter"; producer of "The Denver Open"; editor of "This is This."

            In addition to his prize-winning screenplay for "The Destroyer," starring Tony Perkins, Lyle Alzado and Deborah Foreman, Mr. Hauck has written other screenplays, some of which have been optioned by unaffiliated companies for possible feature film production. His book
       Angels: The Mysterious Messengers was published by Ballantine Books, and he has written and directed numerous commercials.

            A member of the Directors Guild of America and the Writers Guild of America, Mr. Hauck received a B.A. degree in sociology from the University of Virginia and pursued studies toward a Master's degree in oceanology at George Washington University.


            VIVIAN W. JONES. Ms. Jones, who has been involved in the film industry for 19 years, founded First Light Entertainment Corporation (originally Current Corporation) ("First Light") in 1993 to purchase certain assets of Jayan House, Ltd., a commercial production company, where she had been employed as General Manager and Executive Producer since 1990. She has been president of First Light since its founding and, after First Light's acquisition by AAFC Group in 1993, co-president of AAFC Group as well. Ms. Jones has won many awards in the commercial production industry including the Clio Award. A graduate of Georgia State University with a degree in business administration, she was named in 1990 one of Atlanta's Top Ten Businesswomen. She is Co-Chair of the Governor's Georgia Film and Videotape Advisory Board and was a founding member of the Mayor's Commission on the Atlanta Entertainment
       Industry.

            ROBERT A. MARTINEZ. Mr. Martinez joined AAFC Group in December 1995 after nine years as an accountant with BDO Seidman, LLP. He received his B.S. degree in accounting from the University of Southern California and became a certified public accountant in 1988.

            J. ERIC VAN ATTA. Prior to joining AAFC Group at its founding in 1991, Mr. Van Atta was associated with Messrs. Brown and Hauck as Vice President and Secretary of MovieAmerica Corporation from 1989. He received his A.B.A. degree from Middle Georgia College in 1985.

            OTHER DIRECTORS. John Boyd, a private investor, was a physician on the staff of Southwest Regional Medical Center from 1969 to January 1996 and President of Boyd Medical Center in McComb, Mississippi, from 1965 to December 1995. V. Robert Colton, a private investor, has been a consultant and advisor to various businesses in the United States and abroad for more than the past five years. He serves as a director of Air Sensors, Inc., an auto emissions technology company. Mr. Davenport has practiced law in West Point, Georgia, since October 1993, originally as a sole practitioner and since 1996 as a partner in the firm of Coulter & Davenport. Mr. Davenport previously practiced law in Dalton, Georgia, as a sole practitioner from 1984 to 1991 and as a partner in Ponder & Davenport, P.C., from 1991 to 1993. He is a director of ITC Holding Company, a communications holding company, and Spintek Gaming Technologies, Inc., a gaming equipment manufacturer and licensor. Ron L. Loveless, a private investor and business consultant from 1986 to 1995 and Senior Vice President-Marketing for Member Services, Inc., since October 1995, was previously Senior Vice President and General Manager of Sam's Wholesale Club, a division of Wal-Mart Stores, Inc. Dr. Glen C. Warren has served as Chairman of the Board of River Oaks Hospital in Jackson, Mississippi, since 1988, President of Mississippi Diagnostic Imaging Center, Ltd., since 1986 and a clinical professor of neurological surgery at the University of Mississippi School of Medicine since 1972.

            Dan W. Holloway and Norman J. Hoskin have agreed to serve as members of AAFC's Board of Directors upon their election at a future meeting of shareholders. Dr. Holloway is a physician in private practice in Las Vegas, Nevada, affiliated with Desert Springs Hospital, where he is presently Chairman of the Department of Family Practice. Mr. Hoskin has been Chairman of the Board of Directors of Atlantic International Capital, Inc. since July 1994. He was previously Chairman of Atlantic Capital Group, Ltd., a venture capital advisory service, from 1986. Mr. Hoskin is a director of Aquacare Systems, Inc., a producer of water purification equipment, Consolidated Technologies Corp., a diversified manufacturing company, Concept Technologies Group, Inc., which specializes in high-tech 3-D technology, Trans Global Services, Inc., a telephone and internet communications company and Sequential Information Systems, Inc., a high-tech aircraft equipment company,

       CERTAIN RELATED TRANSACTIONS


            Upon the founding of AAFC Group in July 1991, Messrs. Brown and Hauck each acquired 2,380,000 shares of Common Stock of AAFC Group in exchange for assigning to the corporation four feature film properties (screenplays or treatments) valued by the Board of Directors at $238,000.

            AAFC Group is currently seeking to obtain financing for production of one of the film properties, entitled "I.R.S., Death and Taxes," through a limited liability company to which the property would be licensed. See INFORMATION REGARDING AMERICAN ARTISTS - Business of American Artists. The other properties, entitled "Blood Brothers," "Prometheus 2000," and "The Watchman," are being held by AAFC Group for future exploitation. Mr. Van Atta at the time of founding purchased 100,000 shares of Common Stock at an aggregate price of $5,000 ($0.05 per share), paid by delivery of his non-recourse promissory note, which he satisfied in full in December 1995.

            Pursuant to an agreement dated August 31, 1993, and restructured November 3, 1995, AAFC Group acquired all of the outstanding stock of Current Corporation (later renamed First Light Entertainment Corporation) from Ms. Jones in exchange for 750,000 shares of Common Stock of AAFC Group and an option to purchase up to 1,500,000 additional shares on or before September 1, 2003, at a price of $0.50 per share. Ms. Jones' options become exercisable in three annual increments of 500,000 shares each, the last of which will vest September 1, 1996. Current Corporation, organized by Ms. Jones in August 1993, had acquired certain assets of Jayan House, Ltd., a commercial production business with which she had been employed, in exchange for its 4.37% note, $100,000 principal amount, payable in 20 equal quarterly installments of principal and interest commencing November 1993.

            Since December 1993 Dr. Warren has purchased 147,060 shares of Common Stock of AAFC Group at an aggregate price of $125,000 ($0.85 per share). In connection with certain of these purchases, Dr. Warren also received warrants for the purchase of 44,118 shares of Common Stock at a price, to be determined by the related agreement, between $1.50 and $2.00. These warrants are exercisable through June 1998. In November 1995 the AAFC Group granted Dr. Warren an option under its 1995 Stock Option Plan to purchase 200,000 shares of Common Stock of AAFC Group at $0.85 per share. The option expires in June 1998.

            Effective July 1995 AAFC Group agreed with Dr. Warren and Mr. Boyd to cancel February 1993 transactions in which the two individuals each purchased, by delivery of their respective non-recourse promissory notes, 111,111 shares of Common Stock of AAFC Group at an aggregate price of $100,000 ($0.90 per share).


            In July 1994 AAFC Group issued shares of Common Stock of AAFC Group to certain private investors to retire options previously purchased by, or included in stock and option units purchased by those investors. Included among those investors were certain directors of AAFC Group, who were issued 81,977 shares of AAFC Group Common Stock in exchange for an aggregate of 819,774 options exercisable at prices ranging from $1.25 to $2.25 per share. The directors who were option holders were as follows:

                                          NUMBER OF SHARES       WEIGHTED AVERAGE          SHARES ISSUED
OPTION HOLDERS                            SUBJECT TO OPTION      OPTION EXERCISE PRICE     IN EXCHANGE

John W. and Sandra L. Boyd                500,000                $1.45                      50,000
Glen C. Warren                            259,533                 1.56                      25,953
Ron L. Loveless                            60,241                 1.75                       6,024


            In July 1993, Dr. Glen Warren and Dr. John Boyd opened a $100,000 revolving bank line of credit with Deposit Guaranty National Bank for the benefit of AAFC Group. In September 1994, the revolving line of credit was replaced by a note which AAFC is repaying in monthly installments.
       At April 30, 1996, the principal balance was $46,100.

           Under an agreement dated May 16, 1995, as amended, AAFC Group has retained Atlantic International Capital, Ltd. ("AIC"), of which Mr. Hoskins is Chairman and a principal shareholder, to assist AAFC Group in its efforts to secure $4,000,000 in a private placement of up to 25% of American Artists's capital stock prior to July 31, 1996, or a later date, if extended. Upon successful completion of such a placement, AIC would be entitled to 5% of the capital stock of American Artists plus $380,000. Under this agreement, American Artists has paid AIC retainer fees of $35,750 and reimbursed $732 in expenses. American Artists will pay a monthly retainer of $3,000 through July 31, 1996, and, upon completion of the private placement, $5,000 per month thereafter for 12 months.
       Subject to the parties rights to terminate the agreement upon 90 days' prior notice, AIC also has certain rights to serve as American Artists's sole advisor in connection with certain other corporate finance transactions.

            In April 1996 Messrs. Brown, Hauck and Warren and Ms. Jones entered an agreement under which they agreed to vote all their shares of stock of AAFC Group as a block in accordance with the majority vote (by shares) among themselves. By reason of their corporate offices, share ownership and voting agreements they may be deemed "controlling persons" of AAFC Group.

       MANAGEMENT COMPENSATION

            The following table furnishes compensation information for the year ended July 31, 1995, for the Chief Executive Officer and the other most highly compensated executive officers who during such year earned more than $100,000 in base salary for services rendered in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION
                                               -----------------------------
                                                                   OTHER
            NAME AND                                               ANNUAL
            PRINCIPAL POSITION                  SALARY   BONUS  COMPENSATION
            ------------------                 --------  -----  ------------
            Steven D. Brown                    $108,000   -0-        -0-
            Co-Chairman of the Board
            Executive Officer of AAFC Group

            Rex Hauck                          $108,000   -0-        -0-
            Co-Chairman of the Board
            of Directors and Co-President
            of AAFC Group

            Vivian W. Jones                    $108,000   -0-        -0-
            Co-President and Director
            of AAFC Group; President of
            First Light


       DIRECTOR COMPENSATION

            Currently, members of the Board of Directors are not compensated for their services as directors.

       STOCK OPTION PLAN

         On December 1, 1995, AAFC adopted its 1995 Stock Option Plan (the "Stock Option Plan"). The purpose of the Stock Option Plan is to encourage grown in shareholder value by providing financial incentives to selected members of its Board of Directors, employees, consultants and advisors who are in positions to make significant contributions toward that success. The aggregate number of shares of Common stock reserved for issuance under the Stock Option Plan is 2,500,000 shares. Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non-qualified stock options. The Stock Option Plan permits the grant of stock appreciation rights in connection with the grant of stock options. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors.
       The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible directors, employees, consultants and advisers to whom options may be granted, the number of shares of AAFC's Common Stock subject to each option, and the extent to which options may be exercisable. The Compensation Committee is empowered to interpret the Stock Option Plan and to prescribe, amend and rescind the rules and regulations pertaining to the Stock Option Plan. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

            Any incentive stock option that is granted under the Stock Option Plan may not be granted at a price less than the fair market value of AAFC's Common Stock on the date of grant (or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of AAFC). Non-qualified stock options may be granted at the exercise price established by the Compensation Committee, which may not be less than the fair market value of the Common Stock on the date of grant.

            Each option granted under the Stock Option Plan is exercisable for a period not to exceed ten years from the date of grant (or five years in the case of a holder of more than 10% of the total combined power of all classes of stock of AAFC) and shall lapse upon expiration of such period, or earlier upon termination of the recipient's employment with AAFC, or as determined by the Compensation Committee.

            As of July 10, 1996, options to purchase 3,273,120 (pre-merger) shares of Common Stock were outstanding under the Stock Option Plan and no shares of Common Stock had been issued upon exercise of options granted under the Stock Option Plan.

       STOCK OWNERSHIP

             The following table shows beneficial ownership of capital stock of American Artists at April 30, 1996, and of the Surviving Corporation as if the Merger had occurred on such date for the respective directors, director nominees and 10% shareholders and for all officers and directors as a group:


                               Shares of Common Stock     Shares of Class A Stock       Shares of Class B
                                of American Artists        Common Stock of the         Common Stock of the
                                Beneficially Owned        Surviving Corporation       Surviving Corporation
                                   Prior to the          Beneficially Owned After    Beneficially Owned After
                                     Merger            Completion of the Merger(2)  Completion of the Merger(2)
              Name(1)             Number       %           Number               %         Number             %


       Steven D. Brown         2,143,000     22.8%              100              -        1,256,127        22.8%

       Rex Hauck               2,237,000     23.8%              100              -        1,311,229        23.8%

       Vivian W. Jones         1,750,000(3)  16.8%              100(2)            -       1,025,750(3)     16.8%

       John W. Boyd              584,000      6.2%              100              -          342,241         6.2%

       Dr. Glen W. Warren        526,134      5.6%              100              -          308,320         5.6%

       Ron L. Loveless            86,265      0.9%              100              -           50,469         0.9%

       V. Robert Colton           10,000      0.1%              100              -            5,762         0.1%

       Malcolm C. Davenport, V   223,824(4)   2.4%              100              -          131,106         2.4%



       Norman J. Hoskin                        -            -                       -           -              -         -

       Dr. Dan Holloway                        -            -                       -           -              -         -

       All Officers and Directors)
       as a Group (12 persons)         7,700,223         73.5%                    800         0.1%     4,512,972      73.6%


            (1) The address for the officers, directors, and director nominees is the corporate office of AAFC Group located at 1245 Fowler St., N.W., Atlanta, Georgia 30318.


            (2) The percentages shown assume that (i) all of the shares offered in the Public Offering are sold, and (ii) no options or warrants to purchase American Artists Common Stock are exercised between the date of this Proxy Statement/Prospectus and the Effective Time.


            (3) Includes 1,000,000 shares of American Artists (586,200 shares of Class B Common Stock of the Surviving Corporation) obtainable upon the exercise of currently exercisable options.


            (4) Including 110,000 shares acquired from Mr. Brown and 40,000 shares acquired from Mr. Hauck in June 1994, all at $0.75 per share, by Mr. Davenport as trustee of a family trust.




                         DESCRIPTION OF CAPITAL STOCK

            The aggregate number of shares of capital stock which Setab Alpha has the authority to issue (and which the Surviving Corporation will have authority to issue) under its Amended Articles of Incorporation is 50,000,000 shares, consisting of 20,000,000 shares of Class A Common Stock par value $0.001 per share; 20,000,000 shares of Class B Common Stock par value $0.001 per share (the Class A Common Stock and the Class B Common Stock hereinafter sometimes referred to collectively as the "Common Stock"); and 10,000,000 shares of preferred stock, par value $0.001 per share. As of April 30, 1996, 20 shares of Class A Common Stock were issued and outstanding, and no shares of Class B Common Stock or preferred stock have been issued.

       AUTHORIZED AND OUTSTANDING COMMON STOCK

            The Class A Common Stock and the Class B Common Stock are identical in all respects and the holders thereof will have equal rights and privileges, except with respect to the election of directors. The holders of outstanding shares of Common Stock will be entitled to vote on the election of directors as follows:

                      (A) With respect to the election of directors, holders of
                 Class B Common Stock voting as a separate class will be entitled to elect a number of directors equal to the greater of:

                      (i) the number (rounded to the nearest whole number) that bears to the total number of directors of Setab Alpha the same ratio that the number of outstanding shares of Class B Common Stock bears to the aggregate number of outstanding shares of Class A and Class B Common Stock, or

                      (ii) the smallest number of directors that constitutes a majority of the Board of Directors.

                 Holders of Class A Common Stock voting as a separate class shall be entitled to elect all of the other members of the Board of Directors.

                      (B) The holders of Class A Common Stock as a separate
                 class will be entitled by majority vote to remove, with or without cause, any director elected by the holders of Class A

                 Common Stock (or by directors elected by them) and the holders of Class B Common Stock as a separate class will be entitled by majority vote to remove, with or without cause, any director elected by the holders of Class B Common Stock (or by directors elected by them).

                      (C) Any vacancy in the office of a director elected by the holders of Class A Common Stock may be filled by majority vote of such holders voting as a separate class and any vacancy in the office of a director elected by the holders of Class B Common Stock may be filled by majority vote of such holders voting as a separate class or, in the absence of a shareholder vote, in either case by majority vote of the remaining directors elected by holders of the same class. Any vacancy created by increasing the number of directors may be filled by majority vote of the holders of Class A Common Stock voting as a separate class or of the holders of Class B Common Stock voting as a separate class or, in the absence of a shareholder vote, in either case by majority vote of the directors of such class, whichever is necessary in order to insure that holders of Class B Common Stock (or directors elected by them) shall have elected the same number of directors as they would be entitled to elect at such time in an election of directors pursuant to sub-paragraph (A) above, and that holders of Class A Common Stock (or directors elected by them) shall have elected the other members of the Board of Directors. Any director elected by the members of the Board of Directors to fill a vacancy shall serve until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

            Except as set forth above or otherwise in the Amended Articles of Incorporation or Bylaws of Setab Alpha or otherwise required by law, the holders of Class A and Class B Common Stock will vote together as a single class on all matters submitted for vote of the shareholders, with each share being entitled to one vote.

            Notwithstanding the foregoing, Class A and Class B Common Stock will be deemed to be in all respects a single class of Common Stock, and no distinction whatsoever will exist between the voting rights or any other rights and privileges of the holders of Class A and Class B Common Stock, if at any time after December 31, 1996, the number of issued and outstanding shares of Class B Common Stock constitutes less than 10% of the aggregate number of issued and outstanding shares of Class A and Class B Common Stock. Moreover, (i) at any time when no shares of Class B Common Stock are issued and outstanding the holders of Class A Common Stock shall have exclusive voting power on all matters, and (ii) at any time when no shares of Class A Common Stock are outstanding the holders of Class B Common Stock shall have exclusive voting power on all matters.

            Each holder of record of Class B Common Stock may at any time or from time to time, in such holder's sole discretion, elect to convert any whole number of such holder's Class B Common Stock into fully paid and nonassessable Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock converted. Any such conversion may be effected by the holder surrendering the certificate or certificates evidencing the Class B Common Stock to be converted, duly endorsed, at the office of any transfer agent for the Class B Common Stock, together with a written notice (in form satisfactory to Setab Alpha) that the holder elects to convert all or a specified number of shares of Class B Common Stock and stating the name or names in which such holder desires the certificate or certificates for such shares of Class A Common Stock to be issued. Authorized shares of Class A Common Stock, to the extent that such shares shall be subject to issuance or reissuance upon conversion of the shares of issued and outstanding Class B Common Stock as aforesaid, will be held in reserve by Setab Alpha, without the necessity of any declaration by the Board of Directors, to be issued or reissued only upon conversion of shares of issued and outstanding Class B Common Stock. No Class B Common Stock may be issued unless the reserved shares of Class A Common Stock are sufficient to satisfy the conversion privilege that will then exist with respect to such Class B Common Stock when issued.

            Any transfer of record of shares of Class B Common Stock other than to a Qualified Transferee (as herein defined) will be conclusively deemed to constitute an election by the holder of record thereof to convert the said shares of Class B Common Stock into an equal number of shares of Class A Common Stock. As used herein, "Qualified Transferee" means any one or more of (i) the transferor's spouse, issue, parents or siblings, or a trust for the benefit of the transferor or any such persons, (ii) in the event of the transferor's death or legal disability, the transferor's executor, administrator or personal representative, (iii) any transferee receiving the shares as a gift, legacy or inheritance, or as a distribution from a corporation, partnership, trust or other entity in respect of the transferee's ownership interest therein, or (iv) any other person approved in their sole discretion by the board of directors or its designee upon written application submitted to the Secretary of Setab Alpha at least five business days prior to the date of the transfer. Any shares of Class B Common Stock transferred beneficially but not of record may upon application by any record holder of Class B Common Stock be denied the right to vote and receive payment of dividends until the shares have been transferred of record.

            All shares of capital stock of Setab Alpha currently issued and outstanding are classified as shares of Class A Common Stock. Shares of Class B Common Stock may be issued only (i) in connection with an acquisition (whether by merger or otherwise) by Setab Alpha or any of its subsidiaries of any other firm, corporation, business enterprise, or other business asset (ii) pursuant to any employee benefit plan now in effect or hereafter adopted, (iii) to effect a subdivision of such shares in the form of a stock split, stock dividend or other distribution in respect of such shares, or (iv) otherwise with the approval of the holders of a majority of the shares of Class B Common Stock then outstanding.

            Upon any stock dividend or other distribution in the form of Common Stock of Setab Alpha, only Class A Common Stock will be distributed in respect of Class A Common Stock and only Class B Common Stock may be distributed in respect of Class B Common Stock. Whenever any such distribution is made, the same number of shares shall be distributed in respect of each outstanding share of Class A and Class B Common Stock. Setab Alpha will not combine or subdivide shares of either of such classes without at the same time making a proportionate combination or subdivision of shares of the other class.


            Neither the holders of the Class A Common Stock, nor the holders of the Class B Common Stock have preemptive or other subscription rights to participate in any subsequent external financing arrangements which may be made by the Company or to cumulate their respective votes in connection with the election of directors.

       PREFERRED STOCK

            Setab Alpha has 10,000,000 shares of authorized but undesignated preferred stock. The Board of Directors is authorized to provide for the issuance of classes and series of preferred stock out of these undesignated shares and to establish the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any such class or series of preferred stock, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of Setab Alpha.

       TRANSFER AGENT AND REGISTRAR

            Setab Alpha has appointed Liberty Transfer, Inc. as the transfer agent and registrar of the Class A Common Stock and the Class B Common Stock.

       COMPARATIVE RIGHTS OF SHAREHOLDERS

            GENERAL

            As a result of the Merger, holders of American Artists Common Stock will become shareholders of the Surviving Corporation, and the rights of all such former American Artists Shareholders will thereafter be governed by the Missouri General and Business Corporation Law (the "Missouri Law") and the Articles of Incorporation and Bylaws of the Surviving Corporation. The rights of shareholders of American Artists are presently governed by the Georgia Business Corporation Code ("GBCC") and the Articles of Incorporation and Bylaws of American Artists. The following summary sets forth the material differences between the rights of American Artists Shareholders and Setab Alpha shareholders.

            RIGHTS OF SETAB ALPHA CLASS A AND CLASS B COMMON STOCK

            The Articles of Incorporation of American Artists provide that the Common Stock shall possess all rights and privileges as are afforded to capital stock by applicable Georgia law, including but not limited to the payment of dividends, the right to vote for the directors of American Artists, and the right to receive the assets of American Artists upon liquidation, dissolution or winding-up of the company. If the Merger is consummated, holders of American Artists Common Stock will receive in exchange for their shares of Class A and Class B Common Stock of the Surviving Corporation. The Amended and Restated Articles of Incorporation of the Surviving Corporation provide that the holders of Class B Common Stock voting as a separate class will be entitled to elect a number of directors equal to the greater of (i) the number (rounded to the nearest whole number) that bears to the total number of directors of the Company the same ratio that the number of outstanding shares of Class B Common Stock bears to the aggregate number of outstanding shares of Class A and Class B Common Stock, or (ii) the smallest number of directors that constitutes a majority of the Board of Directors. The holders of Class A and Class B Common Stock will be entitled, voting respectively as a separate class, to remove, with or without cause, any director elected by the holders of such class or to fill any vacancy in the office of a director elected by the holders of the respective class.

            Pursuant to the Merger Agreement, none of the shares of Class A or Class B Common Stock issued in connection with the Merger, or issued upon exercise of currently outstanding options or warrants of American Artists, may be sold, transferred or assigned, and no shares of Class A Common Stock issued upon conversion of such Class B Common Stock may be sold, transferred or assigned, in each case within 365 days after the Effective Time, unless such sale, transfer or assignment has been approved in writing by the Surviving Corporation upon the written application by the holder of such shares. The Surviving Corporation may place a legend to this effect on the certificates representing such shares.

            Except as set forth above or otherwise in the Amended and Restated Articles of Incorporation or Bylaws of the Surviving Corporation or otherwise required by law, the holders of Class A and Class B Common Stock will vote together as a single class on all matters submitted for vote of the shareholders, with each share being entitled to one vote. If at any time no shares of either the Class A or Class B Common Stock are issued and outstanding, the holders of the issued and outstanding Class A or Class B Common Stock shall have exclusive voting power on all matters.

            Holders of Class B Common Stock may convert their Class B Common Stock into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock by following the procedures more fully described above. Any transfer of Class B Common Stock other than to certain designated transferees will be deemed to constitute an election by the holder thereof to convert such Class B Common Stock into Class A Common Stock. Shares of Class B Common Stock may be issued only in connection with an acquisition of a business, an employee benefit plan, a subdivision of shares, or otherwise with the approval of a majority of holders of Class B Common Stock.

            MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

            Under Georgia law, a plan of merger must be approved by the affirmative vote of a majority of all of the voting shares of the corporation and the affirmative vote of the holders of a majority of the shares of each class of stock outstanding and entitled to vote thereon unless the GBCC, the articles of incorporation or the bylaws provide otherwise. A plan of share exchange must be similarly approved by the shareholders of the corporation being acquired. The sale by a corporation of all or substantially all of its assets must be approved by a majority of all the votes entitled to be cast on the transaction. Additionally, Georgia law provides that with respect to a merger no vote of the shareholders of the surviving corporation is required, unless its articles of incorporation otherwise provide (American Artists' Articles of Incorporation do not so provide), to approve the merger if
       (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger, and (iii) the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warranties issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger. The Articles of Incorporation and Bylaws of American Artists do not alter the voting requirements described above.

            Under Missouri law, the vote required to approve a plan of merger, consolidation or sale of all or substantially all the assets of the corporation is two-thirds of the outstanding shares entitled to vote at such meeting, unless the articles of incorporation provide otherwise. Where the merger is between one or more Missouri corporations and one or more foreign corporations, the foregoing two-thirds vote is required only for the Missouri corporation. The foreign corporation or corporations must comply with the applicable provisions of the jurisdiction where they are incorporated.

            ANTI-TAKEOVER AND FAIR PRICE LAWS

            Georgia law contains certain "business combinations" provisions which may have the effect of preventing, discouraging or delaying a change of control of a Georgia corporation that elects to be subject to the business combinations. Georgia corporations may adopt a provision in their bylaws requiring that business combinations be approved by a special vote of the board of directors and/or shareholders unless certain fair pricing criteria are met. Georgia law also permits corporations to adopt a provision in their articles of incorporation or bylaws requiring that business combinations with "interested shareholders" be approved by a super-majority vote. Neither of the foregoing provisions has been adopted in the Articles of Incorporation or Bylaws of American Artists.

            The Missouri Law provides that under certain circumstances, a corporation may engage in a business combination with a shareholder owning 20% or more of the outstanding voting power of the corporation provided such business combination occurs at least five years after such interested shareholder became such; provided further, that the consideration received by shareholders in such transaction is at least equal to the greater of (i) the highest per share price paid by the interested shareholder while an interested shareholder during the five-year period prior to the announcement of the business combination or (ii) the higher of the market price of the shares on the announcement date or on the date of the interested shareholder's acquisition of the stock.

            DISSENTERS' RIGHTS

            Georgia law grants shareholders the right to dissent and receive payment of fair value of their shares in connection with (i) mergers and sales by the corporation of all, or substantially all, of its assets for which shareholder approval is required, (ii) share exchanges (where the corporation's shares are being acquired) for which shareholder approval is required, (iii) amendments to the articles of incorporation which materially and adversely affect certain rights in respect of the dissenter's shares, and (iv) any corporate action to the extent the articles, bylaws or any resolution of the board of directors grant a right of dissent (American Artists' Articles of Incorporations and Bylaws do not grant such rights). This right is not available if the affected shares are listed on a national securities exchange or held of record by more than 2,000 shareholders unless (a) the articles of incorporation or a resolution of the board of directors approving the transaction provide otherwise, or (b) in a plan of merger or share exchange, the holders of such shares are required to accept anything other than share of the surviving corporation or another publicly held corporation, except for payments in lieu of fractional shares. The American Artists Articles of Incorporation do not modify these limitations on dissenters' rights. For a more complete description of the rights of shareholders to dissent under Georgia law, see "RIGHTS OF DISSENTING SHAREHOLDERS."

            Similarly, Missouri law provides that a shareholder of a Missouri corporation who complies with applicable statutory procedures is entitled to receive fair value for his or her shares if the shareholder votes against certain transactions, including without limitation, a merger or consolidation, a disposition of all or substantially all of the corporation's assets, a share exchange, an amendment to the articles of incorporation which materially and adversely affects the rights of such shareholder, or any other action taken in accordance with the articles of incorporation and bylaws which grant such rights.

            ACTIONS BY CONSENT OF SHAREHOLDERS WITHOUT MEETING

            Under Georgia law, any action that may be taken at a shareholder's meeting may be taken without a meeting if all of the shareholders entitled to vote at such meeting consent in writing to such action, or, if so provided in the articles of incorporation, by persons who would have the power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at meeting. The Articles of Incorporation of American Artists provides that an action may be taken by written consent of less than all of the shareholders, provided that action by less than unanimous written consent may not be taken with respect to any election of directors as to which shareholders would be entitled to cumulative voting.

            Missouri law provides that any action that may be taken at a shareholder's meeting may be taken without a meeting if all of the shareholders entitled to vote at such meeting consent in writing to such action.

            INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS

            As permitted by Georgia law, the Articles of Incorporation of American Artists provide that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or other duty as a director, provided, however, that a director will be liable for any appropriation, in violation of the director's duties, of any business opportunity of the corporation, for acts or omissions which involve intentional misconduct or a knowing violation of the law, for any transaction from which the director derived an improper personal benefit, or for any unlawful distribution for which the director voted or to which the director assented. American Artists' Articles of Incorporation provide that American Artists shall indemnify each director and officer of the company against all expenses reasonably incurred by him or imposed on him in connection with, or arising out of, any action, suit or proceeding in which he may be involved by reason of his being or having been a director or officer of American Artists, provided that such person acted in good faith and in the manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had to reasonable cause to believe his conduct was unlawful. Under Georgia law the corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

            The Missouri Law does not contain a similar or corresponding provision permitting Missouri corporations to limit the personal liability of directors to the corporation. Missouri law does provide that a corporation may indemnify a director or officer against liabilities and expenses if such director or officer acted in good faith and in a manner in which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of a criminal action, if the director or officer had no reason to believe his or her conduct was unlawful. In a proceeding brought by or on behalf of the corporation, no indemnification shall be made with respect to any claim as to which an officer or director has been adjudged to have been reasonably and fairly entitled to indemnification of expenses. Indemnification may be made by a corporation only if a determination has been made, by majority vote of a quorum of the disinterested directors or by the shareholders or by independent legal counsel, that the director or officer met the required standard of conduct. A corporation may purchase liability insurance on behalf of an officer or director whether or not the corporation would otherwise have the power to indemnify such a person. Moreover, the Missouri law provides that the articles of incorporation or bylaws of a corporation may authorize any further indemnity to an officer or director, provided that no indemnity is given for conduct that is adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct. For additional information see "CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS OF SETAB ALPHA--Indemnification of Directors and Officers."

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Setab Alpha and American Artists have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

            PREEMPTIVE RIGHTS

            Georgia law does not provide for preemptive rights to acquire a corporation's unissued stock; however, such right may be expressly granted to the shareholders in a corporation's certificate or articles of incorporation. The Articles of Incorporation of American Artists do not provide for preemptive rights.

            Missouri law allows the preemptive rights of shareholders to be limited or denied to the extent provided in the articles of incorporation. The Amended Articles of Incorporation of the Surviving Corporation provide that holders of all classes of stock in the corporation shall not have preemptive rights to acquire additional shares in the corporation.

            CONTROL SHARE ACQUISITION PROVISIONS

            Missouri has enacted a "control share acquisition" statute which restricts voting rights of persons with respect to shares acquired by such person which, when added to the shares already owned by the acquiring person, would entitle such person to exercise certain degrees of voting power with respect to the stock of the issuing corporation. These voting restrictions may be lifted if (i) the retention of voting rights is approved by at least a majority of shares entitled to vote, excluding interested shares and (ii) certain disclosure requirements are met. A corporation's articles of incorporation or bylaws may provide that the corporation will not be subject to the control share acquisition statute. The Amended Articles of Incorporation of the Surviving Corporation do not exempt Setab Alpha from Missouri's control share acquisition statute.

            Georgia law does not contain a statute comparable to Missouri's control share acquisition statute discussed above.

            TAKEOVER BID DISCLOSURE

            Pursuant to the Missouri Takeover Bid Disclosure Act, Missouri regulates takeover bids, which are defined as the acquisition of or offer to acquire any equity security of a Missouri corporation if, after acquisition thereof, the offeror would directly or indirectly be a beneficial owner of more than five percent of any class of the issued and outstanding equity securities of such target corporation. A "takeover bid" does not include an offer to acquire such equity securities solely in exchange for other securities, or the acquisition of such equity securities pursuant to such offer, for the sole account of the offeror, in good faith and not to avoid the statutory takeover bid regulation, and not involving any public offering within the meaning of the Securities Act. An offeror must, prior to making a takeover bid, file with the Commissioner of Securities and deliver to the target corporation certain materials, including copies of all offering information, certain information about the offeror, the source of financing for the offer, the number of shares to be acquired and whether the offeror intends to sell the assets of the corporation.

            Georgia does not have a statute comparable to the Missouri Takeover Bid Disclosure Act.

            AMENDMENT OF ARTICLES OF INCORPORATION

            Under Georgia law, the articles of incorporation may be amended only by the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment, unless the articles of incorporation provided otherwise. The Articles of Incorporation of American Artists do not alter the vote required to amend the articles of incorporation.

            Similarly, Missouri law provides that the articles of incorporation may be amended by the affirmative vote of the holders of a majority of the shares present and entitled to vote on the amendment, except with respect to an amendment which would have the effect of opting the corporation out of the control share acquisition statute, which amendment must be approved by a two-thirds vote of the shares.

            AMENDMENT OF BYLAWS

            Georgia law provides that, unless a corporation's articles of incorporation, applicable law or a particular bylaw approved by the shareholders provides otherwise, either the corporation's directors or shareholders may amend that corporation's bylaws. The Articles of Incorporation and Bylaws of American Artists do not limit the ability of either the directors or shareholders to amend such Bylaws.

            Under Missouri law, the power to adopt, amend or repeal the bylaws is reserved to the shareholders unless vested by the articles of incorporation in the board of directors. The Amended Articles of Incorporation of the Surviving Corporation provide that the board of directors may amend the Bylaws.


                     CERTAIN PROVISIONS OF THE ARTICLES OF
                    INCORPORATION AND BYLAWS OF SETAB ALPHA

            Following the consummation of the Merger the Amended Articles of Incorporation and Bylaws of Setab Alpha will be the Articles of Incorporation and Bylaws of the Surviving Corporation. The Amended Articles of Incorporation and Bylaws of Setab Alpha contain certain provisions regarding the rights and privileges of shareholders, some of which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of the Surviving Corporation, diminishing the opportunities for shareholders to participate in tender offers, including tender offers at a price above the then current market value of the Class A Common Stock or over a shareholder's cost basis in the Class A Common Stock, and inhibiting fluctuations in the market price of the Class A Common Stock that could result from takeover attempts. These provisions of the Articles and Bylaws are summarized below.

       SIZE OF BOARD AND ELECTION OF DIRECTORS

            The Articles provide that the Board of Directors will consist of such number of directors as shall be determined from time to time by the Board of Directors, which number will be not less than three nor more than 15 directors in the absence of any amendment to Setab Alpha's Amended Articles of Incorporation. Under applicable law, any such amendment would require the consent of the Board of Directors and the holders of a majority of the Common Stock then outstanding. The Articles further provide that the Board may amend the Bylaws by action taken in accordance with such Bylaws, except to the extent that any matters under the Articles or applicable law are specifically reserved to the shareholders.

       SHAREHOLDER NOMINATIONS AND PROPOSALS

            Setab Alpha's Bylaws provide advance notice requirements for shareholder nominations and proposals at annual meetings of Setab Alpha. Shareholders may nominate directors or submit other proposals only upon written notice to Setab Alpha not less than 120 days nor more than 150 days prior to the date of the notice to shareholders of the previous year's annual meeting. A shareholder's notice also must contain certain additional information, as specified in the Bylaws. The Board may reject any proposals that are not made in accordance with the procedures set forth in the Bylaws or that are not proper subjects of shareholder action in accordance with the provisions of applicable law.

       CALLING SHAREHOLDER MEETINGS; ACTION BY SHAREHOLDERS WITHOUT A MEETING

            Matters to be acted upon by the shareholders at special meetings are limited to those which are specified in the notice thereof. A special meeting of shareholders may be called by the Board of Directors or the President of Setab Alpha. As required by Missouri law, the Bylaws provide that any action by written consent of shareholders in lieu of a meeting must be signed by all of the holders of outstanding stock.

            The foregoing provisions contained in the Articles and Bylaws are designed, in part, to make it more difficult and time consuming to obtain majority control of the Board of Directors or otherwise to bring a matter before shareholders without the Board's consent, and therefore to reduce the vulnerability of Setab Alpha to an unsolicited takeover proposal. These provisions are designed to enable the Setab Alpha (and, following the Merger, the Surviving Corporation) to develop its business in a manner which will foster its long-term growth, without the threat of a takeover not deemed by the Board to be in the best interests of Setab Alpha (or, following the Merger, the Surviving Corporation) and its shareholders, and to reduce, to the extent practicable, the potential
       disruption entailed by such a threat.   However, these provisions may
       have an adverse effect on the ability of shareholders to influence the governance of the Surviving Corporation and the possibility of shareholders receiving a premium above the market price for their securities from a potential acquirer who is unfriendly to management.

       INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) of (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involves an accounting for profits pursuant to Section 16(b) of the Exchange Act. Paragraph 9 of the Articles of Incorporation of Setab Alpha permits Setab Alpha to enter into agreements with its directors, officers, employees and agents to provide such indemnification as deemed appropriate. Paragraph 9 also provides that Setab Alpha shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

            Setab Alpha has entered into an indemnification agreement with its directors and executive officers. The form of indemnity agreement provides that such person will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of any threatened, pending or completed action, suit or proceeding, on account of his services as a director and officer of Setab Alpha or any other company or enterprise in which he is serving at the request of Setab Alpha, or as a guarantor of any debt of Setab Alpha. To the extent the indemnification provided under the agreement exceeds that permitted by applicable law, indemnification may be unenforceable or may be limited to the extent it is found by a court of competent jurisdiction to be contrary to public policy. The officers and directors of Setab Alpha also have been indemnified with respect to certain matters relating to this Prospectus and the Registration Statement of which this Prospectus is a part, including certain liabilities arising under the Securities Act. See "THE MERGER AGREEMENT--Representations, Warranties and Covenants." Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Setab Alpha pursuant to the foregoing indemnification provisions, or otherwise, Setab Alpha has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

            Setab Alpha may procure and maintain a policy of insurance under which the directors and officers of Setab Alpha will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.


                       RIGHTS OF DISSENTING SHAREHOLDERS

            Pursuant to Section 14-2-1302 of the Georgia Business Corporations Code ("GBCC"), any record shareholder of American Artists entitled to vote on the Merger who objects to the Merger and who fully complies with
       Section 14-2-1301 et seq. of the GBCC will be entitled to demand and receive payment in cash of an amount equal to the fair value of such shareholder's shares of American Artists Common Stock if the Merger is consummated. A record shareholder may exercise such dissenter's rights as to fewer than all the shares registered in such shareholder's name only if such shareholder dissents with respect to all shares beneficially owned by any one beneficial owner and notifies American Artists in writing of the name and address of each person on whose behalf such shareholder is asserting dissenter's rights. In determining the amount to be received in connection with the exercise of statutory dissenter's rights under the provisions referred to above, the fair value of a dissenting shareholder's shares of American Artists Common Stock will equal the value of such shares immediately prior to the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger.

            Shareholders desiring to receive payment of the fair value of such shares in accordance with the requirements of the GBCC (i) must deliver to American Artists written notice of such shareholder's intent to demand payment prior to the shareholder vote on the Merger and (ii) must not vote such shareholder's shares in favor of the Merger. If the Merger Agreement is approved, any shareholder desiring to dissent must additionally (I) demand payment for the shares in writing and (II) deposit such shareholder's certificates of American Artists Common Stock in accordance with the terms of a notice that will be sent to such shareholder by American Artists no later than 10 days following the consummation of the Merger. Written notices of intent to dissent from the Merger must be sent to: J. Eric Van Atta, Secretary, American Artists Film Corporation, 1245 Fowler Street, N.W., Atlanta, Georgia

       30318. A VOTE AGAINST THE MERGER AGREEMENT ALONE WILL NOT SATISFY THE REQUIREMENTS FOR SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT, SEPARATE WRITTEN DEMAND FOR PAYMENT OF FAIR VALUE FOR THE SHARES OF AMERICAN ARTISTS COMMON STOCK AND THE DEPOSIT OF SUCH STOCK CERTIFICATES WITH AMERICAN ARTISTS. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH ALL OF THOSE CONDITIONS.

            Within 10 days of the later of the Effective Time or receipt of a demand for payment by a shareholder who deposits stock certificates in accordance with the dissenters' notice sent to those shareholders who notified American Artists of their intent to dissent (as described in the preceding paragraph) (the "Offer Date"), American Artists must offer to pay the amount of what it estimates to be the fair market value of the dissenting shareholder's stock to the shareholder, plus interest accrued thereon. Such notice and offer must include: (a) the balance sheet of American Artists as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that period, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (b) a statement of American Artists' estimate of the fair value of the shares;
       (c) an explanation of how the interest was calculated; (d) a statement of the shareholder's right to demand payment of a different amount under GBCC Section 14-2-1327; and (e) a copy of the dissenter's rights provisions of the GBCC.

            If the dissenting shareholder accepts American Artists's offer by written notice within 30 days following such offer or if the dissenting shareholder is deemed to have accepted the offer by failing to respond within such time period, American Artists must pay the shareholder such amount within 60 days of the Offer Date. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shareholder's shares of American Artists Common Stock.

            Any shareholder who does not accept the estimate of fair value by American Artists must demand payment based on such shareholder's own estimate of fair value within 30 days after the offer by American Artists. American Artists must file an action in a court of competent jurisdiction in Fulton County, Georgia within sixty (60) days after receiving the payment demand to request a judicial determination of fair value or, if it fails to file such action, pay each dissenting shareholder whose demand has not yet been settled the amount demanded by such shareholder.

            The foregoing does not purport to be a complete statement of the provisions of the GBCC relating to statutory dissenters' rights and is qualified in its entirety by reference to the Dissenters' Rights provisions of the Georgia Business Corporations Code, which are reproduced in full in Annex B to this Proxy Statement/Prospectus and which are incorporated herein by reference.

                        SHARES ELIGIBLE FOR FUTURE SALE


            Upon completion of the Public Offering and consummation of the Merger, Setab Alpha will have outstanding 711,920 shares of Class A Common Stock and 5,502,974 shares of Class B Common Stock, assuming no options or warrants previously issued by American Artists to purchase American Artists Common Stock are exercised between the date of this Proxy Statement/Prospectus and the Effective Time. In addition, holders of outstanding options and warrants will have the right to purchase an aggregate of 2,236,545 shares of Class B Common Stock. Of such shares, 20 shares of Class A Common Stock are "restricted" shares within the meaning of the Securities Act and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptive provisions of Rule 144 under the Securities Act. The exemption from registration provided by Rule 144 will not be available to the holders of such shares until July 1997. Pursuant to the Merger Agreement, for a period of 365 days after the Effective Time, none of the shares of Class A or Class B Common Stock received in the Merger, issued upon exercise of outstanding options and warrants or of Class A Common Stock issued upon conversion of Class B Common Stock issued in the Merger may be sold, transferred or otherwise disposed of without the prior written consent of Setab Alpha.

                                 LEGAL MATTERS

            Certain legal matters relating to the Merger are being passed upon for Setab Alpha by Clark W. Holesinger, Attorney-at-Law.

                                    EXPERTS


            The financial statements of Setab Alpha as of April 30, 1996 and for the period ending April 30, 1996 included in the Prospectus and the Registration Statement and the financial statements for American Artists Film Corporation as of July 31, 1995 and 1994 and the periods then ended have been so included in reliance on the reports of BDO Seidman, LLP, independent certified public accountants, given on the authority of said Firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS




Setab Alpha, Inc.                                          Page
- -----------------                                          ----

     Report of Independent Certified Public Accountants     F-2

     Balance sheet                                          F-3
     Statement of operations                                F-4
     Statement of stockholders' deficit                     F-5
     Statement of cash flows                                F-6
     Summary of accounting policies                         F-7
     Notes to financial statements                          F-8

American Artists Film Corporation
- ---------------------------------

     Report of Independent Certified Public Accountants     F-9

     Consolidated balance sheets                           F-10
     Consolidated statements of operations                 F-12
     Consolidated statements of stockholders' equity       F-13
     Consolidated statements of cash flows                 F-14
     Notes to consolidated financial statements            F-15

Pro Forma Financial Statements
- ------------------------------

     Introduction                                          F-28
     Pro forma consolidated balance sheet                  F-29

              Report of Independent Certified Public Accountants



Board of Directors
Setab Alpha, Inc.
Ballwin, Missouri


We have audited the balance sheet of Setab Alpha, Inc. as of April 30, 1996, and the related statements of operations, stockholders' deficit and cash flows for the period from July 5, 1995 (date of inception) through April 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Setab Alpha, Inc. at April 30, 1996 and the results of its operations and its cash flows for the period from July 5, 1995 (date of inception) through April 30, 1996 in conformity with generally accepted accounting principles.



                                                            BDO SEIDMAN, LLP


St. Louis, Missouri
May 1, 1996

                                 Balance Sheet
                                 April 30, 1996


Assets


Current
Cash                                                                $       0.20
Deferred offering costs (Note 2)                                       10,000.00
                                                                    ------------

                                                                    $  10,000.20
                                                                    ============

Liabilities and Stockholders' Equity

Current
Accounts payable (Note 2)                                           $  10,500.00
Accrued interest                                                           43.89
Note payable - related party (Note 2)                                   3,790.64
                                                                      ----------

Total Liabilities                                                      14,334.53
                                                                      ----------


Stockholders' Deficit (Note 2)
  Preferred stock, $0.001 par - shares authorized, 10,000,000;
  issued and outstanding, 0                                                   --
  Common stock, $0.001 par:
    Class A - shares authorized, 20,000,000;
    issued and outstanding, 20                                              0.02
    Class B - shares authorized, 20,000,000;
    issued and outstanding, 0                                                 --
Additional paid-in capital                                                  0.18
Deficit accumulated during the development stage                       (4,334.53)
                                                                      ----------

Total Stockholders' Deficit                                            (4,334.33)
                                                                      ----------

                                                                    $  10,000.20
                                                                      ==========

                  See accompanying summary of accounting policies and notes to financial statements.

                            Statement of Operations
                For the Period July 5, 1995 (date of inception)
                            through April 30, 1996





Revenues                                   $     0.00

Expenses                                     4,334.53
                                           ----------

Net loss                                   $(4,334.53)
                                           ==========

Net loss per share                         $  (216.73)
                                           ==========

Weighted average net shares outstanding            20
                                           ==========


         See accompanying summary of accounting policies and notes to financial statements.

                               Setab Alpha, Inc.
                         (A Development Stage Company)


                       Statement of Stockholders' Deficit
                For the Period July 5, 1995 (date of inception)
                             through April 30, 1996

                                                                           Deficit
                                                                         accumulated
                                         Common Stock      Additional     during the        Total
                                       ----------------     paid-in      development    stockholders'
                                       Shares    Amount     capital         stage          deficit
                                       ------    ------    ----------    -----------    -------------
Issuance of common stock on July 5,
  1995 (date of inception) for cash      20       $0.02      $0.18       $     0.00      $     0.20

Net loss                                  0        0.00       0.00        (4,334.53)      (4,334.53)
                                         --       -----      -----       ----------      ----------

Balance, April 30, 1996                  20       $0.02      $0.18       $(4,334.53)     $(4,334.33)
                                         ==       =====      =====       ==========      ==========

             See accompanying summary of accounting policies and
                        notes to financial statements.

                               Setab Alpha, Inc.
                         (A Development Stage Company)


                            Statement of Cash Flows
                For the Period July 5, 1995 (date of inception)
                             through April 30, 1996


OPERATING ACTIVITIES
    Net loss                                     $(4,334.53)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
        Increase in accounts payable                 500.00
        Increase in accrued interest                  43.89
                                                 ----------

CASH USED IN OPERATING ACTIVITIES                 (3,790.64)
                                                 ----------

FINANCING ACTIVITIES
    Borrowings under note payable                  3,790.64
    Proceeds from issuance of common stock             0.20
                                                 ----------

CASH PROVIDED BY FINANCING ACTIVITIES              3,790.84
                                                 ----------

INCREASE IN CASH                                       0.20

CASH, beginning of period                              0.00
                                                 ----------

CASH, end of period                              $     0.20
                                                 ==========

              See accompanying summary of accounting policies and
                        notes to financial statements.

                         Summary of Accounting Policies



BUSINESS Setab Alpha, Inc. (the Company) was formed as a Missouri corporation for the purpose of engaging in a merger or other business combination with an operating company. Recently, the Company entered into an agreement with a company engaged in the independent production of feature films, television/cable programming and commercials with respect to the merger of such company with and into the Company. The contemplated transaction will result in the issuance of previously authorized but unissued shares of Class A and Class B common stock, respectively, and a change in control of the Company. Since the planned principal operations have not commenced, the Company is considered to be a development stage company, as defined in Statement of Financial Accounting Standards No. 7.


ORGANIZATION        The Company was formed on July 5, 1995 under the laws of the
                    State of Missouri. The Company has adopted a fiscal year ending on July 31.


CASH EQUIVALENTS    The Company considers all highly liquid instruments with a maturity of three months or less to be cash equivalents.


ORGANIZATION COSTS  Organization costs are expensed as incurred.

                         Notes to Financial Statements


1. PROPOSED PUBLIC
   OFFERING The Company intends to offer for public sale 700,000 shares of its common stock at an offering price of $0.05 per share. Of such shares, the Company has reserved 250,000 shares for offer and sale to the two current stockholders of the Company. All of the proceeds from the proposed public offering will be placed in an escrow account pending completion of the offering; accordingly, such offering proceeds will not be available for immediate use by the Company. If the offering is not completed before December 31, 1996, all funds held in escrow will be returned promptly to the investors and the shares of common stock issued by the Company in connection with the proposed public offering will be cancelled.


2. RELATED PARTY
   TRANSACTIONS       In July 1995, the Company was incorporated in the State of
                      Missouri with an authorized capital of 30,000,000 shares of common stock at a par value of $.001 per share. In connection with its organization, the Company issued to Alan G. Johnson and to Douglas J. Bates 10 shares of common stock each, at a purchase price of $.01 per share.
                      In May, 1996, the Company's Articles of Incorporation were amended to authorize 20,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 10,000,000 shares of Preferred Stock, each having a par value of $0.001 per share. All outstanding shares of common stock were converted into an equal number of shares of Class A common stock.

                      At April 30, 1996, the Company was indebted to Messrs. Bates and Johnson in the aggregate principal amounts of $1,735.31 and $2,055.33, respectively. Such amounts were advanced to the Company for the purpose of funding disbursements relating to the organization of the Company. The indebtedness of the Company to Messrs. Bates and Johnson is unsecured, bears interest at an annual rate equal to the prime rate plus 2% and is payable on the date a business combination is effected.

                      Pursuant to separate letters of engagement dated July 5, 1995, the Company has agreed to pay to Alan G. Johnson and Douglas J. Bates the sum of $5,000 each on the effective date of the Registration Statement, as consideration for services rendered by such persons in connection with the formation and organization of the Company. These amounts are reflected on the balance sheets as deferred offering costs.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
American Artists Film Corporation
Atlanta, Georgia


We have audited the accompanying consolidated balance sheets of American Artists Film Corporation and Subsidiaries as of July 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Artists Film Corporation and Subsidiaries as of July 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.



                                                            BDO SEIDMAN, LLP


Atlanta, Georgia
November 3, 1995

                          Consolidated Balance Sheets





                                                   APRIL 30,          July 31,
                                                               ----------------------
                                                     1996         1995        1994
                                                               ----------  ----------
                                                  (UNAUDITED)
                                                  -----------

ASSETS

CASH                                              $  161,388   $  125,115  $  154,670

ACCOUNTS RECEIVABLE                                  150,537      201,658     335,300

FILM COSTS, NET OF ACCUMULATED
AMORTIZATION (Note 1)                                502,474      415,721     277,215

PROPERTY AND EQUIPMENT, NET (Notes 1, 2 and 3)        67,024       78,962      87,111

GOODWILL, NET OF ACCUMULATED AMORTIZATION
      (Note 2)                                       166,358      195,714     234,857

DEFERRED OFFERING COSTS (Note 1)                     105,000      105,000           -

ADVANCES TO OFFICERS (Note 1)                        214,967      156,178      78,428

OTHER (Note 1)                                       122,618      135,711     122,618
                                                  ----------   ----------  ----------

                                                  $1,490,366   $1,414,059  $1,290,199
                                                  ==========   ==========  ==========

See accompanying summary of accounting policies and notes to financial statements.

                          Consolidated Balance Sheets


                                                     APRIL 30,            July 31,
                                                       1996       -----------------------
                                                    (unaudited)   1995               1994
                                                     ----------   -----------------------


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Accounts payable                                   $   301,098   $  284,073   $  351,110
 Accrued expenses                                       152,948      110,140       49,460
 Film revenue participations                                  -       41,910       37,798
 Deferred revenue                                             -       56,303            -
 Notes payable (Notes 2 and 3)                           91,297      130,739      204,394
                                                    -----------   ----------   ----------

TOTAL LIABILITIES                                       545,343      623,165      642,762
                                                    -----------   ----------   ----------

MINORITY INTEREST (Note 1)                               50,000            -            -

CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY (Note 4)
 Preferred stock, 10,000,000 shares
  authorized, none issued                                     -            -            -
 Common stock, par value $.05 per share,
  30,000,000 shares authorized, 9,372,837,
  8,368,220 and 8,092,720 issued and outstanding        468,642      418,411      404,636
 Additional paid-in capital                           2,091,867    1,221,397    1,083,922
 Accumulated deficit                                 (1,665,486)    (848,914)    (841,121)
                                                    -----------   ----------   ----------

TOTAL STOCKHOLDERS' EQUITY                              895,023      790,894      647,437
                                                    -----------   ----------   ----------

                                                    $ 1,490,366   $1,414,059   $1,290,199
                                                    ===========   ==========   ==========

                    See accompanying notes to consolidated financial statements.

                     Consolidated Statements of Operations





                                               NINE MONTHS ENDED
                                                   APRIL 30,                 Year ended July 31,
                                          -------------------------   --------------------------------
                                               1996         1995         1995              1994
                                                                      -----------  --------------------
                                            (unaudited)  (unaudited)
                                            -----------  -----------

REVENUES
     Commercial production                  $1,697,213   $2,696,695   $3,057,200            $1,660,469
     Film revenues (Note 1)                     22,012      713,176      882,331               373,951
                                            ----------   ----------   ----------            ----------

                                             1,719,225    3,409,871    3,939,531             2,034,420
                                            ----------   ----------   ----------            ----------

COSTS AND EXPENSES
     Cost of commercial production           1,347,143    2,142,095    2,398,665             1,503,640
     Film cost amortization                      8,077      516,339      639,236               220,486
     Selling, general and administrative     1,175,985      519,129      896,613               765,357
                                            ----------   ----------   ----------            ----------

                                             2,531,205    3,177,563    3,934,514             2,489,483
                                            ----------   ----------   ----------            ----------

INCOME (loss) FROM OPERATIONS                 (811,980)     232,308        5,017              (455,063)

Interest expense                                 4,592       10,243       12,810                11,504
                                            ----------   ----------   ----------            ----------

NET INCOME (loss)                           $ (816,572)     222,065   $   (7,793)           $ (466,567)
                                            ==========   ==========   ==========            ==========

PRO FORMA NET INCOME (loss)
 PER SHARE (Note 1)                              $(.14)        $.04      $  -                    $(.09)
                                            ==========   ==========   ==========            ==========

PRO FORMA WEIGHTED AVERAGE COMMON
 SHARES AND EQUIVALENT SHARES
 OUTSTANDING (Note 1)                         5,819,763    5,284,857    5,280,653             4,973,116
                                             ==========   ==========   ==========            ==========

                    See accompanying notes to consolidated financial statements.

                Consolidated Statements of Stockholders' Equity




                                                                Additional
                                              Common Stock        Paid-In                      Total
                                           -------------------    Paid-In    Accumulated    Stockholders'
                                            Shares     Amount     Capital      Deficit         Equity
                                           ---------  --------  -----------  ------------  --------------

BALANCE, July 31, 1993                     6,754,480  $337,724  $  275,834   $  (374,554)       $239,004
    Issuances of common stock:
    Cash                                     588,240    29,412     470,588             -         500,000
    Acquisition of First Light (Note 2)      750,000    37,500     337,500             -         375,000
    Net loss                                       -         -           -      (466,567)       (466,567)
                                           ---------  --------  ----------   -----------       ---------

BALANCE, July 31, 1994                     8,092,720   404,636   1,083,922      (841,121)        647,437
    Issuances of common stock:
    Cash                                     185,286     9,264     141,986             -         151,250
    Option conversion (Note 8(b))             90,214     4,511      (4,511)            -               -
    Net loss                                       -         -           -        (7,793)         (7,793)
                                           ---------  --------  ----------   -----------       ---------

BALANCE, July 31, 1995                     8,368,220   418,411   1,221,397      (848,914)        790,894

    Issuance of common stock:
    Cash (unaudited)                       1,004,617    50,231     870,470             -         920,701
    Net loss (unaudited)                           -         -           -      (816,572)       (816,572)
                                           ---------  --------  ----------   -----------       ---------

BALANCE, April 30, 1996 (unaudited)        9,372,837  $468,642  $2,091,867   $(1,665,486)       $895,023
                                           =========  ========  ==========   ===========       =========

                    See accompanying notes to consolidated financial statements.

                     Consolidated Statements of Cash Flows



                                               Nine months ended
                                                   April 30,                      Year ended July 31,
                                          -------------------------            ----------------------
                                               1996         1995         1995             1994
                                            (UNAUDITED)  (unaudited)
                                            -----------  -----------

OPERATING ACTIVITIES
   Net income (loss)                         $(816,572)   $ 222,065   $  (7,793)            $(466,567)
   Adjustments to reconcile net
       income (loss) to cash provided by
      (used in) operating activities:
   Film cost amortization                        8,077      516,339     575,980               220,486
   Depreciation and amortization                48,395       49,487      67,134                57,325
   Changes in assets and liabilities
   Accounts receivable                          51,121      (17,939)    133,642              (253,071)
   Film costs additions                        (94,830)    (573,308)   (714,486)             (405,729)
   Other assets                                (45,696)    (473,156)    (90,843)               30,796
   Accounts payable                             17,025      297,681     (67,037)              319,352
   Accrued expenses                             42,808      (29,322)     60,680                33,864
   Film revenue participations                 (41,810)     (37,798)      4,112                37,798
   Deferred revenues                           (56,303)           -      56,303                     -
                                             ---------    ---------   ---------             ---------

Cash provided by (used in)
 operating activities                         (887,885)     (45,951)     17,962              (425,746)

INVESTING ACTIVITY
   Capital expenditures                         (7,101)     (14,204)    (19,842)               (5,293)
                                             ---------    ---------   ---------             ---------

FINANCING ACTIVITIES
   Repayment of notes payable                  (39,442)     (39,630)    (73,655)               69,394
   Issuances of common stock                   920,701      101,250     151,250               500,000
   Increase in deferred offering costs               -            -    (105,000)                    -
   Minority interest                            50,000            -           -                     -
                                             ---------    ---------   ---------             ---------

Cash provided by (used in)
 financing activities                          931,259       61,620     (27,405)              569,394
                                             ---------    ---------   ---------             ---------

NET INCREASE (DECREASE) IN CASH                 36,273        1,465     (29,555)              138,355

CASH, beginning of period                      125,115      154,670     154,670                16,315
                                             ---------    ---------   ---------             ---------

CASH, end of period                          $ 161,388    $ 156,135   $ 125,115             $ 154,670
                                             =========    =========   =========             =========

                    See accompanying notes to consolidated financial statements.

                  Notes to Consolidated Financial Statements
                   (Information as to the Nine Months Ended
                     April 30, 1996 and 1995 is Unaudited)



1.  SUMMARY OF SIGNIFICANT  NATURE OF BUSINESS

    ACCOUNTING POLICIES     American Artists Film Corporation ("American
                            Artists", and together with its subsidiaries "AAFC
                            Group"), directly and through its subsidiaries, engages in the development, production and exploitation of made-for-television and feature length motion pictures, and in the commercial contract productions of film products, principally television commercials. The Company classifies its operations in two business segments: (i) film development and production and (ii) contract production. The Company's film development and production operations involve the granting of credit to film exhibitors and distributors. The Company's contract production operations involve the granting of credit to advertising agencies that represent clients in various industries.

                            BASIS OF PRESENTATION

                            The consolidated financial statements include the accounts of American Artists and First Light Entertainment Corporation ("First Light"), a 100 percent-owned subsidiary. Also included in the consolidated financial statements are the accounts of Diversity Filmworks, Inc. ("Diversity"), of which American Artists owns 49 percent, and Millennium Group, L.L.C. ("Millennium").

                            Diversity engages in contract production as a qualified minority contractor. American Artists formed Diversity together with a qualified minority owner. American Artists has historically funded the capital requirements of Diversity, and as a result thereof has had the ability to approve Diversity's budgets and operating plans. As a result, American Artists consolidates the accounts of Diversity. Diversity has had a net deficit since inception. Therefore, a minority interest has not been reflected in the consolidated financial statements with respect to Diversity.

                            Millennium is a limited liability corporation in which the Company exercises significant control through its capacity as manager, which position allows it to direct the operations of Millennium, Millennium's purchase and sale of assets, issuance of debt or equity securities, and Millennium's execution of contracts and agreements, without the approval of the other stockholders. Millennium was formed to produce and distribute a sixty minute video. American

                  Notes to Consolidated Financial Statements
                    (Information as to the Nine Month Ended
                     April 30, 1996 and 1995 is Unaudited)


                            Artists will be entitled to (i) 50 percent of net income after the minority stockholders have recovered their investment up to a point where the minority stockholders have received a 200% return and (ii) 90% thereafter. As of April 30, 1996, Millennium's activities have been limited to organization and pre-production story development. The minority interest at April 30, 1996 relates to Millennium.

                            In accordance with Statement of Financial Accounting Standards No. 53 "Financial Reporting by Producers and Distributors of Motion Picture Films" ("SFAS No. 53"), AAFC Group presents an unclassified balance sheet.

                            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            The financial statements as of April 30, 1996 and for the nine months ended April 30, 1996 and 1995 are unaudited, but, in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods presented. Results of operations and cash flows for the interim nine month periods are not necessarily indicative of what the results of operations or cash flows will be for an entire fiscal year. Certain amounts in prior periods have been reclassified for comparative purposes.

                            FILM COSTS AND REVENUES

                            Costs incurred to develop stories, acquire story rights, produce and print films, and advertising or distribution costs which benefit future markets, are capitalized as film costs when incurred. All other advertising and distribution costs are expected as incurred.

                            AAFC Group finances certain of its projects by granting revenue participations to outside investors in exchange for investments in the production of the film. Capitalized film costs are reduced by the financing provided under these arrangements.

                  Notes to Consolidated Financial Statements
                   (Information as to the Nine Months Ended
                    April 30, 1996 and 1995 is Unaudited)


                            Capitalized film cost are amortized using the individual film forecast method under which capitalized costs are amortized based on the relationship between the gross revenue realized and the estimate of the total gross revenues to be earned by the film over its life. Revenue estimates are reviewed periodically and, when appropriate, are revised. Where unamortized film costs exceed a revised estimate of total future gross revenues, film costs are written down to net realizable value.

                            The components of capitalized film costs were as follows:

                                                                     July 31,
                                                   April 30,  -----------------------
                                                     1996        1995        1994
                                                 -----------  -----------------------

                               Released           $ 888,517   $ 888,517   $ 246,864
                               Accumulated
                               amortization        (804,543)   (796,466)   (220,486)
                                                  ---------   ---------   ---------
                                                     83,974      92,051      26,378
                               In production        143,305      71,508      37,059
                               In development       275,195     252,162     213,778
                                                  ---------   ---------   ---------

                                                  $ 502,474   $ 415,721   $ 277,215
                                                  =========   =========   =========

                            The above amounts do not include any value for four developed scripts contributed to AAFC Group upon its formation in 1991 by its founding stockholders in exchange for common stock. In accordance with generally accepted accounting principles, the scripts were recorded at zero, which, because no amounts had been expended for the development of scripts, represented the cost basis of the contributing stockholders, and the par value of the common shares issued, $238,000, was charged against additional paid-in capital. In general, the majority of the revenue to be derived from a film will be earned during the two to three years following its release. On the basis of American Artists' current production projections, which could change in the future based on the availability of production funding, film demand and other factors, 40% of the unamortized film costs will be amortized over the three years that will end July 31, 1998, and

                  Notes to Consolidated Financial Statements
                   (Information as to the Nine Months Ended
                     April 30, 1996 and 1995 is Unaudited)



                            60% will be amortized over the four year period that will end July 31, 2000.

                            Film revenues are recognized, in accordance with SFAS No. 53, generally when the film has been accepted by the licensee, where applicable, collection of license fees is reasonably assured, and the film is exhibited or is available for distribution in the applicable market. Films are generally first exhibited in television markets, and then are distributed on video tape. Revenues from the foreign exhibition or sale of films are denominated in U.S. dollars. Minimum guaranteed amounts from video license agreements, and from book royalties, are recognized when the applicable license period begins and the film or book is available to the distributor; amounts in excess of the minimum guarantee are recognized when earned. Revenues are reduced for amounts payable on account of revenue participations, which are accrued on the same basis as film costs are amortized. The components of film revenues were as follows:


                                                  April 30,           July 31,
                                              -----------------  ------------------
                                                1996     1995      1995      1994
                                              -------  --------  --------  --------

                               Television      $   -   $364,739  $451,250  $359,320
                               Book royalties      -    240,458   297,491         -
                               Foreign video   22,012    60,673    75,064         -
                               Domestic video      -     47,306    58,526    14,631
                                              -------  --------  --------  --------

                                              $22,012  $713,176  $882,331  $373,951
                                              =======  ========  ========  ========

                            COMMERCIAL PRODUCTION

                            AAFC Group produces film products, primarily television commercials, for customers under fixed fee arrangements, which typically are less than two months in duration. Revenues and costs attributable to these contracts are recognized as the applicable contract is completed. Revenues and costs applicable to contracts in progress are deferred, except that provision is made for any anticipated losses on contracts in progress. The results of the application of the completed contract method do not differ materially from those which would result from the use of percentage-of-completion accounting.

                       American Artists Film Corporation
                               and Subsidiaries



                  Notes to Consolidated Financial Statements
                   (Information as to the Nine Months Ended
                     April 30, 1996 and 1995 in Unaudited)



                            PROPERTY AND EQUIPMENT

                            Property and equipment are stated at cost.
                            Depreciation is provided using the straight-line method over the estimated life of the related asset. The components of property and equipment are as follows:


                                                 Useful       APRIL 30,        July 31,
                                                                          ------------------
                                                 Lives          1996        1995      1994
                                                 ------       ---------   --------  --------

                            Office furniture
                             and fixtures        5-7         $ 87,658      $ 82,057  $ 68,176
                            Leasehold
                             improvements        4             37,080        35,580    35,580
                            Production
                             equipment           5-7
                                                                7,498         7,498     1,537
                                                             --------      --------  --------
                                                              132,236       125,135   105,293
                            Less accumulated
                             depreciation
                             and amortization                  65,212        46,173    18,182
                                                             --------      --------  --------

                                                             $ 67,024      $ 78,962  $ 87,111
                                                             ========      ========  ========




                            ADVANCES TO OFFICERS

                            AAFC Group has, on certain occasions, made non-interest bearing cash advances to certain officers. Management anticipates that these advances will be repaid through their offset against future compensation. AAFC Group does not recognize imputed interest income or offsetting compensation expense on the advances.

                            DEFERRED OFFERING COSTS

                            Deferred offering costs are comprised principally of audit and other fees incurred in connection with AAFC Group's proposed merger with Setab Alpha, Inc. ("Setab Alpha"). Such costs will be charged against

                        Notes to Consolidated Financial
              Statements (Information as to the Nine Months Ended
                     April 30, 1996 and 1995 is Unaudited)


                         stockholders' equity upon the completion of the merger, or charged to expense if the merger is abandoned.


                         Other Assets

                         Other assets were as follows:

                                                April 30,                   July 31,
                                                                       ------------------
                                                  1996                   1995        1994
                                                --------               ------------------

                         Advertising credits    $122,618                $122,618    $122,618
                         Other                         -                  13,093           -
                                                --------               ---------    --------

                                                $122,618                $135,711    $122,618
                                                ========                ========    ========


                         The advertising credits entitle AAFC Group to purchase media advertising having an aggregate "standard cost" value of $500,000. The credits were valued at an amount based on the number of shares of common stock (250,000 shares) AAFC Group issued in exchange for the credits. The recoverability of the advertising credits is assured based on the current market price for similar advertising and AAFC Group's ability to utilize the credits may be used by the Company through December, 1996.

                         Income Taxes

                         AAFC Group files a consolidated income tax return and provides for income taxes under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." Under that standard, deferred income taxes are provided on the difference between the financial reporting and tax bases of assets and liabilities.

                  Notes to Consolidated Financial Statements
                   (Information as to the Nine Months Ended
                     April 30, 1996 and 1995 is Unaudited)


                   Pro Forma Earnings Per Share

                   As described elsewhere in this Prospectus, AAFC Group and Setab Alpha have entered into an agreement ("The Merger Plan") whereby, upon completion of the offering, Setab Alpha will acquire 100 percent of the outstanding common stock of American Artists in exchange for the issuance of 11,900 shares of Setab Alpha Class A common stock and 5,502,974 shares of Setab Alpha Class B common stock. The Merger will be accounted for as a recapitalization of American Artists, as a result of which American Artists will be deemed to have
                   (i) changed its capitalization to provide for two classes of Common Stock (Class A and Class B), and (ii) effected a recapitalization in which an aggregate of 11,900 shares of Class A Common Stock and 5,502,974 shares of Class B Common Stock are exchanged for the outstanding shares of its common stock (an exchange ratio of an aggregate of .5862 Class A or Class B shares for each presently outstanding share). Pro forma earnings (loss) per share, computed to reflect the effect of such a recapitalization on the historical shares outstanding, is presented in lieu of historical earning
                   (loss) per share as the pro forma presentation is considered to be more relevant.

                   Pro forma earnings per share are computed on the basis of the pro forma weighted average common shares and dilutive common share equivalents outstanding. Common stock equivalents consist of outstanding stock options.

                   Cash and Cash Equivalents

                   Cash and cash equivalents are generally comprised of demand deposits and time deposits or highly liquid debt instruments with original maturities of three months or less. The Company's cash balances do not involve any significant concentrations of credit risk.


2.  Acquisition    On August 31, 1993, American Artists acquired 100 percent of the outstanding common stock of First Light in exchange for the issuance of 750,000 shares of its common stock and the assumption of First Light's liabilities, which consisted primarily of a $100,000 note payable secured by First Light's property, equipment and tradename. The acquisition was accounted for as a purchase; accordingly, the purchase price, with the common stock issued recorded at $.50 per

                  Notes to Consolidated Financial Statements
                   (Information as to the Nine Months Ended
                     April 30, 1996 and 1995 is Unaudited)


                   share, representing a discount deemed appropriate for such a block of shares, was allocated to First Light's tangible assets (comprised principally of equipment, leasehold improvements, First Light's tradename, and contracts in progress), with the remainder allocated to goodwill, as follows:

                         Contracts in progress     $101,000
                         Furniture and fixtures      55,000
                         Leasehold improvements      35,000
                         Tradename                   10,000
                         Goodwill                   274,000
                                                   --------
                                                   $475,000
                                                   ========

                   The goodwill is being amortized on a straight line basis over seven years. Accumulated amortization was $107,642, $78,286 and $39,143 at April 30, 1996, July 31, 1995 and 1994. AAFC
                   Group annually assesses the recoverability of unamortized goodwill by comparison to projections of undiscounted cash flows from First Light's operations over the remaining amortization period.

                   In connection with the acquisition, the president of First Light was granted stock options for the purchase of 1.5 million shares of common stock, which vest over three years and are exercisable at a price of $0.50 per share for ten years.

                   First Light's results of operations are included in the Company's consolidated financial statements from August 31, 1993. The consummation of the acquisition of First Light as of August 1, 1993 would not have had a material effect on the consolidated results of operations.

                       AMERICAN ARTISTS FILM CORPORATION
                               AND SUBSIDIARIES


                  Notes to Consolidated Financial Statements
                   (Information as to the Nine Months Ended
                     April 30, 1996 and 1995 is Unaudited)



3.  NOTES PAYABLE         Notes payable consisted of the following:

                                                       APRIL 30,              July 31,
                                                       ---------        ---------------------
                                                         1996           1995             1994
                                                       ---------        ---------------------
                          Unsecured installment note
                          payable to bank, interest
                          at 1% above the prime rate
                          (8.25% at April 30, 1996),
                          due in monthly installments
                          through March 1997           $ 38,584       $ 68,153         $ 98,045


                          Secured installment note,
                          collateralized by property,
                          equipment and tradename
                          of First Light, due with
                          interest at 4.37% per annum
                          in quarterly installments
                          through July 1998              52,713         62,586           86,349


                          Other                               -              -           20,000
                                                       --------       --------         --------

                                                       $ 91,297       $130,739         $204,394
                                                       ========       ========         ========

                          Aggregate maturities of notes payable at July 31, 1995 are as follows:





                                                                        Amount
                                                                        ------

                                1996                                  $ 52,705
                                1997                                    55,817
                                1998                                    22,217
                                                                      --------

                                                                      $130,739
                                                                      ========

                       AMERICAN ARTISTS FILM CORPORATION
                               AND SUBSIDIARIES


                  Notes to Consolidated Financial Statements
                   (Information as to the Nine Months Ended
                     April 30, 1996 and 1995 is Unaudited)



4.  STOCKHOLDERS' EQUITY          (a) AAFC Group adopted a stock option plan in
                                  1991 which, as revised, permits the issuance of stock options for the purchase of up to 4 million shares of American Artists' common stock. Stock options may be granted to officers, directors, employees and consultants and may be either "incentive stock options"
                                  (as defined in the Internal Revenue Code) or non-qualified stock options. Stock options are generally granted at an exercise price equal to the grant date fair value of American
                                  Artists' common stock, and vest at varying rates over periods ranging from one to four years.

                                  In December 1995, AAFC Group replaced its existing stock option plan with the 1995 stock option plan ("1995 Option Plan"). The 1995 Option Plan allows for the issuance of up to
                                  2.5 million options as either incentive stock options or nonqualified stock options, and stock appreciation rights. The method used in determining the grant price and vesting period is similar to the method used under the previous stock option plan.

                                  Stock options outstanding and vested as of April 30, 1996 are as follows:

                                                             Exercise       Options         Options       Exercisable
                                                              Price       Outstanding       Vested          Through
                                                              -----       -----------       ------          -------

                                                             $  .05         140,000        100,000             2004
                                                                .50       1,500,000      1,000,000             2003
                                                                .85       1,269,250        175,000             2005
                                                               1.00          44,120              -             1998
                                                               1.50         319,750              -             2005

                       AMERICAN ARTISTS FILM CORPORATION
                               AND SUBSIDIARIES


                  Notes to Consolidated Financial Statements
                   (Information as to the Nine Months Ended
                     April 30, 1996 and 1995 is Unaudited)




                           (b) During fiscal 1995 and the nine months ended April 30, 1996, American Artists undertook certain private placements of units comprised of shares of common stock and common stock purchase warrants. During fiscal 1995 American Artists issued, for $.85 per unit, two units with each unit comprised of 29,412 shares of common stock and 14,706 common stock purchase warrants. During the nine months ended April 30, 1996, AAFC issued 15.7 additional such units, as well as 21.1 units, for $25,000 per unit, comprised of 25,000 shares of common stock and 12,500 common stock purchase warrants. Subsequent to April 30, 1996 AAFC received additional proceeds of $35,000 for the issuance of 1.4 additional such units. The resulting changes in outstanding warrants during the years ended July 31, 1994 and 1995 and the nine months ended April 30, 1996 are as follows:


                                                                         Shares
                                                                         ------
                           Outstanding, August 1, 1993                         -

                                   Issued                                      -
                                   Exercised                                   -
                                   Forfeited                                   -
                                                                         -------

                           Outstanding, July 31, 1994                          -

                                   Issued                                 29,412
                                   Exercised                                   -
                                   Forfeited                                   -
                                                                         -------

                           Outstanding, July 31, 1995                     29,412

                                   Issued                                495,296
                                   Exercised                                   -
                                   Forfeited                                   -
                                                                         -------

                           Outstanding, April 30, 1996                   524,708
                                                                         =======

                       AMERICAN ARTISTS FILM CORPORATION
                               AND SUBSIDIARIES


                  Noted to Consolidated Financial Statements
                   (Information as to the Nine Months Ended
                     April 30, 1996 and 1995 is Unaudited)



                          Warrants outstanding at April 30, 1996 are as follows:
                                 Exercise           Warrants         Exercisable

                                  Price            Outstanding         Through
                                  -----            -----------         -------
                              $1.50-$2.00             524,708       June 1998

5.  INCOME TAXES          Deferred tax assets result from the following
                          temporary differences between book and tax bases of assets:

                                                                        July 31
                                                                 ----------------------
                                                                 1995              1994
                                                                 ----              ----
                          Deferred tax assets:
                           Net operating loss carry-
                            forward                              $ 304,752         $ 292,839
                           Valuation allowance                    (304,752)         (292,839)
                                                                 ---------         ---------

                                                                $                 $
                                                                         -                 -
                                                                ==========        ==========

                          AAFC Group has net operating loss carryforwards for federal tax purposes amounting to approximately $770,000 at July 31, 1995. These net operating loss carryforwards expire through fiscal year 2010. As a result of such net operating loss carryforwards and the related valuation allowance, AAFC Group has not provided a provision for income taxes for the years ended July 31, 1995 and 1994.

6.  CONTINGENCIES         American Artists is currently involved in an
                          arbitration with one of its co-producers concerning the accounting for the costs incurred and revenues received by each company relating to two co-produced feature films. The probable outcome of the arbitration is not presently determinable, and accordingly no provision has been recorded in the accompanying financial statements. Management believes that it is reasonably possible that the arbitration may result in a finding against the Company ranging up to $100,000.

                       AMERICAN ARTISTS FILM CORPORATION
                               AND SUBSIDIARIES


                  Notes to Consolidated Financial Statements
                   (Information as to the Nine Months Ended
                    April 30, 1996 and 1995 is Unaudited)



 7.  SEGMENT INFORMATION          Financial information by business segment is as follows:

                                                            Development
                                                             and Film        Contract
                                                            Production      Production       Consolidated
                                                            ----------      ----------       ------------

                                  1995
                                  ----
                                  Revenues                     $882,331     $3,057,200       $3,939,531
                                  Income (loss) from
                                    operations                   26,770        (21,753)           5,017
                                  Identifiable assets             9,098        265,578          274,676
                                  Capital  expenditures          10,895          8,947           19,842
                                  Depreciation and
                                   amortization                 578,312         64,802          643,114

                                  1994
                                  ----

                                  Revenues                     $373,951     $1,660,469       $2,034,420
                                  Income (loss) from
                                   operations                   (91,811)      (363,252)        (455,063)
                                  Identifiable assets               536        321,432          321,968
                                  Capital expenditures              626        104,667          105,293
                                  Depreciation and
                                   amortization                 220,486         57,235          277,721


8.  SUPPLEMENTAL CASH
    FLOW INFORMATION                                                            1995             1994
                                                                                ----             ----

                                  Cash paid for interest                       $10,009          $ 6,462
                                  Cash paid for income taxes                     2,498                -

                                  (a)  The Company acquired First Light, as
                                  described in Note 2, in a non-cash
                                  transaction.

                                  (b)  In September 1994, the American Artists
                                  converted stock options, which would have allowed for the purchase of 902,140 shares of common stock at prices ranging from $1.25 to $2.25, into 90,214 shares of common stock. The transaction was accounted for as an exchange of equity instruments, with no gain or loss recognized.

                       AMERICAN ARTISTS FILM CORPORATION
                               AND SUBSIDIARIES


                        Pro Forma Financial Statements
                                  (Unaudited)



INTRODUCTION              As discussed elsewhere in the Prospectus, the Company
                          and AAFC Group have entered into an agreement ("the
                          Merger Plan") whereby, upon the completion of the offering, the Company will acquire 100 percent of the outstanding common stock of American Artists in exchange for the issuance of 11,900 shares of the Company's Class A common stock and 5,502,974 shares of the Company's Class B common stock (the "Merger"). The consummation of the Merger is conditioned upon, among other things, Setab Alpha's prior completion of its Public Offering, with not fewer than 200 stockholders, and the approval of the shareholders of American
                          Artists.

                          The accompanying unaudited pro forma consolidated balance sheet is presented to illustrate the effect of the proposed Merger on the Company's financial position and assumes that the Merger, and the prerequisite Public Offering, were completed on April 30, 1996. The Merger will result in the issuance of a controlling interest in the Company to the stockholders of American Artists. Because of this, and because the Company has not had, and will not have had, any material operations, the Merger will be accounted for as a recapitalization of American Artists in which (i) American Artists is deemed to have (a) created a second class of common stock, such that its authorized capital consists of Class A and Class B common stock, each with a par value of $.001, and (b) exchanged for the outstanding shares of its common stock, an aggregate of 11,900 shares of Class A Common Stock and 5,502,974 shares of Class B Common Stock, and (ii) issued 700,020 shares of Class A common stock, (representing the number of shares of its Company's Common Stock to be outstanding upon the completion of the Public Offering) in exchange for the net assets of the Company, recorded at their historical cost.

                          AAFC Group will be the continuing entity for accounting and financial reporting purposes, and accordingly the results of operations to be reported for periods prior to the Merger will be those of AAFC Group. The Company has had no material operations, and as a result the pro forma results of operations would not differ materially from AAFC Group's historical results of operations. Accordingly, pro forma statements of operations are not presented.

                          The following unaudited pro forma information may not be indication of future financial position. The unaudited pro forma information should be read in conjunction with the historical financial statements of the Company and AAFC Group presented elsewhere herein.

                 SETAB ALPHA/AMERICAN ARTISTS FILM CORPORATION


                     Pro Forma Consolidated Balance Sheet
                                  (Unaudited)


                                    American
                                  Artists Film
                                  Corporation     Setab Alpha
                                   April 30,       April 30,       Pro forma
                                      1996           1996         Adjustments      Pro forma
                                   ----------     -----------     -----------      ---------

ASSETS
 Cash                              $  161,388         $     -      $  35,000  [A]  $  208,844
                                                                      12,456  [C]
 Accounts receivable                  150,537               -                         150,537
 Film assets, net of
  accumulated amortization            502,474               -                         502,474
 Property and equipment, net           67,024               -                          67,024
 Goodwill, net of accumulated
  amortization                        166,358               -                         166,358
 Deferred offering cost               105,000         $10,000       (115,000) [E]           -
 Advances to officers                 214,967               -                         214,967
 Other                                122,618               -                         122,618
                                   ----------         -------      ---------       ----------

                                   $1,490,366         $10,000      $ (67,544)      $1,432,822
                                   ==========         =======      =========       ==========


                 SETAB ALPHA/AMERICAN ARTISTS FILM CORPORATION


                     Pro Forma Consolidated Balance Sheet
                                  (Unaudited)



LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES
 Accounts payable                       $  301,098       $10,500      $ (10,500) [C]       $  301,098
 Accrued expenses                          152,948            44            (44) [C]          152,948
 Film revenue participation                      -             -                                    -
 Deferred revenue                                -             -                                    -
 Notes payable                              91,297         3,791         (3,791) [C]           91,297
                                        -----------      -------      --------------       -----------

 Total liabilities                         545,343        14,335        (14,355)              545,343
                                        -----------      -------      --------------       -----------

 MINORITY INTEREST                          50,000                                             50,000

 Stockholders' equity
 Preferred stock                                 -             -                                    -
 American Artists common stock             468,642             -          1,750  [A]                -
                                                                       (470,392) [B]
 Class A common stock                                                        12  [B]              712
                                                 -             -            700  [D]
 Class B common stock                            -                        5,503  [B]            5,503
 Additional paid-in capital              2,091,867             -         33,250  [A]        2,496,750
                                                                        464,877  [B]
                                                                         (5,000) [C]
                                                                         26,756  [D]
                                                                       (115,000) [E]
 Deficit                                (1,665,486)            -              -            (1,665,486)
 Net Assets of Setab Alpha                       -        (4,335)        31,791  [C]                -
                                                                        (27,456) [D]
                                                                       --------------

 Total stockholders' equity                895,023        (4,335)       (53,209)              837,479
                                       ------------      -------      --------------      ------------

                                       $ 1,490,366       $10,000        (67,544)          $ 1,432,822
                                       ===========       =======      ==============      ===========

                 SETAB ALPHA/AMERICAN ARTISTS FILM CORPORATION


                     Pro Forma Consolidated Balance Sheet
                                  (Unaudited)



1.  BASIS OF PRESENTATION         Reference is made to the "Introduction" at
                                  page F-26.


2.  PRO FORMA ADJUSTMENTS         Adjustments to the pro forma consolidated
                                  balance sheet are as follows:

                                  (A) To reflect American Artists' receipt, subsequent to April 30, 1996 of $35,000 from the issuance of 35,000 shares of common stock.

                                  (B) To reflect American Artists' deemed
                                  recapitalization in which it exchanged the shares of its outstanding common stock for an aggregate of 11,900 shares of Class A Common Stock and 5,502,974 shares of Class B Common Stock.

                                  (C) To reflect Setab Alpha's receipt and application of the net proceeds of the Public Offering of 700,000 shares of Class A Common Stock at $0.05 per share.

                                  (D) To record the Merger, accounted for as the issuance by American Artists of 700,020 shares of Class A common stock (representing the number of shares of Setab Alpha common stock to be outstanding upon the completion of the offering) for the net assets of Setab
                                  Alpha.

                                  (E) To charge deferred offering costs against the proceeds of the offering and the Merger.

                                    ANNEX A


                          AGREEMENT AND PLAN OF MERGER


            This Agreement and Plan of Merger (the "Agreement") is made and entered into as of this 1st day of May 1996 by and between AMERICAN ARTISTS FILM CORPORATION ("Film"), a corporation organized under the laws of the State of Georgia, and SETAB ALPHA, INC. ("Setab"), a corporation organized under the laws of the State of Missouri (Film and Setab being hereinafter sometimes referred to collectively as the "Constituent Corporations").

                             W I T N E S S E T H :
                             - - - - - - - - - -

            WHEREAS, Film is a corporation organized under the laws of the State of Georgia with its principal office therein located at 1245 Fowler Street, City of Atlanta, County of Fulton, State of Georgia;

            WHEREAS, Setab is a corporation organized under the laws of the State of Missouri with its principal office therein located at 244B Greenyard Drive, City of Ballwin, County of St. Louis, State of Missouri;

            WHEREAS, the Boards of Directors of each of the Constituent Corporations have determined that it is advisable and for the benefit of each of the Constituent Corporations and their respective shareholders that Film be merged with and into Setab on the terms and subject to the conditions hereinafter set forth, and by resolutions duly adopted have adopted the terms and conditions of this Agreement and directed that the proposed merger (the "Merger") be submitted to the shareholders of Film and Setab with the recommendation that such shareholders approve of the terms and conditions hereinafter set forth;

            WHEREAS, the laws of the States of Georgia and Missouri permit a merger of the Constituent Corporations; and

            WHEREAS, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

            NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, promises and covenants contained herein, the parties hereto, for good and valuable consideration, warrant, represent, covenant and agree as follows:


                                   ARTICLE I

                                     MERGER
                                     ------

            1.1 Merger. Subject to the conditions hereinafter set forth and in accordance with the Georgia Business Corporation Code (the "Georgia Code") and the Missouri General and Business Corporation Law (the "Missouri Law"), at the Effective Time (as hereinafter defined), Film shall be merged with and into Setab, and the separate existence of Film shall thereupon cease. Setab (hereinafter with respect to the period following the Effective Time sometimes referred to as the "Surviving Corporation") shall continue in existence and the merger shall in all respects have the effect provided for in Sections 14-2-1106 and 14-2-1107 of the Georgia Code and Sections 351.450 and 315.458 of the Missouri Law.

            1.2 Effect. Without limiting the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attached to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

            1.3 Articles; Bylaws. At the Effective Time, (i) the Articles of Incorporation of Setab as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and (ii) the Bylaws of Setab as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

            1.4 Directors; Officers. The directors and officers of Film at the Effective Time shall, from and after the Effective time, be the sole directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

            1.5  Closing.
                 -------

            (a) The completion of the merger transaction (the "Closing") will take place at the offices of Troutman Sanders LLP, NationsBank Plaza, Suite 5200, 600 Peachtree Street, NE, Atlanta, Georgia at 10:00 a.m. on the fifth business day after the conditions set forth in Articles VI and VII shall have been fulfilled or waived in accordance with this Agreement (the "Closing Date"), unless another date, time or place is agreed in writing by the parties hereto.

            (b) At the Closing, the parties shall (i) provide to each other proof of the satisfaction or waiver of each of the conditions set forth in Articles VI and VII, respectively, (ii) execute and acknowledge Articles of Merger, and (iii) immediately cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Missouri in accordance with the provisions of the Georgia Code and the Missouri Law. The Merger shall be effective at the time of the last to occur of such filings of the Articles of Merger or such later time as may be provided therein (the "Effective Time").

            1.6 Further Action. Prior to and from and after the Effective Time, the Constituent Corporations and the proper officers of each of them shall take all such commercially reasonable actions as shall be necessary or appropriate in order to carry out the purposes of this Agreement and effectuate the Merger in accordance with the terms hereof. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in said corporation according to the terms hereof the title to any property or rights of Film, the last acting officers of Film, or the corresponding officers of the Surviving Corporation, shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

                                TERMS OF MERGER
                                ---------------

            2.1 At the Effective Time, by virtue of the Merger and without any other or further action by the parties:


                 (a) Each share of Common Stock of Film issued and outstanding immediately prior to the Effective Time shall, by virtue of the merger and without any action on the part of the holder thereof, thereupon be converted into 0.5862 share of the capital stock of the Surviving Corporation, of which the first 100 shares issued to each Film shareholder shall be issued as Class A Common Stock and the remainder as Class B Common Stock, subject to the provisions of Section 2.3 below; provided, however, that no fractional shares shall be issued and the aggregate number of shares of Class B Common Stock to be issued to each shareholder of record by reason of such conversion shall be rounded to the nearest whole number (the "Merger Consideration"). The shares of Class A and Class B Common Stock of the Surviving Corporation required for such purpose shall be drawn from authorized but unissued shares of Class A and Class B Common Stock, respectively, of the Surviving Corporation.

                 (b) Each share of Class A Common Stock of Setab issued and outstanding immediately prior to the Effective Time shall, by virtue of the merger and without any action on the part of the holder thereof, thereupon be and remain one share of Class A Common Stock of the Surviving Corporation, subject to the provisions of Section 2.4 below.

                 (c) Each share of the capital stock of Film held in the Treasury of Film shall be canceled and retired and no payment shall be made in respect thereof.

            2.2  After the Effective Time:

                 (a) Each holder of an outstanding certificate or certificates which immediately prior thereto represented shares of Common Stock of Film will, upon surrender of such certificate or certificates, be entitled to certificates representing the number of shares of Class A and Class B Common Stock of the Surviving Corporation into which the aggregate number of shares of Common Stock of Film previously represented by the surrendered certificate or certificates shall have been converted pursuant to Section 2.1 of this Agreement.

                 (b) Each holder of an outstanding certificate or certificates which immediately prior thereto represented shares of Class A Common Stock of Setab will, upon surrender of such certificate or certificates, be entitled to a certificate or certificates representing the number of shares of Class A Common Stock of the Surviving Corporation into which the aggregate number of shares of Class A Common Stock of Setab previously represented by the surrendered certificate or certificates shall have been converted pursuant to Section 2.1 of this Agreement.

            2.3 Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock of Film which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have timely filed with Film a written objection to the merger (the "Dissenting Film Shares") shall not be converted into or represent a right to receive shares of Class A and Class B Common Stock of the Surviving Corporation pursuant to Section 2.1 hereof, but the holder thereof shall be entitled only to such rights as are granted by
       Article 13 of the Georgia Code. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the foregoing Article of the Georgia Code shall receive payment therefor from the Surviving Corporation in accordance with the Georgia Code. If any holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to appraisal and payment for his or her shares under the said Article of the Georgia Code, each such share shall be converted into and represent the right to receive shares pursuant to
       Section 2.1 hereof, upon surrender to the Surviving Corporation of the certificate representing such share.


            2.4 Notwithstanding any provision of this Agreement to the contrary, shares of Class A Common Stock of Setab which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have timely filed with Setab a written objection to the merger (the "Dissenting Setab Shares") shall not be and remain one share of Class A Common Stock of the Surviving Corporation pursuant to Section
       2.1 hereof, but the holder thereof shall be entitled only to such rights as are granted by Section 351.455 of the Missouri Law. Each holder of Dissenting Setab Shares who becomes entitled to payment for such shares pursuant to the foregoing Section of the Missouri Law shall receive payment therefore from the Surviving Corporation in accordance with the Missouri Law. If any holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to appraisal and payment for his or her shares under the said Section of the Missouri Law, each such share shall be and remain one share of Class A Common Stock of the Surviving Corporation pursuant to Section 2.1 hereof, upon surrender to the Surviving Corporation of the certificate representing such share.

            2.5 Subject to Section 2.6 hereof, each option or warrant issued and outstanding immediately prior to the Effective Time with respect to the purchase of Common Stock of Film shall upon completion of the Merger be exchanged for an option or warrant containing substantially the same terms and conditions except that each share of Common Stock of Film subject to purchase upon exercise thereof shall be replaced by 0.5862 share of Class B Common Stock of the Surviving Corporation; provided, however, that the aggregate number of shares of Class B Common Stock subject to purchase upon exercise thereof shall be rounded to the nearest whole number and no fractional share shall be issued upon any exercise thereof.


            2.6 None of the shares of Class A or Class B Common Stock issued by reason of conversion of shares of Common Stock of Film in the Merger, shares of Class B Common Stock issued upon exercise of options or warrants outstanding at the Effective Time, or share of Class A Common Stock issued upon conversion of Class B Common Stock issued in connection with the Merger, may be sold, transferred or assigned by the holder thereof within 365 days after the Effective Time, unless and until such sale, transfer or assignment shall have been specifically approved in writing by the Surviving Corporation upon written application by the holder. The application shall describe the proposed sale, transfer or assignment in such detail as the Surviving Corporation may request, and the Surviving Corporation may approve or disapprove any such application in its sole discretion. Certificates issued by the Surviving Corporation in respect of outstanding shares of Class A or Class B Common Stock, Class A Common Stock issued upon conversion of outstanding Class B Common Stock, or Class B Common Stock issued upon exercise of outstanding options or warrants may contain a legend, in such detail as the Surviving Corporation may deem appropriate, referring to this provision.

                                  ARTICLE III

                             ADDITIONAL AGREEMENTS
                             ---------------------

            3.1 Upon reasonable notice, the parties will each (i) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours to all its properties, books, contracts, commitments and records, and (ii) furnish promptly to the other all information in its possession concerning its business properties and personnel as the inquiring party may reasonable request. The parties agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

            3.2 The parties will each use their reasonable best efforts to consummate and effect the Merger (including (i) furnishing all information reasonably required in connection with approvals of or filings with the Securities and Exchange Commission or any other governmental entity, and (ii) causing the conditions set forth in Article VI and VII, respectively, to be satisfied) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their subsidiaries in connection with the Merger.

            3.3 Setab shall pay all of its own costs and expenses incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and advisors; provided, however, that such costs and expenses of Setab shall not exceed $35,000. Setab shall not incur or otherwise become obligated to pay any such costs and expenses in excess of $35,000 prior to the consummation of the Merger without the prior written consent of Film.

            3.4 Each of the parties represents as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and the parties each agree to indemnify and hold the other harmless from and against any fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its subsidiaries or affiliates.

            3.5 Film hereby acknowledges that Setab has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to an offering of its Class A Common Stock and intends to file a Registration Statement on Form S-4 with respect to the shares of Class A and Class B Common Stock to be issued pursuant to the Merger (collectively, the "Registration Statements"). Film shall furnish Setab with all information concerning Film as may be required for inclusion in the Registration Statements and shall cooperate with Setab in the preparation of the Registration Statements in a timely fashion and use its best efforts to have each of the

       Registration Statements declared effective by the Securities and Exchange Commission as promptly as possible. Setab will prepare and file in consultation with Film such amendments to the Registration Statement on Form SB-2 and such supplements to the Prospectus included therein as shall be necessary to cause such Registration Statement to become effective and remain effective (and to cause the Prospectus included therein to remain current) until the related offering has been completed, in each case in accordance with applicable law. Setab will prepare and file (in consultation with Film) the above-referenced Registration Statement on Form S-4 as promptly as practicable, subject to the right of Film to request that such filing be delayed as and to the extent Film shall deem appropriate in order to facilitate the orderly and efficient preparation thereof and processing and review thereof by the Securities and Exchange Commission. Setab will thereafter prepare and file (in consultation with Film) such amendments to such Registration Statement on Form S-4 and such supplements to the Prospectus included therein as shall be necessary to cause such Registration Statement to become effective and remain effective (and to cause the Prospectus included therein to remain current) for the period required in order to consummate the Merger, as set forth herein, in accordance with applicable law. Setab shall use its best efforts to assure that each Registration Statement includes all information required to be included therein by applicable law, and that each Registration Statement shall not contain any untrue statement of a material fact or any omission to state any material fact required to be stated therein or necessary to make the statements therein not misleading.


            Film represents and warrants that the written description of Film headed "AAFC GROUP" delivered by Film to Setab for inclusion in Amendment No. 2 to its Registration Statement No. 33-97196C on Form SB-2, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission is true and correct in all material respects at the date of this Agreement. If at any time prior to the Effective Time any information pertaining to Film contained in or omitted from the Registration Statements make such statements contained in the Registration Statements false or misleading, Film shall promptly so inform Setab and provide Setab with the information necessary to make statements contained therein not false and misleading. As soon as is reasonably practicable, Film shall prepare and mail to its shareholders an information or proxy statement which shall include all information required under applicable law to be furnished to Film's shareholders in connection with the Merger and transactions contemplated hereby.

            Film agrees to indemnify and hold harmless Setab, its officers and directors, agents and counsel against any and all loss, liability, claim, damage and expense whatsoever as and when incurred arising out of, based upon or in connection with any untrue statement or alleged untrue statement of a material fact contained in the Registration Statements or any omission or alleged omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to statements or omissions, if any, made in reliance upon and in conformity with written information furnished to Setab with respect to Film by or on behalf of Film expressly for inclusion therein. Setab agrees to indemnify and hold harmless Film, its officers and directors, agents and counsel against any and all loss, liability, claim, damage and expense whatsoever as and when incurred arising out of, based upon or in connection with any untrue statement or alleged untrue statement of a material fact contained in either of the Registration Statements or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading except for any untrue statement or alleged untrue statement or omission or alleged omission which is based upon written information furnished to Setab with respect to Film by or on behalf of Film expressly for inclusion therein.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF FILM
                     --------------------------------------

            Film represents, warrants and covenants to Setab as follows:

            4.1 Film is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is not required to be qualified as a foreign corporation under the laws of any other jurisdiction. Film has full power and lawful authority to carry on its business as now conducted and to own and operate its assets, properties and business.


            4.2 The authorized capital stock of Film consists of (i) 30,000,000 shares of Common Stock, per value $0.05 per share, of which 9,407,837 shares are validly issued and outstanding, fully paid and non-assessable and

       3,797,828 shares are subject to purchase upon exercise of options and warrants as described in Exhibit A to this Agreement, and (ii) 10,000,000 shares of preferred stock, none of which is issued and outstanding. Except as stated above, there are no outstanding subscriptions, warrants, options, calls, commitments or agreements to which Film is a party or by which it is bound calling for the issuance of any class of Film's capital stock.


            4.3 Film has heretofore delivered to Setab (i) the consolidated financial statements of Film and its consolidated subsidiaries as at July 31, 1995 and for the two fiscal years then ended, certified by BDO Seidman, LLP, and (ii) the unaudited consolidated financial statements of Film and its consolidated subsidiaries as at April 30, 1996, and for the nine months then ended. Such financial statements are hereinafter collectively referred to as the "Film Financial Statements." Each of the balance sheets included in the Film Financial Statements was prepared in conformity with generally accepted accounting principles, and presents fairly the financial condition of each of Film and its consolidated subsidiaries as of the date thereof. Each of the statements of operations included in the Film Financial Statements presents fairly the results of the operations of Film and its consolidated subsidiaries for the period covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.

            4.4 From January 31, 1996, to the date of this Agreement there has not been, and from the date of this Agreement to the Effective Time there will not be with respect to Film and its consolidated subsidiaries:

                 (i) Any material adverse change except changes in the ordinary course of business;

                 (ii) Any declaration, setting aside or payment of any dividend or any other distribution on or in respect of its capital stock or any direct or indirect redemption, retirement, purchase or other acquisition of any of such stock or any issuance of any shares of such stock, or of any options, warrants or other rights with respect thereof, except issuance of Common Stock upon exercise of outstanding options or warrants or otherwise for fair value; or

                 (iii)  Any change in its Articles of Incorporation or By-laws.

            4.5 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not:

                 (i) Result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or By-laws of Film or of any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Film is now a party or by which it or any of its properties or assets may be bound or affected; or

                 (ii) Violate any order, writ, injunction or decree or any
            court, administrative agency or governmental body.

            4.6 The Board of Directors of Film has duly approved this Agreement and the transactions contemplated herein, subject to the requisite approval by the holders of Film Common Stock, and has authorized the execution and delivery by Film of this Agreement.

            4.7 All representations, warranties and covenants made by Film in this Agreement are true and correct when made and, except as Film shall otherwise advise Setab in writing prior thereto, shall be true and correct in all material respects at the Closing with the same effect as if they had been made at and as of the Closing.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SETAB
                    ---------------------------------------

            Setab represents, warrants and covenants to Film as follows:

            5.1 Setab is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri, and is not required to be qualified as a foreign corporation under the laws of any other jurisdiction. Setab is not engaged in the active conduct of any business. Copies of Setab's Articles of Incorporation and By-laws are attached hereto as Exhibits B and C, respectively,


            5.2 The authorized capital stock of Setab consists of (i) 20,000,000 shares of Class A Common Stock, per value $0.01 per share, of which 20 shares are validly issued and outstanding, fully paid and non-assessable, (ii) 20,000,000 shares of Class B Common Stock, per value $0.001 per share, none of which is issued and outstanding, and (iii) 10,000,000 shares of preferred stock, none of which is issued and outstanding. There are no outstanding subscriptions, warrants, options, calls, commitments or agreements to which Setab is a party or by which it is bound calling for the issuance of any class of Setab's capital stock; provided, however, that Setab proposes to sell up to 700,000 additional shares of its Class A Common Stock, per value $0.001 per share in a public offering (the "Offering") as described in the Registration Statement.

            5.3 Setab has heretofore delivered to Film its financial statements as of April 30, 1996, and for the period from its incorporation to such date, certified by BDO Seidman, LLP. Such financial statements are hereinafter collectively referred to as the "Setab Financial Statements." The balance sheet included in the Setab Financial Statements was prepared in conformity with generally accepted accounting principles, and presents fairly the financial condition of each of Setab as of the date thereof. The statement of operations included in the Setab Financial Statements presents fairly the results of the operations of Setab for the period covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.


            5.4 From April 30, 1996, to the date of this Agreement there has not been, and from the date of this Agreement to the Effective Time there will not be with respect to Setab:

                 (i)  Any material adverse change;

                 (ii) Any declaration, setting aside or payment of any dividend or any other distribution on or in respect of its capital stock or any direct or indirect redemption, retirement, purchase or other acquisition of any of such stock or any issuance of any shares of such stock, or of any options, warrants or other rights with respect thereof; or except issuance of Common Stock upon exercise of outstanding options or warrants or otherwise for fair value; or

                 (iii)  Any change in its Articles of Incorporation or By-laws.

            5.5 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not:

                 (i) Result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or By-laws of Setab or of any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Film is now a party or by which it or any of its properties or assets may be bound or affected; or

                 (ii) Violate any order, writ, injunction or decree or any
            court, administrative agency or governmental body.

            5.6 The Board of Directors and the shareholders of Setab have each duly approved this Agreement and the transactions contemplated herein, and have authorized the execution and delivery by Film of this Agreement and the consummation of the transactions contemplated herein.

            5.7 The Registration Statement does not, and the Registration Statement when it becomes effective will not, contain any untrue statement or omit any material statement necessary in order to make any statement therein not misleading. Until the Closing Setab will advise Film promptly in writing of any change material to Setab in any of the matters therein described.

            5.8 All representations, warranties and covenants made by Setab in this Agreement are true and correct when made and, except as Setab shall otherwise advise Film in writing prior thereto, shall be true and correct in all material respects at the Closing with the same effect as if they had been made at and as of the Closing.

                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO SETAB'S OBLIGATIONS
                  -------------------------------------------


            The obligations of Setab under this Agreement are, at the option of Setab, subject to satisfaction of the following conditions at or before the Closing Date:

            6.1 The Merger shall have obtained the requisite approval of holders of capital stock of Film.

            6.2 All representations and warranties of Film contained in this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the effective date of the Merger and shall then be true and accurate in all material respects.

            6.3 Film shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

            6.4 No action, suit or proceeding shall have been instituted before a court or governmental body, or instituted or threatened by any governmental agency or body, to restrain or prevent the carrying out of the transactions contemplated hereby.

            6.5 Setab shall have received a certificate executed by the President and Secretary of Film certifying, as of the Closing Date, that all representations and warranties of Film contained in this Agreement are, as of the Closing Date, true and accurate in all respects, and that Film has performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the effective date of the merger.

                                  ARTICLE VII

                   CONDITIONS PRECEDENT TO FILM'S OBLIGATIONS
                   ------------------------------------------

            The obligations of Film under this Agreement are, at the option of Film, subject to satisfaction of the following conditions at or before the Closing Date:

            7.1 The Merger shall have obtained the requisite approval of holders of capital stock of Film.

            7.2 All representations and warranties of Setab contained in this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the effective date of the Merger and shall then be true and accurate in all material respects.

            7.3 Setab shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

            7.4 No action, suit or proceeding shall have been instituted before a court or governmental body, or instituted or threatened by any governmental agency or body, to restrain or prevent the carrying out of the transactions contemplated hereby.

            7.5 Film shall have received a certificate executed by the President of Setab, dated the Closing Date, certifying that all representations and warranties of Setab contained in this Agreement are, as of such date, true and accurate in all respects and that Setab has performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the effective date of the merger.

            7.6 The Registration Statement shall have become effective, Setab shall have received acceptable subscriptions for the sale of 700,000 shares of its Class A Common Stock pursuant to the Offering at a net price to Setab of not less than $0.05 per share from not fewer than 200 subscribers.

            7.7 The offer and sale of the shares of Class A and Class B Common Stock of the Surviving Corporation to be exchanged in the Merger for shares of Common Stock of Film shall, in the opinion of counsel for Film, have been duly registered under all applicable federal and state securities laws or be exempt from registration thereunder.

            7.8 None of the shareholders of Film shall have effectively dissented to the Merger under Article 13 of the Georgia Code, unless such dissent shall have theretofore been withdrawn.

                                  ARTICLE VIII

                                    SURVIVAL
                                    --------

            8.1 All representations, warranties, covenants and agreements made in this Agreement or in any certificate or document delivered pursuant hereto, shall survive the execution and delivery hereof and the effective date of the Merger.

                                   ARTICLE IX

                                  TERMINATION
                                  -----------

            This Agreement may be terminated and the Merger abandoned at any time before or after approval thereof by the shareholders of Film notwithstanding favorable action on the merger by the shareholders of Film, but not later than its Effective Time by:

            9.1  Film and Setab, by mutual consent.


            9.2 Either Film or Setab after December 31, 1996, if the merger has not become effective by that date.

            9.3 Film, if any of the conditions provided in Article VII of this Agreement have not been met at or before the Closing and have not been waived.

            9.4 Setab, if any of the conditions provided in Article VI of this Agreement have not been met at or before the Closing and have not been waived.

            In the event of termination by either Setab or Film as provided above, written notice shall forthwith be given to the other party.

                                   ARTICLE X

                                    NOTICES
                                    -------

            All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or delivered by recognized courier service as follows:

            10.1 If to Film:

                      1245 Fowler Street, N.W.
                      Atlanta, Georgia  30318

                      Attention:  Mr. Steven D. Brown, Chief Executive Officer

                 Copy to:

                      Carl I. Gable, P.C.
                      Troutman Sanders LLP
                      NationsBank Plaza, Suite 5200
                      600 Peachtree Street, N.E.
                      Atlanta, Georgia  30308-2216

            10.2 If to Setab:

                      244-B Greenyard Drive
                      Ballwin, Missouri  63011

                      Attention:  Mr. Douglas J. Bates, President

       or such other address as hereafter shall be furnished in writing by either of the parties hereto to the other party hereto.

                                   ARTICLE XI

                                    GENERAL
                                    -------

            11.1 The article and section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            11.2 This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior agreements, arrangements and understandings between the parties.

            11.3 No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or the written statements, deeds, certificates, schedules or other documents delivered pursuant hereto or in connection with the transaction contemplated hereby, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

            11.4 All the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

            11.5 This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party or parties waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty in this Agreement.

            11.6 Setab and Film may by written notice to the other and without the consent of any other person, firm or corporation: (i) extend the time for performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any statement (including financial statements), deed, certificates, schedules or other document delivered pursuant hereto or in connection with the transactions contemplated hereby; and (iii) waive compliance with any of the covenants of the other party contained in this Agreement and waive performance of any of the obligations of the other party.

            11.7 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed and their respective corporate seals to be affixed by their duly authorized officers, as of the date hereinabove first written.

                                      AMERICAN ARTISTS FILM CORPORATION


                                      By:
                                         ------------------------------
                                         Co-Chairman of the Board

       [CORPORATE SEAL]

       Attest:

- ----------------------------------
       Secretary

                                      SETAB ALPHA, INC.


                                      By:
                                         ------------------------------
                                         President

       [CORPORATE SEAL]


- ----------------------------------
       Secretary

                                    ANNEX B

                      GEORGIA DISSENTERS' RIGHTS STATUTES


       14-2-1301.  DEFINITIONS.

       As used in this article, the term:

            (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

            (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

            (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

            (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

            (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

            (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

            (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

            (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, (S) 14-2-1301, enacted by Ga. L. 1988, p. 1070,
       l; Ga. L. 1993, p. 1231, (S)  6.)


       14-2-1302.  RIGHT TO DISSENT.

            (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                 (1) Consummation of a plan of merger to which the corporation is a party;

                      (A) If approval of the shareholders of the corporation is
                 required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                      (B) If the corporation is a subsidiary that is merger with its parent under Code Section 14-2-1104;

                 (2) Consummation of a plan of share exchange to which the
            corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                 (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                 (4) An amendment of the articles of incorporation that
            materially and adversely affects rights in respect of a dissenter's shares because it:

                      (A) Alters or abolishes a preferential right of the
                 shares;

                      (B) Creates, alters, or abolishes a right in respect of
                 redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                      (C) Alters or abolishes a preemptive right of the holder
                 of the shares to acquire shares or other securities;

                      (D) Excludes or limits the right of the shares to vote on
                 any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                      (E) Reduces the number of shares owned by the shareholder
                 to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                      (F) Cancels, redeems, or repurchases all or part of the
                 shares of the class; or

                 (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

            (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

            (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

                 (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

                 (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, (S) 14-2-1302, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L.
            1989, p. 946, (S) 58.)


       14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

            A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, (S) 14-2-1303, enacted by Ga. L. 1988, p. 1070, (S) 1.)


       14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

            (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

            (b) If corporate action creating dissenters' rights under Code
       Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, (S) 14-2-1320, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1993, p. 1231, (S) 17.)


       14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

            (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

                 (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                 (2) Must not vote his shares in favor of the proposed action.

            (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, (S) 14-2-1321, enacted by Ga. L. 1988, p. 1070, (S) 1.)


       14-2-1322.  DISSENTERS' NOTICE.

            (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

            (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

                 (1) State where the payment demand must be sent and where and when certificates for certified shares must be deposited;

                 (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                 (3) Set a date by which the corporation must receive the
            payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

                 (4) Be accompanied by a copy of this article.  (Code 1981, (S)
            14-2-1322, enacted by Ga. L. 1988, p. 1070, (S) 1.)


       14-2-1323.  DUTY TO DEMAND PAYMENT.

            (a) A record shareholder sent a dissenters' notice described in Code
       Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

            (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code Section retains all other right of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

            (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1981, (S) 14-2-1323, enacted by Ga. L. 1988, p. 1070, (S)
       1.)


       14-2-1324.  SHARE RESTRICTIONS.

            (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

            (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Code 1981, (S) 14-2-1324, enacted by Ga. L. 1988, p. 1070, (S) 1.)


       14-2-1325.  OFFER OF PAYMENT.

            (a) Except as provided in code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair market value of his or her shares, plus accrued interest.

            (b) The offer of payment must be accompanied by:

                 (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any:

                 (2) A statement of the corporation's estimate of the fair value of the shares;

                 (3) An explanation of how the interest was calculated;

                 (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

                 (5) A copy of this article.

            (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within such 30 days, payment for his or her shares shall e made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, (S) 14-2-1325, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946, (S) 59; Ga. L. 1993, p. 1231, (S) 18.)


       14-2-1326.  FAILURE TO TAKE ACTION.

            (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

            (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, (S) 14-2-1326, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1990, p. 257, (S) 20.)


       14-2-1327.  PROCEDURES IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

            (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

                 (1) The dissenter believes that the amount offered under Code
            Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

                 (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the day set for demanding payment.

            (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code
       Section 14-2-1325.

            (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

                 (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

                 (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, (S) 14-2-1327, enacted by Ga.
            L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946, (S) 60; Ga. L. 1990,
            p. 257, (S) 21; Ga. L. 1993, p. 1231, (S) 19.)


       14-2-1330.  COURT ACTION.

            (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

            (b) The corporation will commence the proceeding, which shall be a non-jury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

            (c) The corporation will make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

            (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

            (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, (S) 14-2-1330, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946; (S)
       61; Ga. L. 1993, p. 1231, (S) 20.)


       14-2-1331.  COURT COSTS AND COUNSEL FEES.

            (a) The court in an appraisal proceeding commenced under Code
       Section 14-2-1330 will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under code Section 14-2-1327.

            (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable;

                 (1) Against the corporation and in favor of any or all
            dissenters if the courts find the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

                 (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

            (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted. (Code 1981, (S) 14-2-1331, enacted by Ga. L. 1988, p. 1070, (S) 1.)


       14-2-1332.  LIMITATION OF ACTIONS.

            No action by any dissenter to enforce dissenters' rights will be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, (S) 14-2-
       1332, enacted by Ga. L. 1988, p. 1070, (S) 1.)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) of
(2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involves an accounting for profits pursuant to Section 16(b) of the Exchange Act. Paragraph 9 of the Articles of Incorporation of Setab Alpha permits Setab Alpha to enter into agreements with its directors, officers, employees and agents to provide such indemnification as deemed appropriate. Paragraph 9 also provides that Setab Alpha shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

     Setab Alpha has entered into an indemnification agreement with its directors and executive officers. The form of indemnity agreement provides that such person will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of any threatened, pending or completed action, suit or proceeding, on account of his services as a director and officer of Setab Alpha or any other company or enterprise in which he is serving at the request of Setab Alpha, or as a guarantor of any debt of Setab Alpha. To the extent the indemnification provided under the agreement exceeds that permitted by applicable law, indemnification may be unenforceable or may be limited to the extent it is found by a court of competent jurisdiction to be contrary to public policy.

     Setab Alpha (and, following the Merger, the Surviving Corporation) may procure and maintain a policy of insurance under which the directors and officers of Setab Alpha (or the Surviving Corporation) will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

       ITEM 21.  EXHIBITS

            2.1 Agreement and Plan of Merger dated as of May 1, 1996 with American Artists Film Corporation
            3.1    Articles of Incorporation of the Registrant
            3.2    Amended and Restated Bylaws of the Registrant
            3.3 Amendment to Articles of Incorporation of the Registrant adopted May 1, 1996
            3.4    Articles of Incorporation of American Artists
            3.5    Bylaws of American Artists
            4.1    Form of Subscription Agreement
            4.2    Escrow Agreement with Allegiant Bank
            5.1    Opinion of Clark W. Holesinger, Attorney-at-Law
           10.1    Form of Indemnification Agreement
           10.2    Consulting Agreement with Douglas J. Bates
           10.3    Consulting Agreement with Alan G. Johnson
           10.4    Promissory Note with Douglas J. Bates
           10.5    Promissory Note with Alan G. Johnson
           10.6 Common Stock Investment Agreement, dated February 24, 1992, and the Agreement dated February 24, 1992, between American Artists and Icon International, Inc., as extended by letter dated August 21, 1995
           10.7 Asset Purchase Agreement, dated August 1, 1993, between Current Corporation and First Light Entertainment Corporation
           10.8 Lease Agreement, dated August 5, 1993, between Kee Joint Venture and Current Corporation, as renewed June 15, 1995 between Kee Joint Venture and First Light Entertainment Corporation
           10.9 Share Purchase Agreement, dated August 31, 1993, and Amendment Agreement, dated November 3, 1995, between American Artists and Vivian Walker Jones, with respect to shares of First Light Entertainment Corporation
           10.10 Agreement, dated April ___, 1994, between NBC Entertainment and Greystone Communications, Inc., as supplemented by letter agreement dated April 7, 1994, regarding Angels I.
           10.11 License Agreement, dated April 13, 1994, between Calling Card Company, Inc. and American Artists, as supplemented by letter agreement dated July 28, 1994.
           10.12 Letter Agreement, dated May 13, 1994, between Calling Card Company, Inc. and American Artists.
           10.13 Joint Venture Agreement, dated May 20, 1994, between Greystone Communications, Inc. and American Artists.
           10.14 Subscription Agreement, dated June 29, 1994, between American Artists and First Light Diversity, Inc.
           10.15 Agreement, dated July 26, 1994, between NBC Entertainment and Greystone Communications, Inc., as supplemented by agreement dated July 26, 1994, regarding Angels II.
           10.16 Distribution Agreement, dated July 26, 1994, as revised October 10, 1994, between Alfred Haber Distribution, Inc. and American Artists
           10.17 Agreement, dated August 3, 1994, between American Artists and Ballantine Books
           10.18 License Agreement, dated as of August 8, 1994, between Time-Life Video and American Artists
           10.19 Promissory Note, dated September 13, 1994, made by John W. Boyd and Glen C. Warren, to be paid to the order of Deposit Guaranty National Bank
           10.20 Financial Consulting Agreement, dated May 6, 1995, between Atlantic International Capital, Ltd. and American Artists, as amended by letter agreement dated May 1, 1996
           10.21 American Artists 1995 Stock Option Plan, approved December 1, 1995
           10.22   Voting Agreement, dated april 29, 1996, among Rex Hauck,
                   Steve Brown, Dr. Glen Warren, and Vivian Jones
           10.23   License Agreement, dated as of April 30, 1996, between
                   American Artists and Turner Original Productions, Inc., regarding Angels I and Angels II
           10.24 Development Agreement, dated June 14, 1996, between American Artists and Turner Original Productions, Inc.

            10.25  Articles of Incorporation of Millennium Group, L.L.C.
            10.26  Operating Agreement of Millennium Group, L.L.C.
            10.27  Articles of Organization of Death and Taxes Film Company,
                   L.L.C.
            10.28 Form of Operating Agreement of Death and Taxes Film Company, L.L.C.
            10.29 Articles of Incorporation of First Light Entertainment Corporation
            10.30  Bylaws of First Light Entertainment Corporation
            10.31  Articles of Incorporation of Diversity Film Works, Inc.
            10.32  Bylaws of Diversity Film Works, Inc.
            23.1   Consent of BDO Seidman, LLP
            23.2   Consent of Clark W. Holesinger, Attorney-at-Law
                   (included in Exhibit 5.1)

       ITEM 22.  UNDERTAKINGS

            (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated
       documents by first class mail or other equally prompt means.   This
       includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

            (d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (e) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 145, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 17 day of July, 1996.


                                      SETAB ALPHA, INC.



                                      By: /s/ Douglas J. Bates
                                          -------------------------------------
                                          Douglas J. Bates
                                          President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

    Signature                             Title                        Date
    ---------                             -----                        ----


/s/ Douglas J. Bates        President, Chief Executive Officer    July 17, 1996
- --------------------          and Director
Douglas J. Bates            (principal executive and financial officer)



/s/ J. Eric Van Atta        Vice President and Director           July 17, 1996
- --------------------
J. Eric Van Atta

                                 EXHIBIT INDEX

 Exhibit Number                     DESCRIPTION                             PAGE
 --------------                     -----------                             ----

      2.1*       Agreement and Plan of Merger dated as of May 1, 1996 with
                 American Artists Film Corporation..............................
      3.1*       Articles of Incorporation of the Registrant....................
      3.2*       Amended and Restated Bylaws of the Registrant..................
      3.3*       Amendment to Articles of Incorporation of the Registrant
                 adopted May 1, 1996............................................
      3.4*       Articles of Incorporation of American Artists..................
      3.5*       Bylaws of American Artists.....................................
      4.1*       Form of Subscription Agreement.................................
      4.2*       Escrow Agreement with Allegiant Bank...........................
      5.1**      Opinion of Clark W. Holesinger, Attorney-at-Law................
      10.1*      Form of Indemnification Agreement..............................
      10.2*      Consulting Agreement with Douglas J. Bates.....................
      10.3*      Consulting Agreement with Alan G. Johnson......................
      10.4*      Promissory Note with Douglas J. Bates..........................
      10.5*      Promissory Note with Alan G. Johnson...........................
      10.6*      Common Stock Investment Agreement, dated February 24, 1992, and the Agreement dated February 24, 1992, between
                 American Artists and Icon International, Inc.,
                 as extended by letter dated August 21, 1995....................
      10.7*      Asset Purchase Agreement, dated August 1, 1993, between
                 Current Corporation and First Light Entertainment Corporation..
      10.8*      Lease Agreement, dated August 5, 1993, between
                 Kee Joint Venture and Current Corporation, as renewed June 15,
                 1995 between Kee Joint Venture and First Light Entertainment
                 Corporation....................................................
      10.9*      Share Purchase Agreement, dated August 31, 1993, and Amendment
                 Agreement, dated November 3, 1995, between American Artists and
                 Vivian Walker Jones, with respect to shares of First Light
                 Entertainment Corporation......................................
      10.10*     Agreement, dated April ___, 1994, between NBC Entertainment and Greystone Communications, Inc., as supplemented by letter agreement dated April 7, 1994, regarding Angels I..............
      10.11*     License Agreement, dated April 13, 1994, between Calling Card
                 Company, Inc. and American Artists, as supplemented by letter agreement dated July 28, 1994..................................
      10.12*     Letter Agreement, dated May 13, 1994, between Calling Card
                 Company, Inc. and American Artists.............................
      10.13*     Joint Venture Agreement, dated May 20, 1994, between Greystone
                 Communications, Inc. and American Artists......................
      10.14*     Subscription Agreement, dated June 29, 1994, between American
                 Artists and First Light Diversity, Inc.........................
      10.15*     Agreement, dated July 26, 1994, between NBC Entertainment and
                 Greystone Communications, Inc., as supplemented by agreement dated July 26, 1994, regarding Angels II.......................
      10.16*     Distribution Agreement, dated July 26, 1994, as revised October
                 10, 1994, between Alfred Haber Distribution, Inc. and American
                 Artists........................................................
      10.17*     Agreement, dated August 3, 1994, between American Artists and
                 Ballantine Books...............................................
      10.18*     License Agreement, dated as of August 8, 1994, between Time-
                 Life Video and American Artists................................

      10.19*     Promissory Note, dated September 13, 1994, made by John W. Boyd and Glen C. Warren, to be paid to the order of Deposit Guaranty
                 National Bank..................................................
      10.20*     Financial Consulting Agreement, dated May 6, 1995, between
                 Atlantic International Capital, Ltd. and American Artists,
                 as amended by letter agreement dated May 1, 1996...............
      10.21*     American Artists 1995 Stock Option Plan, approved December 1,
                 1995...........................................................
      10.22*     Voting Agreement, dated april 29, 1996, among Rex Hauck, Steve
                 Brown, Dr. Glen Warren, and Vivian Jones.......................
      10.23*     License Agreement, dated as of April 30, 1996, between American
                 Artists and Turner Original Productions, Inc., regarding
                 Angels I and Angels II.........................................
      10.24*     Development Agreement, dated June 14, 1996, between American
                 Artists and Turner Original Productions, Inc...................
      10.25*     Articles of Incorporation of Millennium Group, L.L.C...........
      10.26*     Operating Agreement of Millennium Group, L.L.C.................
      10.27*     Articles of Organization of Death and Taxes Film Company,
                 L.L.C..........................................................
      10.28*     Form of Operating Agreement of Death and Taxes Film Company,
                 L.L.C..........................................................
      10.29*     Articles of Incorporation of First Light Entertainment
                 Corporation....................................................
      10.30*     Bylaws of First Light Entertainment Corporation................
      10.31*     Articles of Incorporation of Diversity Film Works, Inc.........
      10.32*     Bylaws of Diversity Film Works, Inc............................
      23.1       Consent of BDO Seidman, LLP....................................
      23.2*      Consent of Clark W. Holesinger, Attorney-at-Law
                 (included in Exhibit 5.1)......................................


- ----------------------

       * Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (File No. 33-97196C)

       ** Previously filed

                                      E-2